Form 10KSB, Exhibit 13
period 1999-12-31
CHEROKEE BANKING CO
filed 2000-03-27
CIK 1077535

                                                                    EXHIBIT 13.1




                            CHEROKEE BANKING COMPANY

                       Consolidated Financial Statements

                           December 31, 1999 and 1998

                 (with Independent Accountants' Report thereon)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Cherokee Banking Company
Canton, Georgia


We have audited the accompanying consolidated balance sheets of Cherokee Banking Company and subsidiary as of December 31, 1999 and 1998, and the related statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the year ended December 31, 1999 and the period from October 9, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cherokee Banking Company and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the year ended December 31, 1999 and the period from October 9, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.

                                        PORTER KEADLE MOORE, LLP

Atlanta, Georgia
February 4, 2000

                            CHEROKEE BANKING COMPANY

                          Consolidated Balance Sheets

                          December 31, 1999 and 1998

                                     Assets
                                     ------

                                                                     1999       1998
                                                                     ----       ----
Cash and due from banks                                          $   556,942    9,596
Federal funds sold                                                 4,170,000        -
                                                                 -----------   ------

  Cash and cash equivalents                                        4,726,942    9,596

Interest bearing deposits                                            200,000        -
Investment securities available for sale                           6,848,323        -
Other investments                                                    180,000        -
Loans, net                                                         5,424,415        -
Premises and equipment, net                                        1,290,032        -
Accrued interest receivable and other assets                         146,440   10,000
                                                                 -----------   ------

                                                                 $18,816,152   19,596
                                                                 ===========   ======

                      Liabilities and Shareholders' Equity
                      ------------------------------------
Deposits:
  Demand                                                         $ 1,187,120         -
  Money market and NOW accounts                                    3,562,002         -
  Savings                                                            159,173         -
  Time                                                             5,589,400         -
  Time over $100,000                                               1,498,374         -
                                                                 -----------   -------

    Total deposits                                                11,996,069         -

Note payable                                                               -    60,000
Accrued interest payable and other liabilities                       106,942         -
                                                                 -----------   -------

    Total liabilities                                             12,103,011    60,000
                                                                 -----------   -------

Commitments

Shareholders' equity:
 Preferred stock, no par value, 2,000,000 shares authorized,
  no shares issued and outstanding                                         -         -
 Common stock, no par value; 10,000,000 shares authorized;
  738,658 and 10 issued and outstanding, respectively              7,330,505        10
 Accumulated deficit                                                (584,483)  (40,414)
 Accumulated other comprehensive income (loss)                       (32,881)        -
                                                                 -----------   -------

    Total shareholders' equity                                     6,713,141   (40,404)
                                                                 -----------   -------

                                                                 $18,816,152    19,596
                                                                 ===========   =======

See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                     Consolidated Statements of Operations

                      For the Year Ended December 31, 1999
      and the Period from October 9, 1998 (inception) to December 31, 1998

                                                                 1999          1998
                                                              -----------  -------------
Interest income:
 Interest and fees on loans                                    $  73,186              -
 Interest on investment securities                               135,764              -
 Interest on federal funds sold                                  152,320              -
 Interest on deposits with other banks                               952              -
 Interest on escrow account                                       52,819              -
                                                               ---------   ------------

       Total interest income                                     415,041              -
                                                               ---------   ------------

Interest expense:
 Interest on money market and NOW accounts                        52,787              -
 Interest on savings and time deposits                           102,612              -
                                                               ---------   ------------

       Total interest expense                                    155,399              -
                                                               ---------   ------------

       Net interest income                                       259,642      (       -)

Provision for loan losses                                         68,663              -
                                                               ---------   ------------

       Net interest income after provision for loan losses       190,979      (       -)
                                                               ---------   ------------

Other income:
 Service charges on deposit accounts                               1,664              -
 Other income                                                      7,555              -
                                                               ---------   ------------

       Total other income                                          9,219              -
                                                               ---------   ------------

Other expenses:
 Salaries and employee benefits                                  355,971              -
 Occupancy and equipment                                          97,232              -
 Other operating                                                 291,064         40,414
                                                               ---------   ------------

       Total other expenses                                      744,267         40,414
                                                               ---------   ------------

       Net loss                                                $(544,069)       (40,414)
                                                               =========   ============

 Net loss per share                                                $(.74)          (.05)
                                                               =========   ============

 Outstanding shares                                              738,658        738,658
                                                               =========   ============

See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

           Consolidated Statements of Changes in Shareholders' Equity

                      For the Year Ended December 31, 1999
      and the Period from October 9, 1998 (inception) to December 31, 1998


                                                                             Accumulated
                                           Common Stock                         Other
                                       ---------------------  Accumulated   Comprehensive
                                        Shares     Amount       Deficit     Income (Loss)    Total
                                       --------  -----------  ------------  -------------  ----------
Proceeds from the sale of
   organizational shares                    10   $       10             -              -          10

Net loss                                     -            -       (40,414)             -     (40,414)
                                       -------   ----------   -----------   ------------   ---------

Balance, December 31, 1998                  10           10       (40,414)             -     (40,404)

Proceeds from stock offering,
   net of offering costs of $56,075    738,658    7,330,505             -              -   7,330,505

Redemption of organizational
   shares                                  (10)         (10)            -              -         (10)

Change in unrealized loss on
   investment securities available
   for sale, net of tax                      -            -             -        (32,881)    (32,881)

Net loss                                     -            -      (544,069)             -    (544,069)
                                       -------   ----------   -----------   ------------   ---------

Balance, December 31, 1999             738,658   $7,330,505      (584,483)       (32,881)  6,713,141
                                       =======   ==========   ===========   ============   =========

See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                Consolidated Statements of Comprehensive Income

                      For the Year Ended December 31, 1999
      and the Period from October 9, 1998 (inception) to December 31, 1998

                                                                1999       1998
                                                             ----------  --------
Net loss                                                     $(544,069)  (40,414)
                                                             ---------   -------

Other comprehensive income:
 Unrealized holding losses on investment securities
  available for sale                                           (53,034)        -
 Less income tax benefit related to investment securities
  available for sale                                            20,153         -
                                                             ---------   -------

     Total other comprehensive income (loss), net of tax       (32,881)        -
                                                             ---------   -------

     Total comprehensive income (loss)                       $(576,950)  (40,414)
                                                             =========   =======

See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                     Consolidated Statements of Cash Flows

                      For the Year Ended December 31, 1999
      and the Period from October 9, 1998 (inception) to December 31, 1998

                                                               1999         1998
                                                           -------------  --------
Cash flows from operating activities:
  Net loss                                                 $   (544,069)  (40,414)
  Adjustments to reconcile net loss to net cash
   used by operating activities:
     Depreciation, amortization and accretion                    22,418         -
     Provision for loan losses                                   68,663         -
     Change in:
      Accrued interest receivable                               (85,653)        -
      Other assets                                              (30,634)  (10,000)
      Accrued payable interest                                   99,646         -
      Other liabilities                                           7,296         -
                                                           ------------   -------

 Net cash used by operating activities                         (462,333)  (50,414)
                                                           ------------   -------

Cash flows from investing activities:
  Proceeds from calls and maturities of investment
   securities available for sale                                 28,146         -
  Purchases of investment securities available for sale      (6,925,042)        -
  Change in interest bearing deposits                          (200,000)        -
  Purchases of other investments                               (180,000)        -
  Net change in loans                                        (5,493,078)        -
  Purchase of premises and equipment                         (1,316,911)        -
                                                           ------------   -------

 Net cash used by investing activities                      (14,086,885)        -
                                                           ------------   -------

Cash flows from financing activities:
  Net change in deposits                                     11,996,069         -
  Net change in line of credit                                  (60,000)   60,000
  Proceeds from the sale of common stock                      7,330,505         -
  Sale of (redemption of) organizational shares                     (10)       10
                                                           ------------   -------

 Net cash provided by financing activities                   19,266,564    60,010
                                                           ------------   -------

Net increase in cash and cash equivalents                     4,717,346     9,596
Cash and cash equivalents at beginning of period                  9,596         -
                                                           ------------   -------

Cash and cash equivalents at end of year                   $  4,726,942     9,596
                                                           ============   =======

Supplemental schedule of noncash investing and
 financing activities:
  Change in unrealized loss on investment
   securities available for sale, net of tax               $    (32,881)        -

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                   $     55,210         -

See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                   Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies
     Basis of Presentation
     ---------------------

     The consolidated financial statements include the accounts of Cherokee Banking Company (the "Company") and its wholly owned subsidiary, Cherokee Bank, N.A. (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company was incorporated for the purpose of becoming a bank holding company. The Bank commenced business on July 26, 1999 upon receipt of its banking charter from the Office of the Comptroller of Currency ("OCC"). The Bank is primarily regulated by the OCC and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout the city of Canton and the Cherokee County area in Georgia.

     Operations through June 30, 1999 related primarily to expenditures by the organizers for incorporating and organizing the Company. The Company was reported on as a development stage corporation for the period ended December 31, 1998.

     The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with generally accepted accounting principles (GAAP) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

     Investment Securities
     ---------------------

     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held to maturity are classified as available for sale. At December 31, 1999, there were no trading securities.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Other Investments
     -----------------
     Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

     Loans and Allowance for Loan Losses
     -----------------------------------
     Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

                            CHEROKEE BANKING COMPANY

(1)  Summary of Significant Accounting Policies, continued
     Loans and Allowance for Loan Losses, continued
     ----------------------------------------------

     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

     Premises and Equipment
     ----------------------

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Costs incurred for maintenance and repairs are expensed currently.

     Depreciation expense is computed over the following estimated useful lives:

            Leasehold improvements      10 - 25 years
            Furniture and equipment      5 - 10 years

     Income Taxes
     ------------

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Line of Credit
     --------------

     Organization, offering and pre-opening costs, as well as costs for modification of the buildings, incurred prior to opening for business were funded under a $250,000 line of credit. The line of credit, which was guaranteed by the organizers, was repaid upon consummation of the stock offering.

                            CHEROKEE BANKING COMPANY

(1)  Summary of Significant Accounting Policies, continued
     Net Loss Per Share
     ------------------

     Earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both "earnings per share" and "diluted earnings per share" is required.

     For 1999, the potential effect of outstanding options would be anti-dilutive, and therefore is not presented.

     For 1999 and 1998, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering, which are considered outstanding for all periods presented.

     Recent Accounting Pronouncements
     --------------------------------

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established accounting and reporting standards for hedging activities and for derivative instruments including derivative liabilities in the financial statements. SFAS No. 133 is effective for all fiscal quarters in fiscal years beginning after June 15, 2000, but initial application of the statement must be made as of the beginning of the quarter. At the date of initial application, an entity may transfer any held to maturity security into the available for sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. The Company believes the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or liquidity.

     Reclassifications
     -----------------
     Certain 1998 amounts have been reclassified to conform to the presentation used in 1999.

(2)  Investment Securities

     Investment securities available for sale at December 31, 1999 are as follows:

                                                    Gross        Gross     Estimated
                                      Amortized   Unrealized  Unrealized     Fair
                                         Cost       Gains       Losses       Value
                                      ----------  ----------  -----------  ---------
     U.S. Treasuries and
          U.S. Government agencies    $5,941,295           -     (38,680)  5,902,615
     Mortgage backed securities          960,062           -     (14,354)    945,708
                                      ----------  ----------     -------   ---------

                                      $6,901,357           -     (53,034)  6,848,323
                                      ==========  ==========     =======   =========

     The amortized cost and estimated fair value of investment securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                   Amortized   Estimated
                                      Cost     Fair Value
                                   ----------  ----------
     U.S. Treasuries and U.S.
     Government agencies:
     1 to 5 years                  $5,446,707   5,418,552
     5 to 10 years                    494,588     484,063
     Mortgage backed securities       960,062     945,708
                                   ----------   ---------

                                   $6,901,357   6,848,323
                                   ==========   =========

     There were no sales of securities available for sale during 1999.

                            CHEROKEE BANKING COMPANY

(3)  Loans
     Major classifications of loans at December 31, 1999 are summarized as follows:

     Commercial, financial and agricultural    $2,428,034
     Real estate - mortgage                     2,028,029
     Real estate - construction                   473,007
     Consumer                                     564,008
                                               ----------

                                                5,493,078
     Less:       Allowance for loan losses         68,663
                                               ----------

                                               $5,424,415
                                               ==========

     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of the city of Canton, Cherokee County, Georgia and adjoining counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     The Bank provided $68,663 for the year ended December 31, 1999 to the allowance for loan losses for potential problem loans.

(4)  Premises and Equipment

     Major classifications of premises and equipment as of December 31, 1999 are summarized as follows:

     Land                              $  450,000
     Leasehold improvements                18,030
     Furniture and equipment              185,006
     Construction in process              663,875
                                       ----------

                                        1,316,911
     Less: Accumulated depreciation        26,879
                                       ----------

                                       $1,290,032
                                       ==========

     Depreciation expense amounted to $26,879 in 1999.

(5)  Deposits
     All time deposits at December 31, 1999 mature in 2000.

(6)  Income Taxes

     At December 31, 1999, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $299,000 and $415,000, respectively, which will expire beginning in 2014 if not previously utilized. No income tax expense or benefit was recorded for the periods ended December 31, 1999 or 1998 due to this loss carryforward.

                            CHEROKEE BANKING COMPANY

(6)  Income Taxes, continued
     The following summarizes the components of deferred taxes at December 31, 1999 and 1998.

                                                             1999       1998
                                                          ----------  --------
     Deferred income tax assets:
      Allowance for loan losses                           $  19,218         -
      Pre-opening expenses                                   89,613    15,516
      Unrealized loss on available for sale securities       20,153         -
      Operating loss carryforwards                          117,626         -
                                                          ---------   -------

     Total gross deferred income tax assets                 246,610    15,516
     Less valuation allowance                              (226,457)  (15,516)
                                                          ---------   -------

     Net deferred tax assets                              $  20,153         -
                                                          =========   =======

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

(7)  Commitments

     The Company entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of three years commencing January 1, 1999. The agreement provides for a base salary, an incentive bonus, and an award of 30,000 stock options, which will be earned equally over five years at $10 per share. The agreement further provides for other perquisites commensurate with his employment, and subjects the President to certain non-compete restrictions.

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk. At December 31, 1999, the Bank has commitments to extend credit of $1,788,000, but no standby letters of credit.

     The Bank is in the process of constructing a building which will serve as the main office. In relation to this construction in process, the Bank has spent $663,875 on this building and has committed to spend an additional $1,070,000.

(8)  Employee and Director Benefit Plans

     As a condition of employment, the President was granted options to purchase 30,000 shares of common stock. The shares were granted at an exercise price of $10 per share, vest evenly over a five-year period, and are exercisable no later than ten years from the date of grant.

     In connection with the Company's formation and initial offering, warrants for 183,550 shares were issued to the organizers. The warrants allow each holder to purchase one additional share of common stock for each share purchased in connection with the initial offering and were issued as of the date of issuance of the common stock sold in the offering. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after ceasing to serve as a director, at the initial offering price of $10 per share.

                            CHEROKEE BANKING COMPANY

(8)  Employee and Director Benefit Plans, continued

     The Company is encouraged, but not required, to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Company has chosen not to adopt the cost recognition principles, and therefore no compensation expense has been recognized in 1999 related to the stock option plan. Had compensation cost been determined and recognized based upon the fair value of the options at the grant dates, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below for the year ended December 31, 1999:

                                    Basic loss    Diluted loss
                        Net loss    per share      per share
         As reported    $544,069       $0.74         $0.74
         Pro forma       710,927        0.96          0.96

     The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest rate of 6.92% and an expected life of 10 years.

     A summary of activity in the directors' warrants and stock option plans for the year ended December 31, 1999 is presented below:

                                           Option      Weighted Average
                                           Shares   Option Price Per Share
                                           -------  ----------------------
      Outstanding, beginning of year             -          $    -
      Granted during the year              213,550           10.00
      Exercised during the year                  -               -
                                           -------          ------

      Outstanding, end of year             213,550          $10.00
                                           =======

      Exercisable at year end               42,710          $10.00
                                           =======

     The weighted average grant-date fair value of options granted in 1999 was $4.77. For these employee and director stock options, options outstanding at December 31, 1999 are exercisable at the price of $10 as presented in the table above. Such options have a weighted average remaining contractual life of approximately 9.5 years as of December 31, 1999.

(9)  Shareholders' Equity

     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(10) Related Party Transactions

     The Bank conducts transactions with directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 1999, there were $1,293,241 of related party deposits. Following is a summary of related party loans:

          New Loans/Advances              $1,003,814
          Less: Repayments                  (106,138)
                                           ---------

          Balance at December 31, 1999    $  897,676
                                           =========

                            CHEROKEE BANKING COMPANY

(11) Miscellaneous Operating Expenses
     Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

       Supplies                  $41,054
       Telephone                  10,415
       Other outside services     87,755
       Advertising                13,235
       Public relations           18,869
       Insurance                  17,805
       Legal fees                 19,398

(12) Regulatory Matters

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The actual capital amounts (in thousands) and ratios are also presented in the table below.

                                                                         To Be Well
                                                                      Capitalized Under
                                                     For Capital      Prompt Corrective
                                      Actual      Adequacy Purposes   Action Provisions
                                  --------------  ------------------  ------------------
                                  Amount  Ratio    Amount    Ratio     Amount    Ratio
                                  ------  ------  --------  --------  --------  --------
   As of December 31, 1999:
     Total Capital
     (to Risk Weighted Assets)
     Consolidated                 $6,762   78.7%       687        8%       N/A      N/A
     Bank                         $5,424   63.1%       687        8%       859       10%
     Tier 1 Capital
     (to Risk Weighted Assets)
     Consolidated                 $6,693   77.9%       344        4%       N/A      N/A
     Bank                         $5,356   62.3%       344        4%       515        6%
     Tier 1 Capital
     (to Average Assets)
     Consolidated                 $6,693   42.1%       635        4%       N/A      N/A
     Bank                         $5,356   33.7%       635        4%       794        5%

                            CHEROKEE BANKING COMPANY

(12) Regulatory Matters, continued

     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

(13) CHEROKEE BANKING COMPANY (Parent Company Only) Financial Information

                                 Balance Sheets

                           December 31, 1999 and 1998

                                    Assets
                                    ------

                                                 1999       1998
                                                 ----       ----

  Cash and interest bearing deposits          $1,338,333    9,596
  Investment in Bank                           5,375,763        -
  Other assets                                         -   10,000
                                              ----------  -------

                                              $6,714,096   19,596
                                              ==========  =======

                     Liabilities and Shareholders' Equity
                     ------------------------------------

  Other liabilities                           $      955   60,000
  Shareholders' equity                         6,713,141  (40,404)
                                              ----------  -------

                                              $6,714,096   19,596
                                              ==========  =======

                            Statements of Operations

                      For the Year Ended December 31, 1999
      and the Period from October 8, 1998 (inception) to December 31, 1998

                                                1999        1998
                                             -----------  --------

     Interest income                          $  52,819         -

     Other operating expense                      5,532    40,414
                                              ---------   -------

     Earnings (loss) before equity in
      undistributed loss of Bank                 47,287   (40,414)

     Equity in undistributed loss of Bank      (591,356)        -
                                              ---------   -------

     Net loss                                 $(544,069)  (40,414)
                                              =========   =======

                            CHEROKEE BANKING COMPANY

(13) CHEROKEE BANKING COMPANY (Parent Company Only) Financial Information, continued

                            Statements of Cash Flows

                      For the Year Ended December 31, 1999
      and the Period from October 8, 1998 (inception) to December 31, 1998

                                                                                 1999        1998
                                                                             ------------  --------
     Cash flows from operating activities:
       Net loss                                                              $  (544,069)  (40,414)
       Adjustments to reconcile net loss to net cash
        provided (used) by operating activities:
       Equity in undistributed loss of Bank                                      591,356         -
       Change in other                                                            10,955   (10,000)
                                                                             -----------   -------

     Net cash provided (used) by operating activities                             58,242   (50,414)
                                                                             -----------   -------

     Cash flows from investing activities, consisting of
       capital infusion into Bank                                             (6,000,000)        -
                                                                             -----------   -------

     Cash flows from financing activities:
       Change in line of credit                                                  (60,000)   60,000
       Sale of (redemption of) organization shares                                   (10)       10
       Proceeds from sale of common stock                                      7,330,505         -
                                                                             -----------   -------

     Net cash provided by financing activities                                 7,270,495    60,010
                                                                             -----------   -------

     Net increase in cash                                                      1,328,737     9,596

     Cash at beginning of period                                                   9,596         -
                                                                             -----------   -------

     Cash at end of year                                                     $ 1,338,333     9,596
                                                                             ===========   =======

     Supplemental schedule of noncash financing and investing activities:
     Change in net unrealized loss on securities available for sale of Bank  $   (32,881)        -

     Supplemental disclosures of cash flow information:
     Cash paid during the year for interest                                  $     6,762         -