Form 10KSB, Exhibit 13
period 2000-12-31
CHEROKEE BANKING CO
filed 2001-04-02
CIK 1077535

                                 EXHIBIT 13.1

                      2000 Annual Report to Shareholders


                            CHEROKEE BANKING COMPANY

                               2000 ANNUAL REPORT

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----

Report of Independent Certified Public Accountants.....................................   1

Consolidated Balance Sheets as of December 31, 2000 and 1999...........................   2

Consolidated Statements of Operations for the Years Ended
  December 31, 2000 and 1999...........................................................   3

Consolidated Statements of Changes in Shareholders' Equity for the Years Ended
  December 31, 2000 and 1999...........................................................   4

Consolidated Statements of Comprehensive Income for the Years Ended
  December 31, 2000 and 1999...........................................................   5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2000 and 1999...   6

Notes to Consolidated Financial Statements.............................................   7

Management's Discussion and Analysis of Financial Condition and Results of Operations..  19

Market for Cherokee Banking Company's Common Stock; Payment of Dividends...............  27


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Cherokee Banking Company
Canton, Georgia


We have audited the accompanying consolidated balance sheets of Cherokee Banking Company and subsidiary as of December 31, 2000 and 1999, and the related statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cherokee Banking Company and subsidiary as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                         /s/ Porter Keadle Moore, LLP





Atlanta, Georgia
February 23, 2001

                            CHEROKEE BANKING COMPANY

                          Consolidated Balance Sheets

                           December 31, 2000 and 1999

                                     Assets
                                     ------

                                                              2000        1999
                                                           -----------  ----------
Cash and due from banks, including reserve requirements
 of $299,000 for 2000                                      $ 1,178,636     556,942
Federal funds sold                                           2,100,000   4,170,000
                                                           -----------  ----------

  Cash and cash equivalents                                  3,278,636   4,726,942

Interest bearing deposits                                    1,779,000     200,000
Investment securities available-for-sale                    14,559,837   6,848,323
Other investments                                              236,100     180,000
Loans, net                                                  19,519,227   5,424,415
Premises and equipment, net                                  2,467,641   1,290,032
Accrued interest receivable and other assets                   357,758     146,440
                                                           -----------  ----------

                                                           $42,198,199  18,816,152
                                                           ===========  ==========

                      Liabilities and Shareholders' Equity
                      ------------------------------------

Deposits:
  Demand                                                  $ 3,746,675    1,187,120
  Money market and NOW accounts                            15,785,979    3,562,002
  Savings                                                     640,343      159,173
  Time                                                     11,310,052    5,589,400
  Time over $100,000                                        4,035,591    1,498,374
                                                          -----------   ----------

    Total deposits                                         35,518,640   11,996,069

Accrued interest payable and other liabilities                321,741      106,942
                                                          -----------   ----------

    Total liabilities                                      35,840,381   12,103,011
                                                          -----------   ----------

Commitments

Shareholders' equity:
 Preferred stock, no par value, 2,000,000 shares
   authorized, no shares issued and outstanding                     -            -
 Common stock, no par value; 10,000,000 shares
   authorized; 738,658 issued and outstanding               7,330,505    7,330,505
 Accumulated deficit                                       (1,013,440)    (584,483)
 Accumulated other comprehensive income (loss)                 40,753      (32,881)
                                                          -----------   ----------

    Total shareholders' equity                              6,357,818    6,713,141
                                                          -----------   ----------

                                                          $42,198,199   18,816,152
                                                          ===========   ==========




See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                     Consolidated Statements of Operations

                 For the Years Ended December 31, 2000 and 1999

                                                                 2000        1999
                                                              ----------   --------
Interest income:
 Interest and fees on loans                                   $1,245,544     73,186
 Interest on investment securities                               787,259    135,764
 Interest on federal funds sold                                  335,544    152,320
 Interest on interest bearing deposits                            84,136        952
 Interest on escrow account                                            -     52,819
                                                              ----------   --------

       Total interest income                                   2,452,483    415,041
                                                              ----------   --------

Interest expense:
 Interest on money market and NOW accounts                       465,712     52,787
 Interest on savings and time deposits                           868,882    102,612
                                                              ----------   --------

       Total interest expense                                  1,334,594    155,399
                                                              ----------   --------

       Net interest income                                     1,117,889    259,642

Provision for loan losses                                        179,677     68,663
                                                              ----------   --------

       Net interest income after provision for loan losses       938,212    190,979
                                                              ----------   --------

Other income:
 Service charges on deposit accounts                              86,407      1,664
 Other income                                                    103,759      7,555
 Investment security gains                                        12,433          -
                                                              ----------   --------

       Total other income                                        202,599      9,219
                                                              ----------   --------

Other expenses:
 Salaries and employee benefits                                  819,197    355,971
 Occupancy and equipment                                         208,659     97,232
 Other operating                                                 541,912    291,064
                                                              ----------   --------

       Total other expenses                                    1,569,768    744,267
                                                              ----------   --------

       Net loss                                               $ (428,957)  (544,069)
                                                              ==========   ========

 Net loss per share                                           $     (.58)      (.74)
                                                              ==========   ========




See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

           Consolidated Statements of Changes in Shareholders' Equity

                 For the Years Ended December 31, 2000 and 1999




                                                                                  Accumulated
                                                                Accumulated    Other Comprehensive
                                           Common Stock           Deficit         Income (Loss)       Total
                                       ----------------------   -----------    -------------------   --------
                                        Shares      Amount
                                       --------  -------------

Balance, December 31, 1998                  10    $        10       (40,414)                   -     (40,404)
                                       -------   ------------   -----------           -----------   ---------

Proceeds from stock offering,
   net of offering costs of $56,075    738,658      7,330,505             -                    -   7,330,505

Redemption of organizational
   shares                                  (10)           (10)            -                    -         (10)

Change in unrealized gain/loss on
   investment securities available
   for sale, net of tax                      -              -             -              (32,881)    (32,881)

Net loss                                     -              -      (544,069)                   -    (544,069)
                                       -------   ------------   -----------           -----------   ---------

Balance, December 31, 1999             738,658      7,330,505      (584,483)              (32,881)  6,713,141

Change in unrealized gain/loss on
   investment securities available
   for sale, net of tax                      -              -             -                73,634      73,634

Net loss                                     -              -      (428,957)                    -    (428,957)
                                       -------   ------------   -----------           -----------   ---------

Balance, December 31, 2000             738,658     $7,330,505    (1,013,440)               40,753   6,357,818
                                       =======     ==========    ==========           ===========   =========




See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                Consolidated Statements of Comprehensive Income

                 For the Years Ended December 31, 2000 and 1999


                                                                2000       1999
                                                             ---------   --------
Net loss                                                     $(428,957)  (544,069)
                                                             ---------   --------

Other comprehensive income, net of tax:
 Unrealized gains (losses) on investment securities
  available for sale:
     Unrealized gains (losses) arising during the period,
      net of tax of $52,751 and $(20,153), respectively         86,067    (32,881)
     Reclassification adjustment for gain included
      in net earnings                                          (12,433)         -
                                                             ---------   --------

Other comprehensive income (loss)                               73,634    (32,881)
                                                             ---------   --------

Comprehensive income (loss)                                  $(355,323)  (576,950)
                                                             =========   =========



See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                     Consolidated Statements of Cash Flows

                 For the Years Ended December 31, 2000 and 1999

                                                               2000          1999
                                                           ------------   -----------
Cash flows from operating activities:
  Net loss                                                 $   (428,957)     (544,069)
  Adjustments to reconcile net loss to net cash
   used by operating activities:
     Depreciation, amortization and accretion                    92,439        22,418
     Provision for loan losses                                  179,677        68,663
     Gain on paydowns and calls on securities                   (12,433)            -
     Change in:
      Accrued interest receivable and other assets             (231,471)     (116,287)
      Accrued interest payable and other liabilities            189,821       106,942
                                                           ------------   -----------

 Net cash used by operating activities                         (210,924)     (462,333)
                                                           ------------   -----------

Cash flows from investing activities:
  Proceeds from calls and maturities of investment
   securities available-for-sale                                801,219        28,146
  Purchases of investment securities available-for-sale      (8,339,906)   (6,925,042)
  Change in interest bearing deposits                        (1,579,000)     (200,000)
  Purchases of other investments                                (56,100)     (180,000)
  Net change in loans                                       (14,274,489)   (5,493,078)
  Purchase of premises and equipment                         (1,311,677)   (1,316,911)
                                                           ------------   -----------

 Net cash used by investing activities                      (24,759,953)  (14,086,885)
                                                           ------------   -----------

Cash flows from financing activities:
  Net change in deposits                                     23,522,571    11,996,069
  Net change in line of credit                                        -       (60,000)
  Proceeds from the sale of common stock                              -     7,330,505
  Redemption of organizational shares                                 -           (10)
                                                           ------------   -----------

 Net cash provided by financing activities                   23,522,571    19,266,564
                                                           ------------   -----------

Net increase (decrease) in cash and cash equivalents         (1,448,306)    4,717,346
Cash and cash equivalents at beginning of period              4,726,942         9,596
                                                           ------------   -----------

Cash and cash equivalents at end of period                 $  3,278,636     4,726,942
                                                           ============   ===========

Supplemental schedule of noncash investing and
 financing activities:
  Change in unrealized gain/loss on investment
   securities available for sale, net of tax               $     73,834       (32,881)

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                   $  1,146,507        55,210




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

    The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with generally accepted accounting principles (GAAP) and with general practices in the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

    Investment Securities
    ---------------------

    The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2000 and 1999, all investment securities were classified as available-for-sale.

    Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities of which the Company currently has none would be recognized in earnings. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

    A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    Other Investments
    -----------------

    Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

    Loans and Allowance for Loan Losses
    -----------------------------------

    Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

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

     Depreciation expense is computed over the following estimated useful lives:

          Buildings and improvements  10 - 25 years
          Furniture and equipment      3 - 10 years

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

                            CHEROKEE BANKING COMPANY

(1) Summary of Significant Accounting Policies, continued
    Net Loss Per Share
    ------------------

    Basic earnings (loss) per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings
    (loss) per share. The presentation of earnings (loss) per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both "basic earnings (loss) per share" and "diluted earnings (loss) per share" is required.

    For 2000 and 1999, the potential effect of outstanding options and warrants would be anti-dilutive, and therefore is not presented. Anti-dilutive options and warrants totaled 223,400 and 213,550 at December 31, 2000 and 1999, respectively.

    For 2000, net loss per share is based on the weighted average number of shares outstanding of 758,658. For 1999, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering, which are considered outstanding for the entire period.

    Recent Accounting Pronouncements
    --------------------------------

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for hedging activities and for derivative instruments. SFAS No. 133 is effective for the Company as of January, 2001. The adoption of SFAS No. 133 did not have a material impact on its financial position, results of operations or liquidity.

(2) Investment Securities
    Investment securities available-for-sale at December 31, 2000 and 1999 are as follows:


                                                     December 31, 2000
                                      ------------------------------------------------
                                                     Gross        Gross     Estimated
                                       Amortized   Unrealized  Unrealized      Fair
                                         Cost        Gains       Losses       Value
                                      -----------  ----------  -----------  ----------
     U.S. Treasuries and
          U.S. Government agencies    $11,421,898      67,425      (3,687)  11,485,636
     Mortgage backed securities         3,072,209      21,470     (19,478)   3,074,201
                                      -----------  ----------     -------   ----------

                                      $14,494,107      88,895     (23,165)  14,559,837
                                      ===========  ==========     =======   ==========


                                                     December 31, 1999
                                      ------------------------------------------------
                                                     Gross       Gross      Estimated
                                       Amortized   Unrealized  Unrealized      Fair
                                         Cost        Gains       Losses       Value
                                      -----------  ----------  ----------   ----------
     U.S. Treasuries and
          U.S. Government agencies    $ 5,941,295           -     (38,680)   5,902,615
     Mortgage backed securities           960,062           -     (14,354)     945,708
                                      -----------  ----------     -------   ----------

                                      $ 6,901,357           -     (53,034)   6,848,323
                                      ===========  ==========     =======   ==========

                            CHEROKEE BANKING COMPANY

(2) Investment Securities, continued

    The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.


                                    Amortized   Estimated
                                      Cost      Fair Value
                                   -----------  ----------
     U.S. Treasuries and U.S.
     Government agencies:
      1 to 5 years                 $ 9,442,437   9,490,035
      5 to 10 years                  1,479,461   1,494,196
      More than 10 years               500,000     501,405
     Mortgage backed securities      3,072,209   3,074,201
                                   -----------  ----------

                                   $14,494,107  14,559,837
                                   ===========  ==========

    There were no sales of securities available for sale during 2000 or 1999. The Company recognized a gain of $12,433 on the call of securities during 2000.

(3) Loans

    Major classifications of loans at December 31, 2000 and 1999 are summarized as follows:


                                                   2000       1999
                                               -----------  ---------

     Commercial, financial and agricultural    $10,734,166  2,428,034
     Real estate - mortgage                      4,513,258  2,028,029
     Real estate - construction                  1,535,236    473,007
     Consumer                                    2,983,518    564,008
                                               -----------  ---------

                                                19,766,178  5,493,078
     Less:       Allowance for loan losses         246,951     68,663
                                               -----------  ---------

                                               $19,519,227  5,424,415
                                               ===========  =========

   The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Cherokee County, Georgia and adjoining counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

   Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2000 and 1999.

                                                  2000                    1999
                                                --------                 ------
     Balance at beginning of year               $ 68,663                      -
     Provisions charged to operations            179,677                 68,663
     Loans charged off                            (1,389)                     -
                                                --------                 ------

     Balance at end of year                     $246,951                 68,663
                                                ========                 ======

                            CHEROKEE BANKING COMPANY

(4) Premises and Equipment

    Major classifications of premises and equipment as of December 31, 2000 and 1999 are summarized as follows:

                                                     2000       1999
                                                 -----------  ---------
  Land & land improvements                       $   486,762    450,000
  Buildings                                        1,566,289          -
  Leasehold improvements                              18,030     18,030
  Furniture and equipment                            556,672    185,006
  Construction in process                              1,114    663,875
                                                 -----------  ---------

                                                   2,628,867  1,316,911
  Less: Accumulated depreciation                     161,226     26,879
                                                 -----------  ---------

                                                 $ 2,467,641  1,290,032
                                                 ===========  =========

    Depreciation expense amounted to $134,347 and $26,879 for the years ended December 31, 2000 and 1999, respectively.

(5) Deposits

    At December 31, 2000, contractual maturities of time deposits are summarized as follows:

      2001                                                $13,381,852
      2002                                                  1,011,494
      2003                                                    239,035
      2005                                                    713,262
                                                          -----------

                                                          $15,345,643
                                                          ===========

(6) Income Taxes

    At December 31, 2000 and 1999, the Company had federal net operating loss carryforwards for tax purposes of approximately $630,000 and $299,000, respectively, and state net operating loss carryforwards of $746,000 and $415,000, respectively, which will expire beginning in 2014 if not previously utilized. No income tax expense or benefit was recorded for the periods ended December 31, 2000 or 1999 due to this loss carryforward.

    The following summarizes the components of deferred taxes at December 31, 2000 and 1999.

                                                           2000       1999
                                                         ---------   --------
   Deferred income tax assets:
    Allowance for loan losses                            $  82,628     19,218
    Pre-opening expenses                                    70,061     89,613
    Unrealized loss on available-for-sale securities             -     20,153
    Operating loss carryforwards                           268,767    118,057
                                                         ---------   --------

   Total gross deferred income tax assets                  421,456    247,041
   Less valuation allowance                               (413,862)  (226,457)
                                                         ---------   --------
                                                             7,594     20,584

   Deferred income tax liabilities:
     Premises and equipment                                 (7,594)      (431)
     Unrealized gain of available-for-sale securities      (24,978)         -
                                                         ---------   --------
                                                           (32,572)      (431)
                                                         ---------   --------

   Net deferred tax asset (liability)                    $ (24,978)    20,153
                                                         =========   ========

   The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

                            CHEROKEE BANKING COMPANY

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

                                                             2000       1999
                                                       ----------  ---------
       Financial instruments whose contract amounts
         represent credit risk:
          Commitments to extend credit                 $3,954,000  1,788,000
          Standby letters of credit                        10,000          -

(8) Employee and Director Benefit Plans

    The Company sponsors an employee stock option plan for the benefit of key officers and employees. A total of 77,842 shares were reserved for possible issuance under the plan. The options generally vest over a five year period and expire after ten years.

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

    SFAS No. 123, "Accounting for Stock-Based Compensation" requires the Company to calculate the compensation expense that would be recorded if the Company were to include the fair value of options issued in employee compensation. This compensation expense is to be included in proforma disclosures of net loss and net loss per share. Had compensation cost been recognized based upon the fair value of the options at the grant dates, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below for the years ended December 31, 2000 and 1999. For presentation purposes, the Company has included all proforma expense as if the options vested immediately.

                                           Basic loss  Diluted loss
                                 Net loss  per share    per share
                                 --------  ----------  ------------

            2000    As reported  $428,957     $0.58         $0.58
                    Pro forma     463,227      0.63          0.63

            1999    As reported  $544,069     $0.74         $0.74
                    Pro forma     687,169      0.93          0.93


                            CHEROKEE BANKING COMPANY

(8) Employee and Director Benefit Plans, continued

    The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest rate of 5.00% and 6.92% for December 31, 2000 and 1999, respectively, and an expected life of 10 years.

    A summary of activity in the directors' warrants and stock option plans for the years ended December 31, 2000 and 1999 are presented below:

                                                   2000                                       1999
                                          -----------------------------------  ---------------------------------------
                                                              Weighted                                 Weighted
                                                           Average Price                            Averaged Price
                                            Shares           Per Share              Shares             Per Share
                                         ------------  ----------------------  ----------------  ---------------------
Outstanding, beginning of year                213,550          $10.00                     -             $    -
Granted during the year                         9,850          $10.50               213,550             $10.00
Exercised during the year                           -          $    -                     -             $    -
                                              -------          ------              --------             ------

Outstanding, end of year                      223,400          $10.02               213,550             $10.00
                                              =======          ======              ========             ======

Exercisable at year end                        67,183          $10.00
                                              =======          ======

     The weighted average grant-date fair value of options granted was $3.48 and $4.77 in 2000 and 1999, respectively. Warrants and options have a weighted average remaining contractual life of approximately 8.5 years as of December 31, 2000.

(9)  Shareholders' Equity

     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(10) Related Party Transactions

     The Bank conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2000, there were $2,518,780 of related party deposits. Following is a summary of related party loans:

          Balance at December 31, 1999    $  897,676
          New Loans/Advances               1,690,090
          Less: Repayments                  (322,765)
                                          ----------

          Balance at December 31, 2000    $2,265,001
                                          ==========

(11) Miscellaneous Operating Expenses

     Components of other operating expenses which are greater than 1% of interest income and other operating income for the years ended December 31, 2000 and 1999 are as follows:

                                       2000    1999
                                     -------  ------

           Supplies                  $38,440  42,353
           Telephone                  13,455  10,537
           Other outside services     34,707  87,755
           Advertising                71,007  13,235
           Public relations           32,721  18,869
           Insurance                   6,721  17,805
           Legal fees                 20,711  19,398

                            CHEROKEE BANKING COMPANY

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

      The Bank's actual capital amounts (in thousands) and ratios are also presented in the table below. At December 31, 2000 and 1999, consolidated amounts do not materially differ from Bank only capital amounts and ratios.


                                                                          To Be Well
                                                                        Capitalized Under
                                                       For Capital      Prompt Corrective
                                        Actual      Adequacy Purposes   Action Provisions
                                    --------------  ------------------  ------------------
                                    Amount  Ratio    Amount    Ratio     Amount    Ratio
                                    ------  ------  --------  --------  --------  --------
     As of December 31, 2000:
       Total Capital
       (to Risk Weighted Assets)    $5,299   20.8%    $2,038      8.0%    $2,548     10.0%
       Tier 1 Capital
       (to Risk Weighted Assets)    $5,053   19.8%    $1,019      4.0%    $1,529      6.0%
       Tier 1 Capital
       (to Average Assets)          $5,053   11.6%    $1,734      4.0%    $2,171      5.0%

     As of December 31, 1999:
       Total Capital
       (to Risk Weighted Assets)    $5,424   63.1%    $6,873      8.0%    $  859     10.0%
       Tier 1 Capital
       (to Risk Weighted Assets)    $5,356   62.3%    $  344      4.0%    $  515      6.0%
       Tier 1 Capital
       (to Average Assets)          $5,356   33.7%    $  635      4.0%    $  794      5.0%

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

                            CHEROKEE BANKING COMPANY

(13) Cherokee Banking Company (Parent Company Only) Financial Information

                                 Balance Sheets

                           December 31, 2000 and 1999

                                     Assets
                                     ------

                                             2000       1999
                                          ----------  ---------

    Cash and interest bearing deposits    $1,305,298  1,338,333
    Investment in Bank                     5,052,520  5,375,763
                                          ----------  ---------

                                          $6,357,818  6,714,096
                                          ==========  =========

                  Liabilities and Shareholders' Equity
                  ------------------------------------


    Other liabilities                     $        -        955
    Shareholders' equity                   6,357,818  6,713,141
                                          ----------  ---------

                                          $6,357,818  6,714,096
                                          ==========  =========

                        Statements of Operations

             For the Years Ended December 31, 2000 and 1999

                                               2000        1999
                                             ---------   --------

    Interest income                          $  21,549     52,819
    Other operating expense                     53,629      5,532
                                             ---------   --------

    Earnings (loss) before equity in
      undistributed loss of Bank               (32,080)    47,287

    Equity in undistributed loss of Bank      (396,877)  (591,356)
                                             ---------   --------

    Net loss                                 $(428,957)  (544,069)
                                             =========   ========

                            CHEROKEE BANKING COMPANY

(13) Cherokee Banking Company (Parent Company Only) Financial Information, continued

                            Statements of Cash Flows

                 For the Years Ended December 31, 2000 and 1999

                                                               2000         1999
                                                            ----------   ----------
     Cash flows from operating activities:
       Net loss                                             $ (428,957)    (544,069)
       Adjustments to reconcile net loss to net cash
        provided (used) by operating activities:
          Equity in undistributed loss of Bank                 396,877      591,356
          Change in other                                         (955)      10,955
                                                            ----------   ----------

     Net cash provided (used) by operating activities          (33,035)      58,242
                                                            ----------   ----------

     Cash flows from investing activities, consisting of
       capital infusion into Bank                                    -   (6,000,000)
                                                            ----------   ----------

     Cash flows from financing activities:
       Change in line of credit                                      -      (60,000)
       Redemption of organization shares                             -          (10)
       Proceeds from sale of common stock                            -    7,330,505
                                                            ----------   ----------

     Net cash provided by financing activities                       -    7,270,495
                                                            ----------   ----------

     Net change in cash                                        (33,035)   1,328,737

     Cash at beginning of period                             1,338,333        9,596
                                                            ----------   ----------

     Cash at end of period                                  $1,305,298    1,338,333
                                                            ==========   ==========

(14) Fair Value of Financial Instruments

     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiary, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

       Cash and Cash Equivalents
       -------------------------
       For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

       Interest-Bearing Deposits
       --------------------------
       For interest-bearing deposits, the carrying value is a reasonable estimate of fair value.

       Investment Securities Available-for-Sale
       ----------------------------------------
       Fair values for investment securities available-for-sale are based on quoted market prices.

       Other Investments
       -----------------
       For other investments, the carrying value is a reasonable estimate of fair value.

                            CHEROKEE BANKING COMPANY

(14) Fair Value of Financial Instruments, continued

     Loans
     -----

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposits
     --------

     The fair value of demand deposits, NOW and money market accounts, and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Short-term Borrowings
     ---------------------

     For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

     Commitments to Extend Credit and Standby Letters of Credit
     ----------------------------------------------------------

     Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

     Limitations
     -----------

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                            CHEROKEE BANKING COMPANY

(14) Fair Value of Financial Instruments, continued
     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows (amounts in 000's):

                                                              2000                         1999
                                                  ----------------------------  ----------------------------
                                                   Carrying        Estimated      Carrying      Estimated
                                                    Amount        Fair Value       Amount      Fair Value
                                                  -------------  -------------  ------------  -------------
Assets:
 Cash and cash equivalents                              $ 3,279          3,279         4,727          4,727
 Interest-bearing deposits with other banks               1,779          1,779           200            200
 Investment securities available-for-sale                14,560         14,560         6,848          6,848
 Other investments                                          236            236           180            180
 Loans, net                                              19,519         21,338         5,424          5,424

Liabilities:
 Deposits                                               $35,519         35,440        11,996         11,996

Unrecognized financial instruments:
 Commitments to extend credit                           $ 3,954          3,954         1,788          1,788
 Standby letters of credit                                   10             10             -              -

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   Cherokee Banking Company (the "Company") opened for business through its banking subsidiary, Cherokee Bank (the "Bank") on July 26, 1999, and prior to that date, activities of the entity were devoted solely to securing banking facilities, raising capital and procuring management and other personnel.

   The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determinations of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

Financial Condition - 2000 vs. 1999

   During 2000, average total assets increased $22,882,000 (211%) in comparison with 1999. Average deposits increased $22,738,000 (332%) in 2000 over 1999 and average loans increased $10,992,000 (838%). Total assets at December 31, 2000 were $42,198,000 representing a $23,382,000 (124%) increase from December 31, 1999. Deposits increased $23,523,000 (196%) from December 31, 1999. Net loans increased $14,095,000 (260%).

   All loans were performing at December 31, 2000.

   At December 31, 2000 and 1999, the Bank had no outstanding derivative financial instruments such as swaps, options, futures or forward contracts.

   The Bank was most recently examined by its primary regulatory authority as of August 8, 2000. There were no recommendations by the regulatory authority that, in management's opinion, will have material effects on the Bank's liquidity, capital resources or operations.

Results of Operations - 2000 vs. 1999

   The Bank's operational results depend to a large degree on net interest income, which is the difference between the interest income received from its investments (such as loans, investment securities, federal funds sold, etc.) and the interest expense which is paid on deposit liabilities.

   For the twelve months ended December 31, 2000, the Bank's yield on earning assets was 8.13% while the cost of funding sources was 5.18%. While the net interest spread is 2.95%, net interest margin, which considers the effect of non-interest bearing deposits, was 3.70%, a 1.03% increase as compared to the same period in the prior year. Net interest margin is higher than the prior year due to interest earning assets increasing at a higher rate than the increase in the cost of interest bearing deposits. Net interest income in the aggregate increased for the twelve months ended December 31, 2000 over the same period for 1999 primarily due to the volume of earning assets and interest bearing liabilities.

   The provision for loan losses in 2000 was $180,000 compared to $69,000 in 1999. The increase in the provision for loan losses was primarily attributable to the volume of loan growth during 2000. The provision for loan losses continues to reflect management's estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses at December 31, 2000 and 1999 totaled $247,000 and $69,000, respectively, representing 1.25% of total loans. Net charge-offs were $1,389 during 2000. An external independent loan review function is utilized by the Bank. Loans are regularly monitored by the loan review process to ensure early identification of repayment problems so that adequate allowances can be made through the provision for loan losses. Management believes that these levels of allowance are appropriate based on the Bank's loan portfolio and the current economic conditions.

   Other operating income for the twelve months ended December 31, 2000 totaled $203,000, representing a $193,000 increase from December 31, 1999. This increase was associated with an increase in service charges on deposit accounts of approximately $85,000 related to an increase in the number of accounts and a $54,061 increase in mortgage referral fees. Other operating expenses in 2000 were $1,570,000, a $826,000 increase compared with 1999 levels, primarily due to additional personnel and occupancy expense.

Results of Operations - 1999 vs. 1998

   The 1999 amounts reflect only four full months of operations, while the 1998 amounts reflect no operations of the Bank, but reflect the organizational efforts associated with the earliest stages of formation. As such, there is little to no value in drawing a comparative for these periods.

Investments

   The investment portfolio consists of debt securities which provide the Bank with a source of liquidity and a long-term, relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

Liquidity

   The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short term investments. Asset and liability maturities are monitored in an attempt to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

   The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has an arrangement with The Bankers Bank for a short term unsecured advance.

   Cash and cash equivalents increased $1,448,000 from December 31, 1999. Cash inflows from financing activities totaled $23,523,000, attributable to net deposit increases during 2000.

   During 2000, cash used by operating activities totaled $211,000, while investing activities used $24,760,000, of which security purchases, net of sales, calls, and paydowns of investment securities totaled $7,539,000. Additionally, $14,274,000 represented new loans to customers, net of repayments.

Capital Resources

   The Company continues to maintain adequate capital ratios. The following tables present the Company's regulatory capital position at December 31, 2000.

                                              Risk-Based Capital Ratios
                                              -------------------------
                                               as of December 31, 2000
                                               -----------------------

      Tier 1 Capital                                   19.8%
      Tier 1 Capital minimum requirement                4.0%
                                                       ----
      Excess                                           15.8%
                                                       ====
      Total Capital                                    20.8%
      Total Capital minimum requirement                 8.0%
                                                       ----
      Excess                                           12.8%
                                                       ====
      Tier 1 Capital to adjusted total assets
      ("Leverage Ratio")                               11.6%
      Minimum leverage requirement                      4.0%
                                                       ----

      Excess                                            7.6%
                                                       ====

Asset/Liability Management

   It is the Company's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by local individuals, partnerships and corporations. The objective of the policy is to control interest sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings.

   The asset/liability mix is monitored on a regular basis. A report reflecting the interest sensitive assets and interest sensitive liabilities is prepared and presented to the Board of Directors on a monthly basis.

   One method to measure a bank's interest rate exposure is through its repricing gap. The gap is calculated by taking all assets that reprice or mature within a given time frame and subtracting all liabilities that reprice or mature within that same time frame. The difference between these two amounts is called the "gap", the amount of either liabilities or assets that will reprice without a corresponding asset or liability repricing.

   A negative gap (more liabilities repricing than assets) generally indicates that the Company's net interest income will decrease if interest rates rise and will increase if interest rates fall. A positive gap generally indicates that the Company's net interest income will decrease if rates fall and will increase if rates rise.

   The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000 that are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

                             At December 31, 2000
                           Maturing or Repricing in
                           ------------------------
                            (dollars in thousands)

                                        Three       Four
                                      Months or   Months to   1 to 5   Over 5
                                        Less      12 Months   Years    Years    Total
                                      ---------   ---------   ------   ------   ------
Interest-earning assets:
  Federal funds sold                   $  2,100           -        -        -    2,100
  Investment securities                       -           -    9,490    5,306   14,796
  Interest bearing deposits                   -       1,679      100        -    1,779
  Loans                                   4,111       2,626    8,920    4,109   19,766
                                       --------     -------   ------   ------   ------

Total interest-bearing assets          $  6,211       4,305   18,510    9,415   38,441
                                       ========     =======   ======   ======   ======

Interest-bearing liabilities:
  Deposits:
     Savings and demand                $ 16,426           -        -        -   16,426
     Time deposits                        6,831       6,551    1,964        -   15,346
                                       --------     -------   ------   ------   ------

Total interest-bearing liabilities     $ 23,257       6,551    1,964        -   31,772
                                       ========     =======   ======   ======   ======

Interest sensitive difference
  per period                           $(17,046)     (2,246)  16,546    9,415    6,669
                                       ========     =======   ======   ======   ======
Cumulative interest sensitivity
  difference                           $(17,046)    (19,292)  (2,746)   6,669
                                       ========     =======   ======   ======
Cumulative difference to total
  assets                                 (40.40)%    (45.72)%  (6.51)%  15.80%
                                       ========     =======   ======   ======

   At December 31, 2000, the difference between the Company's liabilities and assets repricing or maturing within one year was $19,292,000. Due to an excess of liabilities repricing or maturing within one year, a rise in interest rates would most likely cause the Company's net interest income to decline.

   Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels and the ability of borrowers to service their debt.

Inflation

   Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. The Company copes with the effects of inflation through the management of its interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs, and through managing its level of net income relative to its dividend payout policy.

Table 1
Average Balances and Interest Rates

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2000, and the average rate of interest earned or paid thereon.

                                                        For the Year Ended December 31, 2000
                                                  ------------------------------------------------
                                                          (Amounts presented in thousands)

                                                      Average                          Yield/
                                                      Balance         Interest          Rate
                                                  ----------------  -------------  ---------------
Assets:
 Interest earning assets:
  Loans (including loan fees)                        $12,303           1,246           10.13%
  Interest bearing deposits                            1,181              84            7.11%
  Investment securities                               11,424             787            6.89%
  Federal funds sold                                   5,267             335            6.36%
                                                     -------           -----
 Total interest earning assets                        30,175           2,452            8.13%
 Other non-interest earnings assets                    3,535
                                                     -------

      Total assets                                   $33,710
                                                     =======

Liabilities and stockholders' equity:
 Interest-bearing liabilities:
  Deposits:
   Interest-bearing demand and
       savings                                       $12,511             479            3.83%
   Time                                               13,276             856            6.45%
                                                     -------           -----
 Total interest-bearing liabilities                   25,787           1,335            5.18%
 Other non-interest bearing liabilities                4,115
 Stockholders' equity                                  3,808
                                                     -------

      Total liabilities and
          stockholders' equity                       $33,710
                                                     =======

Excess of interest-earning assets
   over interest bearing liabilities                 $ 4,388
                                                     =======

Ratio of interest-earning assets
   to interest-bearing liabilities                    117.02%

Net interest income                                                    1,117

Net interest spread                                                                     2.95%

Net interest yield on interest earning
   assets                                                                               3.70%

Non-accrual loans and the interest income which was recorded on these loans, if any, are included in the yield calculation for loans in all periods reported.

Average interest rates, net interest spread and net interest yield on interest earning assets is not presented for 1999 as the Company was only in operations for a portion of the year.

Volume/Rate Analysis between 2000 and 1999 and between 1999 and 1998 is not presented as 1999 operations were only for five months versus 1998's efforts which were focused on the formation of the Company.

Table 2
Investment Portfolio

The following table presents the investment securities available-for-sale by category at December 31, 2000 and 1999:

                                           (Amounts are presented in thousands)
                                               2000                  1999
                                       ---------------------  ---------------------
Available for Sale                     Amortized  Estimated   Amortized  Estimated
                                         Cost     Fair Value    Cost     Fair Value
                                       ---------  ----------  ---------  ----------

United States treasury and agencies      $11,422      11,486      5,941       5,903
Mortgage-backed                            3,072       3,074        960         946
                                         -------      ------      -----       -----

                                         $14,494      14,560      6,901       6,849
                                         =======      ======      =====       =====

The following table presents the maturities of all investment securities at carrying value and the weighted average yields for each range of maturities presented. (Amounts are presented in thousands)

                            United States  Mortgage-   Weighted
Maturities at               Treasury and     Backed     Average
December 31, 2000             Agencies     Securities   Yields
--------------------------  -------------  ----------  ---------

Within one year                   $     -           -         -
After 1 through 5 years             9,490           -      7.36%
After 5 through 10 years            1,494       1,626      7.16%
After 10 years                        502       1,448      7.25%
                                  -------       -----
               Totals             $11,486       3,074
                                  =======       =====

Mortgage backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

Table 3
Loan Portfolio

The following table presents loans by type at the end of each of the last two years.

                                                 December 31,
                                     -----------------------------------
                                            2000              1999
                                     -----------------  ----------------
                                    (Amounts are presented in thousands)

Commercial                               $10,734             2,428
Real estate                                6,048             2,501
Consumer                                   2,984               564
                                         -------           -------

                                          19,766             5,493

Less:    Allowance for loan losses           247                69
                                         -------          -------

         Loans, net                      $19,519             5,424
                                         =======          ========

As of December 31, 2000, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

   Maturity            Commercial  Real Estate  Total
   --------            ----------  -----------  -----

   Within 1 year        $ 2,857        3,121    5,978
   1 to 5 years           4,729        2,083    6,812
   Over 5 years           3,148          844    3,992
                        -------        -----   ------

     Totals             $10,734        6,048   16,782
                        =======        =====   ======

As of December 31, 2000, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

                    Fixed       Variable
                   Interest     Interest
                    Rates        Rates    Total
                   --------     --------  -----

 Commercial
   1 to 5 years      $4,218       511     4,729
   Over 5 years       3,148         -     3,148

 Real estate
   1 to 5 years      $2,083         -     2,083
   Over 5 years         844         -       844


Table 3
Loan Portfolio, continued

The following summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2000 and 1999 (amounts are presented in thousands):

                                           December 31,
                                           ------------
                                            2000   1999
                                           -----  -----
Other real estate and repossessions        $   -      -
Accruing loans 90 days or more past due        -      -
Non-accrual loans                              -      -
Interest on non-accrual loans which
 would have been reported                      -      -

A loan is placed on non-accrual status when, in management's judgement, the collection of interest appears doubtful. As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90 day past due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal.

Table 4
Allowance for Loan Losses

The following table summarizes information concerning the allowance for loan losses:

                                                 December 31,
                                      ------------------------------------
                                      (Amounts are presented in thousands)
                                                2000         1999
                                               -----         ----

Balance at beginning of year                   $  69            -
Charge-offs:
 Commercial                                        -            -
 Real estate                                       -            -
 Consumer                                          1            -
                                               -----         ----

   Total chargeoffs                                1            -
                                               -----         ----
Recoveries:
 Commercial                                        -            -
 Real estate                                       -            -
 Consumer                                          -            -
                                               -----         ----
   Total recoveries                                -            -
                                               -----         ----
 Net charge-offs                                   1            -

 Additions charged to operations                 179           69
                                               -----         ----

 Balance at end of year                        $ 247           69
                                               =====         ====

Ratio of net charge-offs during the period
 to average loans outstanding during
 the period                                     .008%           -%
                                               =====         ====

The Bank utilizes an external independent loan review function. All loans $50,000 or more are reviewed annually and placed into various loan grading categories which assist in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of deterioration. Currently, the Bank has adopted a policy of maintaining a reserve equal to 1.25% of total loans. In addition, any adversely rated loans will receive allocations consistent with recommended regulatory percentages. As the loan portfolio matures, a more comprehensive methodology, which considers risk by loan types, will be employed.

Table 5
Deposits

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

                                                    December 31,
                                      ---------------------------------------
                                       (Amounts are presented in thousands)
                                              2000                 1999
                                      ------------------    -----------------

                                      Amount        Rate      Amount     Rate
                                      -------       ----      ------     ----
Demand deposits:
 Non-interest bearing                 $ 3,806          -       1,580        -
 Interest-bearing demand
   and savings                         12,511       3.83%      1,860     2.90%
 Time deposits                         13,276       6.45%      3,418     2.95%
                                      -------                  -----

    Totals                            $29,593                  6,858
                                      =======                  =====

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2000 are summarized as follows (amounts are presented in thousands):

   Within 3 months                                     $2,140
   After 3 through 6 months                               678
   After 6 through 12 months                            1,118
   After 12 months                                        100
                                                       ------

     Total                                             $4,036
                                                       ======

Table 6
Selected Ratios

The following table sets out certain ratios of the Bank for the years indicated.

                                        2000      1999
                                     -------   -------
 Net loss to:
  Average stockholders' equity       (11.27)%  (13.87)%
  Average assets                      (1.27)%   (5.02)%
 Dividends to net income                  -         -
 Average equity to average assets     11.30%    36.23%

              MARKET FOR CHEROKEE BANKING COMPANY'S COMMON STOCK;
                              PAYMENT OF DIVIDENDS

     The Company's common stock, no par value, is reported on the Nasdaq OTC Bulletin Board under the symbol "CHKJ." The following table is the high and low closing stock price information for the Company's common stock during fiscal year 2000:

                                                            Fiscal Year
                                                               2000
Applicable Period                                     High               Low
-----------------                                     ----               ---
First Quarter                                          N/A*              N/A*
Second Quarter                                        $11.00             $10.00
Third Quarter                                         $11.50             $10.00
Fourth Quarter                                        $11.50             $10.00

------------------
* Quotations for the Company's common stock prior to February 29, 2000 were not available.


The quotations above reflect interdealer prices, without retail mark-ups, mark-downs or commission and may not represent actual transactions.

     The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. As of March 20, 2001, the Nasdaq OTC Bulletin Board indicated that reported trading volume for the Company's common stock from February 29, 2000 to December 31, 2000 was 14,400 shares. Although this reported volume may not reflect total volume during the indicated period due to the possible existence of unreported private sales and purchases among investors, the reported volume would indicate a lack of activity in the secondary market for the Company's common stock. The lack of activity in the secondary market for the Company's common stock may materially impact a shareholder's ability to promptly sell Company common stock at a price acceptable to the selling shareholder. According to the Company's transfer agent, there are approximately 560 shareholders of record.

     The Company is a legal entity separate and distinct from the Bank. The principal sources of the Company's cash flow, including cash flow to pay dividends to its shareholders, are dividends that the Bank pays to its sole shareholder, the Company. Statutory and regulatory limitations apply to the Bank's payment of dividends to the Company as well as to the Company's payment of dividends to its shareholders. For example, all FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution if following the payment or distribution the institution would be undercapitalized. Moreover, federal agencies having regulatory authority over the Company or the Bank have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     It is the current policy of the Bank to retain earnings to permit future expansion if deemed desirable. As a result, the Bank has no current plan to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the board of directors of the Bank.

EXECUTIVE OFFICERS OF CHEROKEE BANKING COMPANY

Dennis W. Burnette, President and Chief Executive Officer

A. R. ("Rick") Roberts, III, Secretary


DIRECTORS OF CHEROKEE BANKING COMPANY

Dennis W. Burnette, President and Chief Executive Officer, Cherokee Banking
  Company and Cherokee Bank

Dr. William L. Early, MD, Physician; Founder, President and Managing Partner,
  Etowah Regional Medical Services, Inc.

Dr. Albert L. Evans, Jr., Science Division Chairperson, Chemistry Teacher,
  Etowah High School

J. Calvin Hill, Jr., President, Gila Distributing--GA, Inc.; President, Gila Properties, Inc.

Roger M. Johnson, Attorney; Partner, Bray & Johnson

J. David Keller, President, Full Line Distributors, Inc.

Wanda P. Roach, Real Estate Agent, Century 21--Max Stancil Realty

A. R. (Rick) Roberts, III, Secretary, Cherokee Banking Company;
Chief Financial Officer and Chief Operations Officer, Cherokee Bank; Mayor, Ball Ground

Donald F. Stevens, Retired Captain, Delta Air Lines, Inc.

Edwin I. Swords, III, Dentist, Swords, Swords and Phelps




Shareholders may obtain, without charge, a copy of Cherokee Banking Company's 2000 Annual Report filed with the Securities and Exchange Commission on Form 10-KSB. Written requests should be addressed to Dennis W. Burnette, President, Cherokee Banking Company, 1275 Riverstone Parkway, Canton, Georgia 30114.