Form 10KSB, Exhibit 13
period 2001-12-31
CHEROKEE BANKING CO
filed 2002-03-29
CIK 1077535

EXHIBIT 13.1

                       2001 ANNUAL REPORT TO SHAREHOLDERS


                            CHEROKEE BANKING COMPANY

                               2001 ANNUAL REPORT

                                    TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
Report of Independent Certified Public Accountant . . . . . . . . . . . . . . . . . .     1

Consolidated Balance Sheets as of December 31, 2001 and 2000. . . . . . . . . . . . .     2

Consolidated Statements of Operations for the Years Ended December 31, 2001 and 2000.     3

Consolidated Statements of Changes in Shareholders' Equity for the Years Ended
December 31, 2001 and 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2001
and 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and 2000.     6

Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .     7

Management's Discussion and Analysis of Financial Condition and Results of Operations    20

Market for Cherokee Banking Company's Common Stock; Payment of Dividends. . . . . . .    29

                    [Letterhead of Porter Keadle Moore, LLP]



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Cherokee Banking Company
Canton, Georgia


We have audited the accompanying consolidated balance sheets of Cherokee Banking Company and subsidiary as of December 31, 2001 and 2000, and the related statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cherokee Banking Company and subsidiary as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                              /s/  PORTER  KEADLE  MOORE,  LLP




Atlanta, Georgia
March 1, 2002

                            CHEROKEE BANKING COMPANY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                     Assets
                                     ------

                                                                    2001         2000
                                                                ------------  -----------
Cash and due from banks, including reserve requirements
  of $374,000 and $299,000                                      $ 1,611,623    1,178,636
Federal funds sold                                                        -    2,100,000
                                                                ------------  -----------

        Cash and cash equivalents                                 1,611,623    3,278,636

Interest-bearing deposits                                           997,000    1,779,000
Investment securities available-for-sale                         28,763,398   14,559,837
Other investments                                                   305,250      236,100
Loans, net                                                       30,598,815   19,519,227
Premises and equipment, net                                       2,981,469    2,467,641
Accrued interest receivable and other assets                      1,102,873      357,758
                                                                ------------  -----------

                                                                $66,360,428   42,198,199
                                                                ============  ===========

                      Liabilities and Shareholders' Equity
                      ------------------------------------
Deposits:
  Demand                                                        $ 5,620,933    3,746,675
  Money market and NOW accounts                                  27,993,680   15,785,979
  Savings                                                         1,541,472      640,343
  Time                                                           19,208,488   11,310,052
  Time over $100,000                                              4,398,173    4,035,591
                                                                ------------  -----------

      Total deposits                                             58,762,746   35,518,640

Federal funds purchased                                             222,000            -
Accrued interest payable and other liabilities                      463,806      321,741
                                                                ------------  -----------

      Total liabilities                                          59,448,552   35,840,381
                                                                ------------  -----------

Commitments

Shareholders' equity:
  Preferred stock, no par value, 2,000,000 shares authorized,
    no shares issued and outstanding                                      -            -
  Common stock, no par value; 10,000,000 shares authorized;
    738,658 issued and outstanding                                7,330,505    7,330,505
  Accumulated deficit                                              (310,814)  (1,013,440)
  Accumulated other comprehensive income (loss)                    (107,815)      40,753
                                                                ------------  -----------

      Total shareholders' equity                                  6,911,876    6,357,818
                                                                ------------  -----------

                                                                $66,360,428   42,198,199
                                                                ============  ===========

See  accompanying  notes  to  consolidated  financial  statements.

                            CHEROKEE BANKING COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                   2001              2000
                                                              ---------------  ----------------
Interest income:
  Interest and fees on loans                                  $     2,543,428        1,245,544
  Interest on investment securities                                 1,140,899          787,259
  Interest on federal funds sold                                      237,415          335,544
  Interest on interest bearing deposits                                70,242           84,136
                                                              ---------------  ----------------

        Total interest income                                       3,991,984        2,452,483
                                                              ---------------  ----------------

Interest expense:
  Interest on money market and NOW accounts                           588,287          465,712
  Interest on savings and time deposits                             1,173,127          868,882
                                                              ---------------  ----------------

        Total interest expense                                      1,761,414        1,334,594
                                                              ---------------  ----------------

        Net interest income                                         2,230,570        1,117,889

Provision for loan losses                                             216,634          179,677
                                                              ---------------  ----------------

        Net interest income after provision for loan losses         2,013,936          938,212
                                                              ---------------  ----------------

Other income:
  Service charges on deposit accounts                                 304,493           86,407
  Other income                                                        228,777          103,759
  Investment security gains                                            72,314           12,433
                                                              ---------------  ----------------

        Total other income                                            605,584          202,599
                                                              ---------------  ----------------

Other expenses:
  Salaries and employee benefits                                    1,136,136          819,197
  Occupancy and equipment                                             239,561          208,659
  Other operating                                                     765,816          541,912
                                                              ---------------  ----------------

        Total other expenses                                        2,141,513        1,569,768
                                                              ---------------  ----------------

        Earnings (loss) before income taxes                           478,007         (428,957)

Income tax benefit                                                    224,619                -
                                                              ---------------  ----------------

        Net earnings (loss)                                   $       702,626         (428,957)
                                                              ===============  ================

        Net earnings (loss) per share - basic and diluted     $           .95  $          (.58)
                                                              ===============  ================

See  accompanying  notes  to  consolidated  financial  statements.

                                   CHEROKEE BANKING COMPANY

                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                        FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                        Accumulated
                                        Common Stock                       Other
                                    -------------------  Accumulated   Comprehensive
                                    Shares     Amount      Deficit     Income  (Loss)    Total
                                    -------  ----------  ------------  --------------  ----------
Balance, December 31, 1999          738,658  $7,330,505     (584,483)        (32,881)  6,713,141

Change in unrealized gain/loss on
  investment securities available
  for sale, net of tax                    -           -            -          73,634      73,634

Net loss                                  -           -     (428,957)              -    (428,957)
                                    -------  ----------  ------------  --------------  ----------

Balance, December 31, 2000          738,658   7,330,505   (1,013,440)         40,753   6,357,818

Change in unrealized gain/loss on
  investment securities available
  for sale, net of tax                    -           -            -        (148,568)   (148,568)

Net earnings                              -           -      702,626               -     702,626
                                    -------  ----------  ------------  --------------  ----------

Balance, December 31, 2001          738,658  $7,330,505     (310,814)       (107,815)  6,911,876
                                    =======  ==========  ============  ==============  ==========

See accompanying notes to consolidated financial statements.

                               CHEROKEE BANKING COMPANY

                    CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                     FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                     2001       2000
                                                                  ----------  ---------
Net earnings (loss)                                               $ 702,626   (428,957)
                                                                  ----------  ---------

Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on investment securities available-
    for-sale, net of income taxes of $63,518 and $49,855           (103,733)    81,342

  Reclassification adjustment for gains on sale of investment securities available-for-sale, net of income taxes of
        $27,479 and $4,725                                          (44,835)    (7,708)
                                                                  ----------  ---------

      Total other comprehensive income (loss)                      (148,568)    73,634
                                                                  ----------  ---------

      Comprehensive income (loss)                                 $ 554,058   (355,323)
                                                                  ==========  =========

See accompanying notes to consolidated financial statements.

                                      CHEROKEE BANKING COMPANY

                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                         FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                         2001           2000
                                                                     -------------  ------------
Cash flows from operating activities:
  Net earnings (loss)                                                $    702,626      (428,957)
  Adjustments to reconcile net earnings (loss) to net cash
    used by operating activities:
      Depreciation, amortization and accretion                             81,910        92,439
      Provision for loan losses                                           216,634       179,677
      Deferred income tax benefit                                        (228,054)            -
      Gain on sales, paydowns, and calls on securities                    (72,314)      (12,433)
      Change in:
        Accrued interest receivable and other assets                     (130,862)     (231,471)
        Accrued interest payable and other liabilities                    233,126       189,821
                                                                     -------------  ------------

                Net cash provided (used) by operating activities          803,066      (210,924)
                                                                     -------------  ------------

Cash flows from investing activities:
  Proceeds from sales of investment securites available-for-sale        8,085,455             -
  Proceeds from calls and maturities of investment
    securities available-for-sale                                      15,133,124       801,219
  Purchases of investment securities available-for-sale               (37,519,822)   (8,339,906)
  Change in interest-bearing deposits                                     782,000    (1,579,000)
  Purchases of other investments                                          (69,150)      (56,100)
  Net change in loans                                                 (11,303,456)  (14,274,489)
  Purchase of premises and equipment                                     (665,371)   (1,311,677)
  Purchase of cash surrender value of life insurance                     (378,965)            -
                                                                     -------------  ------------

                Net cash used by investing activities                 (25,936,185)  (24,759,953)
                                                                     -------------  ------------

Cash flows from financing activities:
  Net change in deposits                                               23,244,106    23,522,571
  Net change in federal funds purchased                                   222,000             -
                                                                     -------------  ------------

                Net cash provided by financing activities              23,466,106    23,522,571
                                                                     -------------  ------------

Net change in cash and cash equivalents                                (1,667,013)   (1,448,306)
Cash and cash equivalents at beginning of period                        3,278,636     4,726,942
                                                                     -------------  ------------

Cash and cash equivalents at end of period                           $  1,611,623     3,278,636
                                                                     =============  ============

Supplemental schedule of noncash investing and
  financing activities:
    Change in unrealized gain /loss on investment
      securities available for sale, net of tax                      $   (148,568)       73,634

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                             $  1,633,967     1,146,507

See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis  of  Presentation
     -----------------------
     The consolidated financial statements include the accounts of Cherokee Banking Company (the "Company") and its wholly owned subsidiary, Cherokee Bank, N.A. (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2001 and 2000, all investment securities were classified as available-for-sale.

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

     Other  Investments
     ------------------
     Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

                            CHEROKEE BANKING COMPANY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Loans  and  Allowance  for  Loan  Losses,  continued
     ----------------------------------------------------
     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

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

     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Costs incurred for maintenance and repairs are expensed currently.

     Depreciation expense is computed over the following estimated useful lives:

             Buildings  and  improvements     10  -  25  years
             Furniture  and  equipment         3  -  10  years

     Income  Taxes
     -------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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

                            CHEROKEE BANKING COMPANY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Net  Earnings  (Loss)  Per  Share
     ---------------------------------
     Basic earnings (loss) per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings (loss) per share. The presentation of earnings (loss) per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both "basic earnings (loss) per share" and "diluted earnings (loss) per share" is required.

     For 2000, the potential effect of outstanding options and warrants would be anti-dilutive, and therefore is not presented. Anti-dilutive options and warrants totaled 223,400 at December 31, 2000. For 2001, the potential outstanding options and warrants had no effect on earnings per share.

     For 2001 and 2000, net earnings (loss) per share is based on the weighted average number of shares outstanding of 738,658.

     Recent  Accounting  Pronouncements
     ----------------------------------
     In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125" ("SFAS 140"). SFAS 140 revises the criteria for accounting for securitizations and other transfers of financial assets and collateral. In addition, SFAS 140 requires certain additional disclosures. Except for the new disclosure provisions, which were effective for the year ended December 31, 2000, SFAS 140 was effective for the transfer of financial assets occurring after March 31, 2001. The provisions of SFAS 140 did not have a material effect on the Company's financial statements.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. The new standards generally will be effective in the first quarter of 2002. The provisions of these statements did not have a material effect on the Company's financial statements.

(2)  INVESTMENT SECURITIES
     At December 31, 2001 and 2000, investment securities available for sale consisted of the following:

                                                 December 31, 2001
                                   -----------------------------------------------
                                                  Gross       Gross     Estimated
                                    Amortized   Unrealized  Unrealized     Fair
                                      Cost        Gains       Losses      Value
                                   -----------  ----------  ----------  ----------
U.S. Treasury and U.S. Government
  agency obligations               $ 8,468,790      26,624      30,065   8,465,349
Mortgage-backed securities          20,468,503     106,043     276,497  20,298,049
                                   -----------  ----------  ----------  ----------

                                   $28,937,293     132,667     306,562  28,763,398
                                   ===========  ==========  ==========  ==========

                            CHEROKEE BANKING COMPANY
                            ------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
              -----------------------------------------------------

(2)  INVESTMENT SECURITIES, CONTINUED

                                                 December 31, 2000
                                   -----------------------------------------------
                                                  Gross       Gross     Estimated
                                    Amortized   Unrealized  Unrealized     Fair
                                      Cost        Gains       Losses      Value
                                   -----------  ----------  ----------  ----------
U.S. Treasury and U.S. government
    agency obligations             $11,421,898      67,425       3,687  11,485,636
Mortgage-backed securities           3,072,209      21,470      19,478   3,074,201
                                   -----------  ----------  ----------  ----------

                                   $14,494,107      88,895      23,165  14,559,837
                                   ===========  ==========  ==========  ==========

     The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized   Estimated
                                           Cost     Fair Value
                                       -----------  ----------

U.S. Treasuries and U.S.
  government agencies:
    1 to 5 years                       $ 5,468,790   5,474,724
    5 to 10 years                        3,000,000   2,990,625
Mortgage backed securities              20,468,503  20,298,049
                                       -----------  ----------

                                       $28,937,293  28,763,398
                                       ===========  ==========

     For the year ended December 31, 2001, proceeds from sales of investment securities available-for-sale totaled approximately $8,085,000. The Company recognized gross gains of $99,346 on those sales during 2001. There were no sales of securities available-for-sale in 2000. The Company recognized a gross loss of $27,032 and a gross gain of $12,433 on the call and paydown of securities during 2001 and 2000, respectively.

     At December 31, 2001 and 2000 securities with a carrying value of approximately $6,816,000 and $4,496,000 were pledged to secure public deposits and for other purposes as required by law.

(3)  LOANS
     Major classifications of loans at December 31, 2001 and 2000 are presented below:

                                           2001         2000
                                        -----------  ----------
Commercial, financial and agricultural  $16,294,606  10,734,166
Real estate - mortgage                    6,435,719   4,513,258
Real estate - construction                4,214,108   1,535,236
Consumer                                  4,082,555   2,983,518
                                        -----------  ----------

                                         31,026,988  19,766,178

Less: Allowance for loan losses             428,173     246,951
                                        -----------  ----------

                                        $30,598,815  19,519,227
                                        ===========  ==========

     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Cherokee County, Georgia and adjoining counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

                            CHEROKEE BANKING COMPANY
                            ------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(3)  LOANS,  CONTINUED
     Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2001 and 2000:

                                    2001       2000
                                  ---------  --------
Balance at beginning of year      $246,951    68,663
Provisions charged to operations   216,634   179,677
Loan charge-offs                   (37,395)   (1,389)
Loan recoveries                      1,983         -
                                  ---------  --------

Balance at end of year            $428,173   246,951
                                  =========  ========

(4)  PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment as of December 31, 2001 and 2000 are summarized as follows:

                                   2001       2000
                                ----------  ---------
Land & land improvements        $1,086,143    486,762
Buildings                        1,585,447  1,566,289
Furniture and equipment            622,648    575,816
                                ----------  ---------

                                 3,294,238  2,628,867
Less: Accumulated depreciation     312,769    161,226
                                ----------  ---------

                                $2,981,469  2,467,641
                                ==========  =========

     Depreciation expense amounted to $151,543 and $134,347 for the years ended December 31, 2001 and 2000, respectively.

(5)  DEPOSITS
     At December 31, 2001, contractual maturities of time deposits are summarized as follows:

2002                            $18,741,514
2003                              1,419,460
2004                                553,789
2005                                964,294
2006                              1,927,604
                                -----------

                                $23,606,661
                                ===========

(6)  INCOME TAXES
     The components of income tax expense (benefit) for the year ended December 31, 2001 are as follows:

Currently payable                       $ 211,192
Deferred expense                          185,808
Benefit of operating loss carryforward   (207,757)
Change in valuation allowance            (413,862)
                                        ----------

                                        $(224,619)
                                        ==========

     The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the year ended December 31, 2001 relates primarily to the change in the valuation allowance. No income tax benefit was recognized for the year ended December 31, 2000 due to the valuation allowance relating to the net deferred tax asset.

                            CHEROKEE BANKING COMPANY

(6)  INCOME TAXES, CONTINUED

     The following summarizes the components of deferred taxes at December 31, 2001 and 2000.

                                                          2001       2000
                                                        ---------  --------
  Deferred income tax assets:
    Allowance for loan losses                           $ 144,563   82,628
    Pre-opening expenses                                   50,510   70,061
    Operating loss and state tax credit carryforwards      54,363  268,767
    Unrealized loss on available-for-sale securities       66,080        -
    Other                                                   3,436        -
                                                        ---------  --------

    Total gross deferred income tax assets                318,952  421,456
  Less valuation allowance                                      -  413,862
                                                        ---------  --------

    Gross deferred tax assets                             318,952    7,594
                                                        ---------  --------

  Deferred income tax liabilities:
    Premises and equipment                                 24,817    7,594
    Unrealized gain of available-for-sale securities            -   24,978
                                                        ---------  --------

    Gross deferred tax liabilities                         24,817   32,572
                                                        ---------  --------

  Net deferred tax asset (liability)                    $ 294,135  (24,978)
                                                        =========  ========

     At December 31, 2001 and 2000, the Company had federal net operating loss carryforwards for tax purposes of approximately $82,000 and $630,000, respectively, and state net operating loss carryforwards of $579,000 and $746,000, respectively. These net operating loss carryforwards will begin to expire in 2015 if not previously utilized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2001, based upon the projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the benefits of these deductible differences will be realized.

(7)  COMMITMENTS
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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

                                                   2001       2000
                                                ----------  ---------

  Financial instruments whose contract amounts
    represent credit risk:
      Commitments to extend credit              $5,565,000  3,954,000
      Standby letters of credit                     10,000     10,000

                            CHEROKEE BANKING COMPANY

(7)  COMMITMENTS,  CONTINUED
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Bank's trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at December 31, 2001 and 2000 varies.

(8)  EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS
     Stock  Option  Plan
     -------------------
     The Company sponsors an employee stock option plan for the benefit of key officers and employees. A total of 77,842 shares were reserved for possible issuance under the plan. The options generally vest over a five year period and expire after ten years.

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

     SFAS No. 123, "Accounting for Stock-Based Compensation" requires the Company to calculate the compensation expense that would be recorded if the Company were to include the fair value of options issued in employee compensation. This compensation expense is to be included in proforma disclosures of net earnings (loss) and net earnings (loss) per share. Had compensation cost been recognized based upon the fair value of the options at the grant dates, the Company's net earnings (loss) and net earnings
     (loss) per share would have been the pro forma amounts indicated below for the years ended December 31, 2001 and 2000. For presentation purposes, the Company has included all proforma expense as if the options vested immediately.

                                 BASIC      DILUTED
                      NET       EARNINGS    EARNINGS
                    EARNINGS     (LOSS)      (LOSS)
                     (LOSS)    PER SHARE   PER SHARE
                   ----------  ----------  ----------
2001  As reported  $ 702,626         .95         .95
      Pro forma      702,626         .95         .95

2000  As reported  $(428,957)       (.58)       (.58)
      Pro forma     (463,227)       (.63)       (.63)

                            CHEROKEE BANKING COMPANY

(8)  EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS,  CONTINUED
     The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest rate of 5.00% for December 31, 2000, and an expected life of 10 years. There were no options granted during 2001.

     A summary of activity in the directors' warrants and stock option plans for the years ended December 31, 2001 and 2000 are presented below:

                                          2001                     2000
                                ------------------------  ------------------------
                                             Weighted                 Weighted
                                          Average Price            Averaged Price
                                 Shares     Per Share     Shares      Per Share
                                --------  --------------  -------  ---------------
Outstanding, beginning of year  223,400   $        10.02  213,550  $         10.00
Granted during the year               -                -    9,850  $         10.50
Canceled during the year         (4,100)  $        10.50        -                -
                                --------  --------------  -------  ---------------

Outstanding, end of year        219,300   $        10.01  223,400  $         10.02
                                ========  ==============  =======  ===============

Exercisable at year end         135,517   $        10.00   67,183  $         10.00
                                ========  ==============  =======  ===============

     The weighted average grant-date fair value of options granted was $3.48 in 2000. Warrants and options have a weighted average remaining contractual life of approximately seven years and exercise prices ranging from $10.00 to $10.50 as of December 31, 2001.

     Life  Insurance  Policies
     -------------------------
     During 2001, the Company adopted a defined contribution post retirement benefit plan to provide retirement benefits to certain of the Company's executive officers and to provide death benefits for their designated beneficiaries. Under this plan, single-premium, split-dollar, whole-life insurance contracts totaling approximately $379,000 were purchased on certain executive officers. For the year ended December 31, 2001, the Company incurred no expenses in connection with this plan.

(9)  SHAREHOLDERS'  EQUITY
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(10) RELATED  PARTY  TRANSACTIONS
     The Bank conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2001, there were $1,725,968 of related party deposits.
     Following  is  a  summary  of  related  party  loans:

Balance at December 31, 2001              $ 2,265,001
New Loans/Advances                          4,176,698
Less: Repayments                           (3,345,344)
                                          ------------

Balance at December 31, 2000              $ 3,096,355
                                          ============

                            CHEROKEE BANKING COMPANY

(11) MISCELLANEOUS  OPERATING  EXPENSES
     Components of other operating expenses which are greater than 1% of interest income and other operating income for the years ended December 31, 2001 and 2000 are as follows:

                          2001     2000
                        --------  ------
Supplies                $ 44,485  38,440
Other outside services    61,273  34,707
Advertising               45,249  71,007
Public relations          35,914  32,721
Bookkeeping              110,951  23,839
Data processing           67,870  78,994

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                            CHEROKEE BANKING COMPANY

(12) REGULATORY  MATTERS,  CONTINUED
     The Company's and Bank's actual capital amounts (in thousands) and ratios are presented in the table below.

                                                                        To Be Well
                                                                     Capitalized Under
                                                    For Capital      Prompt Corrective
                                     Actual      Adequacy Purposes   Action Provisions
                                ---------------  ------------------  -----------------
                                Amount   Ratio    Amount    Ratio    Amount    Ratio
                                -------  ------  --------  --------  -------  --------
As of December 31, 2001:
    Total Capital
    (to Risk Weighted Assets):
      Consolidated              $ 7,448   18.3%  $  3,250      8.0%       N/A      N/A
      Bank                      $ 6,135   15.2%  $  3,229      8.0%  $  4,036    10.0%
    Tier 1 Capital
    (to Risk Weighted Assets):
      Consolidated              $ 7,020   17.3%  $  1,625      4.0%       N/A      N/A
      Bank                      $ 5,707   14.1%  $  1,615      4.0%  $  2,422     6.0%
    Tier 1 Capital
    (to Average Assets):
      Consolidated              $ 7,020   12.3%  $  2,281      4.0%       N/A      N/A
      Bank                      $ 5,707   10.2%  $  2,229      4.0%  $  2,787     5.0%

  As of December 31, 2000:
    Total Capital
    (to Risk Weighted Assets):
      Consolidated              $ 6,564   25.5%  $  2,059      8.0%       N/A      N/A
      Bank                      $ 5,299   20.8%  $  2,038      8.0%  $  2,548    10.0%
    Tier 1 Capital
    (to Risk Weighted Assets):
      Consolidated              $ 6,317   24.6%  $  1,029      4.0%       N/A      N/A
      Bank                      $ 5,053   19.8%  $  1,019      4.0%  $  1,529     6.0%
    Tier 1 Capital
    (to Average Assets):
      Consolidated              $ 6,317   14.1%  $  1,794      4.0%       N/A      N/A
      Bank                      $ 5,053   11.6%  $  1,734      4.0%  $  2,171     5.0%

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

                            CHEROKEE BANKING COMPANY

(13) CHEROKEE BANKING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                             Balance Sheets

                                        December 31, 2001 and 2000

                                                  Assets
                                                  ------

                                                                                      2001         2000
                                                                                   -----------  ----------
Cash and interest bearing deposits                                                 $1,282,362   1,305,298
Investment in Bank                                                                  5,598,878   5,052,520
Other assets                                                                           34,071           -
                                                                                   -----------  ----------

                                                                                   $6,915,311   6,357,818
                                                                                   ===========  ==========

                                    Liabilities and Shareholders' Equity
                                    ------------------------------------

Other liabilities                                                                  $    3,435           -
Shareholders' equity                                                                6,911,876   6,357,818
                                                                                   -----------  ----------

                                                                                   $6,915,311   6,357,818
                                                                                   ===========  ==========

                                           Statements of Operations

                                For the Years Ended December 31, 2001 and 2000

                                                                                      2001         2000
                                                                                   -----------  ----------

Interest income                                                                    $   45,031      21,549
Other operating expense                                                                67,960      53,629
                                                                                   -----------  ----------

Loss before equity in undistributed earnings (loss) of Bank and income taxes          (22,929)    (32,080)

Income tax benefit                                                                     30,635           -

Equity in undistributed earnings (loss) of Bank                                       694,920    (396,877)
                                                                                   -----------  ----------

Net earnings (loss)                                                                $  702,626    (428,957)
                                                                                   ===========  ==========

                                         Statements of Cash Flows

                              For the Years Ended December 31, 2001 and 2000
                                                                                      2001         2000
                                                                                   -----------  ----------

Cash flows from operating activities:
  Net earnings (loss)                                                              $  702,626    (428,957)
  Adjustments to reconcile net earnings (loss) to net cash
   provided (used) by operating activities:
     Equity in undistributed (earnings) loss of Bank                                 (694,920)    396,877
     Change in other                                                                  (30,642)       (955)
                                                                                   -----------  ----------

           Net cash used by operating activities                                      (22,936)    (33,035)
                                                                                   -----------  ----------

Net change in cash                                                                    (22,936)    (33,035)

Cash at beginning of period                                                         1,305,298   1,338,333
                                                                                   -----------  ----------

Cash at end of period                                                              $1,282,362   1,305,298
                                                                                   ===========  ==========

                            CHEROKEE BANKING COMPANY

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

          Cash  and  Cash  Equivalents
          ----------------------------
          For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

          Interest-Bearing  Deposits
          --------------------------
          For interest-bearing deposits, the carrying value is a reasonable estimate of fair value.

          Investment  Securities  Available-for-Sale
          ------------------------------------------
          Fair values for investment securities available-for-sale are based on quoted market prices.

          Other  Investments
          ------------------
          For other investments, the carrying value is a reasonable estimate of fair value.

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

          Federal  Funds  Purchased
          -------------------------
          For Federal Funds purchased, the carrying amount is a reasonable estimate of fair value.

          Commitments  to  Extend  Credit  and  Standby  Letters  of  Credit
          ------------------------------------------------------------------
          Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

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

                            CHEROKEE BANKING COMPANY

(14) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows (amounts in thousands):

                                                     2001                  2000
                                             ---------------------  --------------------
                                             Carrying   Estimated   Carrying  Estimated
                                              Amount    Fair Value   Amount   Fair Value
                                             ---------  ----------  --------  ----------
Assets:
  Cash and cash equivalents                  $   1,612       1,612     3,279       3,279
  Interest-bearing deposits with other banks       997         997     1,779       1,779
  Investment securities available-for-sale      28,763      28,763    14,560      14,560
  Other investments                                305         305       236         236
  Loans, net                                    30,599      30,811    19,519      21,338
  Cash surrender value of life insurance           379         379         -           -

Liabilities:
  Deposits                                   $  58,763      59,231    35,519      35,440
  Federal funds purchased                          222         222         -           -

Unrecognized financial instruments:
  Commitments to extend credit               $       -       5,565         -       3,954
  Standby letters of credit                          -          10         -          10

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     Cherokee Banking Company (the "Company") opened for business through its banking subsidiary, Cherokee Bank (the "Bank") on July 26, 1999, and prior to that date activities of the entity were devoted solely to securing banking facilities, raising capital and procuring management and other personnel.

     The following discussion focuses on significant changes in the financial condition and results of operations of the Company during the two years ended December 31, 2001. This discussion and the financial information contained herein are presented to assist the reader in understanding and evaluating the financial condition, results of operations, and future prospects of the Company and should be read as a supplement to and in conjunction with the Consolidated Financial Statements and Related Notes.

FINANCIAL  CONDITION  -  2001  VS.  2000

     During 2001, average total assets increased $22,024,000 (65%)in comparison with 2000. Average deposits increased $20,704,000 (70%) in 2001 over 2000 and average loans increased $14,412,000 (117%). Total assets at December 31, 2001 were $66,360,000 representing a $24,162,000 (57%) increase from December 31, 2000. Deposits increased $18,244,000 (51%) from December 31, 2000. Net loans increased $11,080,000 (57%) from December 31, 2000.

     All  loans  were  performing  at  December  31,  2001.

     At December 31, 2001 and 2000, the Bank had no outstanding derivative financial instruments such as swaps, options, futures or forward contracts.

     The Bank was most recently examined by its primary regulatory authority as of June 30, 2001. There were no recommendations by the regulatory authority that, in management's opinion, will have material effects on the Bank's liquidity, capital resources or operations.

RESULTS  OF  OPERATIONS  -  2001  VS.  2000

     The Bank's operational results depend to a large degree on net interest income, which is the difference between the interest income received from its investments (such as loans, investment securities, federal funds sold, etc.) and the interest expense, which is paid on deposit liabilities.

     For the twelve months ended December 31, 2001, the Bank's yield on earning assets was 7.81% while the cost of funding sources was 3.98%. While the net interest spread is 3.85%, net interest margin, which considers the effect of non-interest bearing deposits, was 4.36%, a 66 basis point increase as compared to the same period in the prior year. Net interest margin is higher than the prior year due to interest earning assets increasing at a higher rate than the increase in the cost of interest bearing deposits. Net interest income in the aggregate increased for the twelve months ended December 31, 2001 over the same period for 2000 primarily due to the volume of earning assets and interest bearing liabilities.

     The provision for loan losses in 2001 was $217,000 compared to $180,000 in 2000. The increase in the provision for loan losses was primarily attributable to the volume of loan growth during 2001. The provision for loan losses continues to reflect management's estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses at December 31, 2001 and 2000 totaled $428,000 and $247,000, respectively, representing 1.38% and 1.25%, respectively, of total loans. Net charge-offs were $35,412 during 2001. An external independent loan review function is utilized by the Bank. Loans are regularly monitored by the loan review process to ensure early identification of repayment problems so that adequate allowances can be made through the provision for loan losses. Management believes that these levels of allowance are appropriate based on the Bank's loan portfolio and the current economic conditions.

RESULTS  OF  OPERATIONS  -  2001  VS.  2000,  CONTINUED

     Other operating income for the twelve months ended December 31, 2001 totaled $606,000, representing a $403,000 increase from December 31, 2000. This increase was associated with an increase in service charges on deposit accounts of approximately $218,000 related to an increase in the number of accounts, a $126,000 increase in mortgage referral fees, and a $60,000 increase in investment security gains. Other operating expenses in 2001 were $2,142,000, a $572,000 increase compared with 2000 levels, primarily due to additional personnel and occupancy expense.

INVESTMENTS

     The investment portfolio consists of debt securities, which provide the Bank with a source of liquidity and a long-term, relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

LIQUIDITY

     The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

     The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has an arrangement with The Bankers Bank for a short term unsecured advance.

     Cash and cash equivalents decreased $1,667,000 from December 31, 2000. Cash inflows from financing activities totaled $23,466,000 attributable primarily to net deposit increases during 2001.

     During 2001, cash provided by operating activities totaled $803,000 while investing activities used $25,936,000, of which security purchases, net of sales, calls, and paydowns of investment securities totaled $14,301,000. Additionally, $11,303,000 represented new loans to customers, net of repayments.

CAPITAL  RESOURCES

     The Bank continues to maintain adequate capital ratios. The following tables present the Bank's regulatory capital position at December 31, 2001.

                                              Risk-Based Capital Ratios
                                              --------------------------
                                               as of December 31, 2001
                                              --------------------------
    Tier 1 Capital                                      14.1%
    Tier 1 Capital minimum requirement                   4.0%
                                                       ------
    Excess                                              10.1%
                                                       ======
    Total Capital                                       15.2%
    Total Capital minimum requirement                    8.0%
                                                       ------
    Excess                                               7.2%
                                                       ======
    Tier 1 Capital to adjusted total assets
     ("Leverage Ratio")                                 10.2%
    Minimum leverage requirement                         4.0%
                                                       ------

    Excess                                               6.2%
                                                       ======

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

     The asset/liability mix is monitored on a regular basis. A report reflecting the interest sensitive assets and interest sensitive liabilities is prepared and presented to the Board of Directors on a quarterly basis.

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

     The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001 that are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

ASSET/LIABILITY  MANAGEMENT,  CONTINUED


                                At December 31, 2001
                              Maturing or Repricing in
                              ------------------------
                               (dollars in thousands)

                                       Three       Four
                                     Months or   Months to  1 to 5   Over 5
                                       Less      12 Months   Years   Years    Total
                                    -----------  --------  --------  -------  -----
Interest-earning assets:
  Investment securities             $        -         -     7,334   21,429   28,763
  Interest bearing deposits                200         -       598      199      997
  Loans                                  7,906     6,305    13,989    2,827   31,027
                                    -----------  --------  --------  -------  ------

Total interest-bearing assets       $    8,106     6,305    21,921   24,455   60,787
                                    -----------  --------  --------  -------  ------

Interest-bearing liabilities:
  Deposits:
    Savings and demand              $   29,535         -         -        -   29,535
    Time deposits                        9,642     9,134     4,830        -   23,606
Federal Funds Purchased                    222         -         -        -      222
                                    -----------  --------  --------  -------  ------

Total interest-bearing liabilities  $   39,399     9,134     4,830        -   53,363
                                    -----------  --------  --------  -------  ------

Interest sensitive difference
  per period                        $  (31,293)   (2,829)   17,091   24,455    7,424
                                    ===========  ========  ========  =======  ======
Cumulative interest sensitivity
  difference                        $  (31,293)  (34,122)  (17,031)   7,424
                                    ===========  ========  ========  =======
Cumulative difference to total
   assets                              (47.16)%  (51.42)%  (25.66)%   11.19%
                                    ===========  ========  ========  =======

     At December 31, 2001, the difference between the Company's liabilities and assets repricing or maturing within one year was $34,122,000. Due to an excess of liabilities repricing or maturing within one year, a rise in interest rates would most likely cause the Company's net interest income to decline.

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
AVERAGE  BALANCES  AND  INTEREST  RATES

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2001 and 2000, and the average rate of interest earned or paid thereon.

                                                For the Year Ended               For the Year Ended
                                                 December 31, 2001                December 31, 2000
                                        ---------------------------------  --------------------------------
                                         (Amounts presented in thousands)  (Amounts presented in thousands)

                                          Average                 Yield/    Average                 Yield/
                                          Balance     Interest     Rate     Balance     Interest     Rate
                                        -----------  ----------  --------  ----------  ----------  --------
Assets:
  Interest earning assets:
    Loans (including loan fees)         $   26,715        2,544     9.52%     12,303        1,246    10.13%
    Interest bearing deposits                1,104           70     6.34%      1,181           84     7.11%
    Investment securities                   17,125        1,141     6.66%     11,424          787     6.89%
    Federal funds sold                       6,201          237     3.82%      5,267          335     6.36%
                                        -----------  ----------  --------  ----------  ----------
  Total interest earning assets             51,145        3,992     7.81%     30,175        2,452     8.13%
  Other non-interest earnings assets         4,589                             3,535
                                        -----------                        ----------

        Total assets                    $   55,734                            33,710
                                        ===========                        ==========

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Deposits:
      Interest-bearing demand and
        savings                         $   23,104          617     2.67%     12,511          479     3.83%
      Time                                  21,315        1,144     5.37%     13,276          856     6.45%
                                        -----------  ----------  --------  ----------  ----------
  Total interest-bearing liabilities        44,419        1,761     3.96%     25,787        1,335     5.18%
  Other non-interest bearing
    liabilities                              6,401                             4,115
  Stockholders' equity                       4,914                             3,808
                                        -----------                        ----------

        Total liabilities and
            stockholders' equity        $   55,734                            33,710
                                        ===========                        ==========

Excess of interest-earning assets
   over interest bearing liabilities    $    6,726                             4,388
                                        ===========                        ==========

Ratio of interest-earning assets
   to interest-bearing liabilities          115.14%                           117.02%

Net interest income                                       2,231                             1,117

Net interest spread                                                 3.85%                             2.95%

Net interest yield on interest
   earning assets                                                   4.36%                             3.70%

Non-accrual loans and the interest income which was recorded on these loans, if any, are included in the yield calculation for loans in all periods reported.

TABLE 2

VOLUME/RATE ANALYSIS
                                                 2001 COMPARED TO 2000
                                        INCREASE (DECREASE) DUE TO CHANGES IN
                                        ------------------------------------
                                           VOLUME       RATE     NET CHANGE
                                        ------------  ---------  -----------
Interest income on:
  Loans (including loan fees)           $     1,473       (175)       1,298
  Investment securities                         395        (41)         354
  Interest-bearing deposits                      (5)        (9)         (14)
  Federal funds sold                             29       (127)         (98)
                                        ------------  ---------  -----------
                                              1,892       (352)       1,540
                                        ------------  ---------  -----------
Interest expense on:
  Interest-bearing demand and savings         2,632     (2,494)         138
  Time                                          617       (329)         288
                                        ------------  ---------  -----------
                                              3,249     (2,823)         426
                                        ------------  ---------  -----------

                                        $    (1,357)     2,471        1,114
                                        ============  =========  ===========

TABLE 3
INVESTMENT PORTFOLIO

The following table presents the investment securities available-for-sale by category at December 31, 2001 and 2000:

                                                     (Amounts are presented in thousands)
                                                         2001                    2000
                                               -----------------------  ----------------------
                                                Amortized   Estimated    Amortized  Estimated
                                                   Cost     Fair Value     Cost     Fair Value
                                               -----------  ----------  ----------  ----------
United States treasury and agency obligations  $     8,469       8,465      11,422      11,486
Mortgage-backed                                     20,468      20,298       3,072       3,074
                                               -----------  ----------  ----------  ----------

                                               $    28,937      28,763      14,494      14,560
                                               ===========  ==========  ==========  ==========

The following table presents the maturities of all investment securities at carrying value and the weighted average yields for each range of maturities presented. (Amounts are presented in thousands)

                          United States   Mortgage-   Weighted
Maturities at              Treasury and     Backed     Average
December 31, 2001            Agencies     Securities   Yields
------------------------  --------------  ----------  ---------
Within one year           $            -           -         -
After 1 through 5 years            5,475       1,859      5.27%
After 5 through 10 years           2,994       2,972      5.42%
After 10 years                         -      15,637      5.54%
                          --------------  ----------
          Totals          $        8,469      20,468
                          ==============  ==========

Mortgage backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

TABLE  4
LOAN PORTFOLIO

The following table presents loans by type at the end of each of the last two years.

                                        December 31,
                                      ---------------
                                       2001     2000
                                      -------  ------
                          (Amounts are presented in thousands)

Commercial                            $16,295  10,734
Real estate                            10,650   6,048
Consumer                                4,082   2,984
                                      -------  ------

                                       31,027  19,766

Less:  Allowance for loan losses          428     247
                                      -------  ------

        Loans, net                    $30,599  19,519
                                      =======  ======

As of December 31, 2001, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

    Maturity       Commercial  Real Estate   Total
    -------------  ----------  ----------  -----------
    Within 1 year  $    4,230       6,420       10,650
    1 to 5 years        8,393       3,511       11,904
    Over 5 years        3,672         719        4,391
                   ----------  ----------  -----------

         Totals    $   16,295      10,650       26,945
                   ==========  ==========  ===========

As of December 31, 2001, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

                     Fixed     Variable
                   Interest    Interest
                     Rates      Rates    Total
                  -----------  --------  -----
Commercial
    1 to 5 years  $     8,260       133  8,393
    Over 5 years        3,672         -  3,672

Real estate
    1 to 5 years  $       136     3,375  3,511
    Over 5 years          719         -    719

TABLE  4
LOAN  PORTFOLIO,  CONTINUED

The following summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2001 and 2000 (amounts are presented in thousands):

                                         December 31,
                                         -----------
                                         2001   2000
                                         -----  ----
Other real estate and repossessions      $   -     -
Accruing loans 90 days or more past due      -     -
Non-accrual loans                            4     -
Interest on non-accrual loans which
  would have been reported                   -     -

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

TABLE 5
ALLOWANCE FOR LOAN LOSSES

The following table summarizes information concerning the allowance for loan losses:

                                                     December 31
                                            -----------------------------
                                         (Amounts are presented in thousands)

                                                 2001           2000
                                            --------------  -------------
Balance at beginning of year                $         247             69
Charge-offs
Commercial                                              -              -
Real estate                                             -              -
Consumer                                               37              1
                                            --------------  -------------

Total chargeoffs                                       37              1
                                            --------------  -------------

Recoveries:
Commercial                                              -              -
Real estate                                             -              -
Consumer                                                2              -
                                            --------------  -------------

Total recoveries                                        2              -
                                            --------------  -------------

Net charge-offs                                        35              1

Additions charged to operations                       216            179
                                            --------------  -------------

Balance at end of year                                428            247
                                            ==============  =============

Ratio of net charge-offs during the period
to average loans outstanding during
the period                                           .116%          .008%
                                            ==============  =============

TABLE 5
ALLOWANCE  FOR  LOAN  LOSSES,  CONTINUED
The Bank utilizes an external independent loan review function. All loans $50,000 or more are reviewed annually and placed into various loan grading categories which assist in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of deterioration. Currently, the Bank has adopted a policy of maintaining a reserve equal to 1.25% of total loans. In addition, any adversely rated loans will receive allocations consistent with recommended regulatory percentages. As the loan portfolio matures, a more comprehensive methodology, which considers risk by loan types, will be employed.

TABLE 6
DEPOSITS

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

                                     December 31
                         (Amounts are presented in thousands)
                                2001              2000
                          -----------------  --------------
                          Amount     Rate    Amount   Rate
                          -------  --------  -------  -----
Demand deposits:
 Non-interest bearing     $ 5,878        -   $ 3,806     -
 Interest-bearing demand
      and savings          23,104     2.67%   12,511  3.83%
 Time deposits             21,315     5.37%   13,276  6.45%
                          -------           --------

       Totals             $50,297           $ 29,593
                          =======           ========

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2000 are summarized as follows (amounts are presented in thousands):

    Within 3 months            $2,701
    After 3 through 6 months      425
    After 6 through 12 months     622
    After 12 months               650
                               ------

      Total                    $4,398
                               ======

TABLE 7
SELECTED RATIOS

The following table sets out certain ratios of the Company for the years indicated.

                            2001     2000
                           ------  --------
Net earnings (loss) to:
    Average stockholders'  14.30%  (11.27)%
equity
    Average assets          1.26%   (1.27)%

Dividends to net income        -         -
Average equity to average   8.82%    11.30%
 assets

               MARKET FOR CHEROKEE BANKING COMPANY'S COMMON STOCK;
                              PAYMENT OF DIVIDENDS

     The Company's common stock, no par value, is reported on the Nasdaq OTC Bulletin Board under the symbol "CHKJ." The following table is the high and low closing stock price information for the Company's common stock during 2001 and 2000:

                     2001           2000
                     ----           ----
APPLICABLE       HIGH    LOW    HIGH    LOW
--------------  ------  -----  ------  ------
PERIOD
------
First Quarter   $11.50  $9.75    N/A*    N/A*
Second Quarter  $12.00  $6.00  $11.00  $10.00
Third Quarter   $12.00  $9.00  $11.50  $10.00
Fourth Quarter  $12.00  $9.75  $11.50  $10.00

* Quotations for the Company's common stock prior to February 29, 2000 were not available.

The quotations above reflect interdealer prices, without retail mark-ups, mark-downs or commission and may not represent actual transactions. While Nasdaq records available to the public indicate that for the second quarter of 2001 the Company's stock price hit a low of $6.00 per share, the primary market maker in the Company's common stock has stated that the $6.00 quotation was made in error. The Company has not attempted to verify the accuracy of the market maker's statement. However, the Company believes that the $6.00 stock quotation was not consistent, in the aggregate, with the Company's trading history reported by Nasdaq and appears to be an anomaly.

     The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. As of January 1, 2002, the Nasdaq OTC Bulletin Board indicated that reported trading volume for the Company's common stock was 14,800 shares during 2001. Although this reported volume may not reflect total volume during the indicated period due to the possible existence of unreported private sales and purchases among investors, the reported volume would indicate a lack of activity in the secondary market for the Company's common stock. The lack of activity in the secondary market for the Company's common stock may materially impact a shareholder's ability to promptly sell Company common stock at a price acceptable to the selling
shareholder.   According  to  the  Company's  transfer  agent,  there  are approximately  552  shareholders  of  record.

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

J. CALVIN HILL, JR., President, Gila Distributing-GA, Inc.; President, Gila Properties, Inc.

ROGER M. JOHNSON, Attorney; Partner, Bray & Johnson

J. DAVID KELLER, President, Full Line Distributors, Inc.

WANDA P. ROACH, Real Estate Agent, Century 21-Max Stancil Realty

A. R. (RICK) ROBERTS, III, Secretary, Cherokee Banking Company;
Chief Financial Officer and Chief Operations Officer, Cherokee Bank; Mayor, Ball Ground

DONALD F. STEVENS, Retired Captain, Delta Air Lines, Inc.

EDWIN I. SWORDS, III, Dentist, Swords, Swords and Phelps


SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF CHEROKEE BANKING COMPANY'S 2001 ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. WRITTEN REQUESTS SHOULD BE ADDRESSED TO DENNIS W. BURNETTE, PRESIDENT, CHEROKEE BANKING COMPANY, 1275 RIVERSTONE PARKWAY, CANTON, GEORGIA 30114.