Form 10KSB, Exhibit 13
period 2002-12-31
CHEROKEE BANKING CO
filed 2003-03-28
CIK 1077535

EXHIBIT 13.1

                       2002 ANNUAL REPORT TO SHAREHOLDERS

                            Cherokee Banking Company



                               2002 ANNUAL REPORT

                         BOARD OF DIRECTORS AND OFFICERS

                               BOARD OF DIRECTORS


Dennis W. Burnette                         David Keller
William L. Early                           Wanda Roach
Albert L. Evans, Jr.                       A.R. Roberts, III
J. Calvin Hill, Jr.                        Donald F. Stevens, Chairman
Roger Johnson                              Edwin I. Swords, III

EXECUTIVE MANAGEMENT                       ADMINISTRATION

                                           Cindy Poole, Executive Assistant &
Dennis W. Burnette, CEO & President        Banking Officer

A. R. Roberts, III, CFO & Senior Vice
President

John S. Moreau, SLO & Senior Vice
President

                                           COMMERCIAL AND CONSTRUCTION
OPERATIONS                                 LENDING

Cathy Dobson, Client Services Manager &    Lori Davis, Commercial Lender and
Vice President                             Assistant Vice President

RETAIL BANKING                             Lisa Jeans, Construction Lender and
                                           Assistant Vice President
Shelia Garrison, Vice President of Retail
Banking and Deposits                       Susan Jenkins, Commercial Banking
                                           Assistant & Banking Officer
Mitzi Saxon, North Canton Office
Manager & Assistant Vice President

Debra Williams, South Canton Office        MORTGAGE LENDING
Manager & Assistant Vice President
                                           Tish Burns, Mortgage Lender &
LOAN ADMINISTRATION                        Assistant Vice President

Becky Richey, Loan Administrator &         Tina Ratcliff, Mortgage Lender &
Banking Officer                            Assistant Vice President

March  19,  2003



Dear  Shareholder:

This is the time that we all come together to review the past year. Your company has enjoyed many successes in 2002 including:

- Cherokee Banking Company (CHKJ) stock began 2002 trading at $10.75 and is currently at $15.00, a 39% increase. For 2002, the Dow was down 17% for the year, NASDAQ was down 29% and the S&P was down 22%.

- At year-end, total assets were $96,931,982 compared to $66,360,428 at the end of last year. An increase of 46%.

- Our second office opened on July 1st. We will begin construction on our permanent South Canton facility in the next 90 days.

-     Loan  growth  for  2002 exceeded $43 million. That was an increase of 42%.

- In March, our Board of Directors adopted a Statement of Beliefs. One of the Board's expressed values was to be educated and up-to-date on banking industry issues and trends. By the end of the year, seven of our outside directors had completed the Community Bankers Association's Bank Directors College.

- As a result of a client and prospective client survey, we introduced a new product, Hometown Free Checking, and broke our record for the most new accounts opened during a single month. We also began offering the convenience of Saturday banking at our South Canton Office.

The year 2002 was great for Cherokee Banking Company and we look forward to serving you as a shareholder and a client in 2003.

Sincerely,

/s/ Dennis  W.  Burnette

Dennis  W.  Burnette
President  &  CEO

                            CHEROKEE BANKING COMPANY
                                  ANNUAL REPORT
                                Table of Contents

                                                                           Page
                                                                           ----

Selected  Financial  Data . . . . . . . . . . . . . . . . . . . . . . . .     2
Management's  Discussion  and  Analysis  of  Financial  Condition  and
     Results  of  Operations. . . . . . . . . . . . . . . . . . . . . . .     3
Report  of  Independent  Certified  Public  Accountants . . . . . . . . .    13
Consolidated  Financial  Statements . . . . . . . . . . . . . . . . . . .    14
Notes  to  Consolidated  Financial  Statements. . . . . . . . . . . . . .    19
Market  for  Cherokee  Banking  Company's  Common  Stock. . . . . . . . .    32
Corporate  and  Shareholder  Information. . . . . . . . . . . . . . . . .    33

                                CHEROKEE BANKING COMPANY

                                SELECTED FINANCIAL DATA
                          (in thousands except per share data)

                                         2002         2001         2000         1999
                                     ------------  -----------  -----------  -----------
FOR THE YEAR
  Net interest income                $ 2,996,446    2,230,570    1,117,889      259,642
  Provision for loan losses              206,496      216,634      179,677       68,663
  Noninterest income                     778,256      605,584      202,599        9,219
  Noninterest expense                  2,893,709    2,141,513    1,569,768      744,267
  Income taxes (benefit)                 244,076     (224,619)           -            -
  Net earnings (loss)                $   430,421      702,626     (428,957)    (544,069)

PER COMMON SHARE
  Basic earnings (loss)              $       .58          .95         (.58)        (.74)
  Diluted earnings (loss)                    .55          .95         (.58)        (.74)
  Cash dividends declared                      -            -            -            -
  Book value                         $     10.34         9.36         8.61

AT YEAR END
  Loans, net                         $43,482,681   30,598,815   19,519,227    5,424,415
  Earnings assets                     86,743,248   60,664,463   38,194,164   16,822,738
  Assets                              96,931,982   66,360,428   42,198,199   18,816,152
  Deposits                            80,256,835   58,762,746   35,518,640   11,996,069
  Stockholders' equity               $ 7,635,795    6,911,876    6,357,818    6,713,141
  Common shares outstanding              738,658      738,658      738,658      738,658

AVERAGE BALANCES
  Loans                              $39,144,053   26,715,848   12,303,562            -
  Earnings assets                     73,967,853   51,145,828   30,175,477            -
  Assets                              80,740,156   55,734,056   33,710,058            -
  Deposits                            66,725,025   50,297,666   29,593,348            -
  Stockholders' equity               $ 7,239,154    6,597,548    6,498,822            -
  Weighted average shares
    outstanding                          738,658      738,658      738,658            -

KEY PERFORMANCE RATIOS
  Return on average assets                   .53%        1.26%      (1.27%)           -
  Return on average stockholders'
    equity                                  5.95%       10.65%      (6.60%)           -
  Net interest margin                       4.05%        4.36%        3.70%           -
  Dividend payout ratio                        -            -            -            -
  Average equity to average assets          8.97%       11.84%       19.28%           -


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                     GENERAL

Cherokee Banking Company is a bank holding company headquartered in Canton, Georgia organized to own all of the common stock of its bank subsidiary, Cherokee Bank, NA. The principal activity of the bank is to provide banking services to domestic markets, principally in Cherokee County, Georgia. The bank is primarily regulated by the Office of the Comptroller of the Currency ("OCC") and undergoes periodic examinations by this regulatory agency. Our bank holding company is regulated by the Federal Reserve Bank and also is subject to periodic examinations.

The following discussion focuses on significant changes in the financial condition and results of operations during the years ended December 31, 2002 and 2001. This discussion and the financial information contained herein are presented to assist the reader in understanding and evaluating our financial condition, results of operations, and future prospects and should be read as a supplement to and in conjunction with the Consolidated Financial Statements and Related Notes.

                           FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

     -    the  effects  of  future  economic  conditions;
     - governmental monetary and fiscal policies, as well as legislative and regulatory changes;
     - changes in interest rates and their effect on the level and composition of deposits, loan demand, and the values of loan collateral, securities and other interest-sensitive assets and liabilities;
     -    our  ability  to  control costs, expenses, and loan delinquency rates;
          and
     - the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally, and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet.

                              RESULTS OF OPERATIONS

Net income for 2002 was $430,000 compared to $703,000 in 2001. The decrease in net income in 2002 compared to 2001 was primarily due to the recognition of an income tax benefit in 2001 of $225,000, compared to the recognition of income tax expense in 2002 of $244,000. Earnings before income taxes were $674,000 in 2002 compared to $478,000 in 2001. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received on investments (such as loans, investment securities, federal funds sold, etc.) and the interest expense, which is paid on deposit liabilities. Net interest income was $2,996,000 for the year ended December 31, 2002 compared to $2,231,000 in 2001.

The provision for loan losses in 2002 was $206,000 compared to $217,000 in 2001. The provision for loan losses reflects management's estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the year ended December 31, 2002 totaled $778,000 compared to $606,000 in 2001. Other operating income includes service charges on deposit accounts, mortgage origination fee income and investment security gains. Declining interest rates during 2002 and 2001 provided us with an opportunity to derive significant income from the origination of mortgage loans. Other operating expenses in 2002 were $2,894,000 compared to $2,142,000 in 2001. The largest component of other operating expenses is salaries and benefits, which totaled $1,541,000 for the year ended December 31, 2002 compared to $1,136,000 in 2001.

NET  INTEREST  INCOME

For the years ended December 31, 2002 and 2001, net interest income totaled $2,996,000 and $2,231,000, respectively. Interest income from loans, including fees was $3,051,000 representing a yield of 7.79% in 2002 compared to a yield of 9.52% in 2001. Significant decrease in the prime lending rate in 2002 resulted in the decrease in yield on loans. Interest expense totaled $1,764,000 for the year ended December 31, 2002 compared to $1,761,000 in 2001. The net interest margin realized on earning assets and the interest rate spread were 4.05% and 3.69%, respectively, for the year ended December 31, 2002 compared to an interest rate margin of 4.36% and interest rate spread of 3.58% in 2001.

AVERAGE  BALANCES  AND  INTEREST  RATES

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2002 and 2001 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

                                            For the Year Ended          For the Year Ended
                                            December 31, 2002           December 31, 2001
                                     ------------------------------  ------------------------
                                            (Amounts presented          (Amounts presented
                                               in thousands)               in thousands)

                                      Average               Yield/   Average            Yield/
                                      Balance   Interest     Rate    Balance  Interest   Rate
                                     ---------  ---------  --------  -------  --------  -----
Assets:
  Interest earning assets:
    Loans (including loan fees)      $ 39,144      3,051      7.79%   26,715     2,544  9.52%
    Investment securities              31,968      1,639      5.13%   17,125     1,141  6.66%
    Interest bearing deposits             523         28      5.35%    1,104        70  6.34%
    Federal funds sold                  2,332         42      1.80%    6,201       237  3.82%
                                     ---------  ---------  --------  -------  --------  -----
Total interest earning assets          73,967      4,760      6.44%   51,145     3,992  7.81%
Other non-interest earnings
assets                                  6,773                          4,589
                                     ---------                       -------

       Total assets                  $ 80,740                         55,734
                                     =========                       =======

Liabilities and stockholders'
equity:
  Interest-bearing liabilities:
   Deposits:
    Interest-bearing demand
      and savings                   $ 32,166        566      1.76%  23,104        617  2.67%
    Time                              25,759        992      3.85%  21,315      1,144  5.37%
    Federal Home Loan Bank
     advances                          6,010        201      3.34%       -          -     -
    Federal funds purchased              219          5      2.28%       -          -     -
                                     ---------  ---------  --------  -------  --------  -----
Total interest-bearing
liabilities                            64,154      1,764      2.75%  44,419      1,761  3.96%
Other non-interest bearing
    liabilities                         9,347                         6,401
Stockholders' equity                    7,239                         4,914
                                     ---------                       -------

    Total liabilities and
      stockholders' equity           $ 80,740                        55,734
                                     =========                       =======

Excess of interest-earning assets
  over interest bearing liabilities  $  8,889                         6,726
                                     =========                       =======

Ratio of interest-earning assets
  to interest-bearing liabilities      113.66%                       115.14%

Net interest income                     2,996                         2,231
                                     =========                       =======

Net interest spread                      3.69%                         3.85%

Net interest margin                      4.05%                         4.36%

Non-accrual loans are included in average loan balances during the periods presented as the balances were not significant.

VOLUME/RATE  ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.

                                          2002 COMPARED TO 2001
                                           INCREASE (DECREASE)
                                            DUE TO CHANGES IN
                                                             NET
                                         VOLUME    RATE    CHANGE
                                        --------  -------  -------
Interest income on:
  Loans (including loan fees)           $ 1,675   (1,168)     507
  Investment securities                   1,399     (901)     498
  Interest-bearing deposits                 (36)      (6)     (42)
  Federal funds sold                       (116)     (79)    (195)
                                        --------  -------  -------
                                          2,922   (2,154)     768
                                        --------  -------  -------

Interest expense on:
  Interest-bearing demand and savings        61     (112)     (51)
  Time                                      126     (278)    (152)
  Federal Home Loan Bank advances           100      101      201
  Federal funds purchased                     3        2        5
                                        --------  -------  -------
                                            290     (287)       3
                                        --------  -------  -------

                                        $ 2,632   (1,867)     765
                                        ========  =======  =======

INTEREST  RATE  SENSITIVITY  AND  ASSET  LIABILITY  MANAGEMENT

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank's net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2002, the bank, as measured by Gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

We also measure the actual effects that repricing opportunities have on earnings through simulation modeling, referred to as earnings at risk. For short-term interest rate risk, the bank's model simulates the impact of balance sheet strategies on net interest income, pre-tax income, and net income. The model includes interest rate ramps to test the impact of rising and falling interest rates on projected earnings. Rates are ramped over a one-year period and include a level rate scenario as the benchmark with rising and falling 200 basis point scenarios for comparison. The bank determines the assumptions that are used in the model.

In addition to measuring the effect changes in rates will have on earnings, we also measure the effect of interest rate changes on the economic value of the bank. Economic Value of Equity is measured by calculating the present value of future cash flows for financial instruments on the balance sheet. The model utilizes rate shocks of rising and falling 200 basis points to compare against the level benchmark for best and worst case scenarios. All rates are shocked instantaneously for the 200 basis point movements. The purpose of this measurement is to determine the long-term effect interest rate changes have on the economic value of the balance sheet.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

                                          At December 31, 2002
                                        Maturing or Repricing in
                                        ------------------------
                                         (dollars in thousands)


                                            Three
                                           Months     Four Months    1 to 5   Over 5
                                           or Less   to 12 Months    Years     Years   Total
                                          ---------  -------------  --------  -------  ------
Interest-earning assets:
  Federal funds sold                      $  7,414              -         -        -    7,414
  Investment securities                          -              -     2,497   33,051   35,548
  Interest bearing deposits                      -            298         -        -      298
  Loans                                     28,301          3,299    11,217    1,306   44,123
                                          ---------  -------------  --------  -------  ------

Total interest-bearing assets               35,715          3,597    13,714   34,357   87,383
                                          ---------  -------------  --------  -------  ------

Interest-bearing liabilities:
    Deposits:
      Savings and demand                    34,173              -         -        -   34,173
      Time deposits                          5,658          8,163    12,308        -   26,129
    Federal Home Loan Bank advances              -              -     3,000    5,500    8,500
                                          ---------  -------------  --------  -------  ------

Total interest-bearing liabilities          39,831          8,163    15,308    5,500   68,802
                                          ---------  -------------  --------  -------  ------

Interest sensitive difference per period    (4,116)        (4,566)   (1,594)  28,857   18,581
Cumulative interest sensitivity
  difference                              $ (4,116)        (8,682)  (10,276)  18,581
                                          =========  =============  ========  =======
Cumulative difference to total
  assets                                    (4.25%)        (8.96%)  (10.60%)   19.17%
                                          =========  =============  ========  =======

At December 31, 2002, the difference between the bank's liabilities and assets repricing or maturing within one year was $8,682,000. Due to an excess of liabilities repricing or maturing within one year, an increase in interest rates would cause the bank's net interest income to decline.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

PROVISION  AND  ALLOWANCE  FOR  LOAN  LOSSES

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $206,000 for the year ended December 31, 2002 as compared to $217,000 for the year ended December 31, 2001. The change in the provision has been a result of management's efforts to increase the allowance to match the growth in the loan portfolio as well as net recoveries during 2002 on loans previously charged off. The loan portfolio increased by approximately $12.8 million during the year ended December 31, 2002. The allowance for loan losses was 1.45% of gross loans at December 31, 2002. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

The following table summarizes information concerning the allowance for loan losses:

                                                                December 31,
                                                -----------------------------------------
                                                     2002           2001          2000
                                                --------------  -------------  ----------
                                                   (Amounts are presented in thousands)

Balance at beginning of year                    $         428            247          69
Charge-offs:
  Commercial                                                -              -           -
  Real Estate - construction                                -              -           -
  Real Estate - mortgage                                    -              -           -
  Consumer                                                 90             37           1
                                                --------------  -------------  ----------

    Total charge-offs                                      90             37           1

Recoveries:
  Commercial                                                -              -           -
  Real Estate - construction                                -              -           -
  Real Estate - mortgage                                    -              -           -
  Consumer                                                 96              2           -
                                                --------------  -------------  ----------

    Total recoveries                                       96              2           -
                                                --------------  -------------  ----------

Net charge-offs (recoveries)                               (6)            35           1

Additions charged to operations                           206            216         179
                                                --------------  -------------  ----------

Balance at end of year                          $         640            428         247
                                                ==============  =============  ==========
Ratio of net charge-offs during the period to
  average loans outstanding during the period          (.015%)          .116%       .008%

The following table summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2002 and 2002 (amounts are presented in thousands):

                                          December 31,
                                         --------------
                                          2002    2001
                                         ------  ------
Other real estate and repossessions      $    -       -
Accruing loans 90 days or more past due       -       -
Non-accrual loans                           108       4
Interest on non-accrual loans which
  would have been reported                    -       -

NONINTEREST  INCOME  AND  EXPENSE

Noninterest income for the year ended December 31, 2002 totaled $778,000 as compared to $606,000 for the year ended December 31, 2001. This increase in noninterest income was primarily due to an increase in investment security gains and an increase in service charges on deposit accounts. Service charges on deposit accounts grew as the number of accounts increased in 2002 as compared to 2001.

Total noninterest expense for the year ended December 31, 2002 was $2,894,000 as compared to $2,142,000 for the same period in 2001. Salaries and benefits, the largest component of noninterest expense, totaled $1,541,000 for the year ended December 31, 2002, compared to $1,136,000 for the same period a year ago. Salary and benefits expense primarily increased due to the addition of employees in 2002 due to the opening of our South Canton branch in July 2002. Other operating expenses were $1,058,000 for the year ended December 31, 2002 as compared to $766,000 for the year ended December 31, 2001. This increase in noninterest expenses are due to the continued growth of the bank.

INCOME  TAXES

For the year ended December 31, 2002, we recognized income tax expense of $244,000 compared to an income tax benefit of $225,000 in 2001. The recognition of the income tax benefit in 2001 was due to the reversal of the valuation allowance that we had previously recorded related to our deferred tax assets. These deferred tax assets accumulated during our organizational and initial operating stages and were not recognized previously due to the fact that realization of these benefits was dependent upon future taxable income. Our effective tax rate in 2002 was approximately 36% in 2002.

                               FINANCIAL CONDITION

Total assets increased $30,572,000, or 46% from December 31, 2002 to December 31, 2001. The primary source of growth in assets was net loans, which increased $12,884,000 or 42%, during the year ended December 31, 2002. Investment securities available-for-sale increased $6,110,000 from December 31, 2001 to $34,873,000 at December 31, 2002. Total deposits increased $21,494,000, or 37% during 2002.

INTEREST-EARNING  ASSETS

LOANS

Gross loans totaled $44,123,000 at December 31, 2002, an increase of $13,096,000 or 42% since December 31, 2001. The largest increase in loans was in commercial loans, which increased $7,568,000 or 46% to $23,863,000 at December 31, 2002. Real estate-construction loans increased $5,058,000 during 2002. Balances within the major loans receivable categories as of December 31, 2002 and December 31, 2001 are as follows:

                                           2002                 2001
                                        -----------         ----------
Commercial, financial and agricultural  $23,862,595    54%  16,294,606   53%
Real estate - mortgage                    7,453,721    17%   6,435,719   21%
Real estate - construction                9,272,306    21%   4,214,108   13%
Consumer                                  3,534,217     8%   4,082,555   13%
                                        -----------  -----  ----------  ----

                                        $44,122,839   100%  31,026,988  100%
                                        ===========  =====  ==========  ====

As of December 31, 2002, maturities of loans in the indicated classifications were as follows:

                            Real Estate
               Commercial   Construction    Total
               -----------  ------------  ----------
Maturity
--------
Within 1 year  $ 9,879,468     9,179,811  19,059,279
1 to 5 years    11,768,560        92,495  11,861,055
Over 5 years     2,214,567             -   2,214,567
               -----------  ------------  ----------

  Totals       $23,862,595     9,272,306  33,134,901
               ===========  ============  ==========

As of December 31, 2002, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

                            Fixed Interest   Variable Interest
                                 Rates             Rates          Total
                            ---------------  -----------------  ----------
Commercial
  1 to 5 years              $     6,119,651          5,648,909  11,768,560
  Over 5 years                    1,151,575          1,062,992   2,214,567

Real estate - construction
  1 to 5 years                            -             92,495      92,495
                            ---------------  -----------------  ----------

                            $     7,271,226          6,804,396  14,075,622
                            ===============  =================  ==========


INVESTMENT  SECURITIES

Investment securities available-for-sale increased to $34,873,000 at December 31, 2002 from $28,763,000 at December 31, 2001. This increase was the result of an increase in deposits being invested in securities. All of the bank's marketable investment securities were designated as available-for-sale at December 31, 2002.

The following table presents the investments by category at December 31, 2002 and 2001:

                                               2002                         2001
                                   ---------------------------  --------------------------
                                                    Estimated                   Estimated
                                   Amortized Cost   Fair Value  Amortized Cost  Fair Value
                                   ---------------  ----------  --------------  ----------
United States government agencies  $     1,049,287   1,055,625       8,468,790   8,465,349
Mortgage-backed                         33,524,441  33,817,592      20,468,503  20,298,049
                                   ---------------  ----------  --------------  ----------

                                   $    34,573,728  34,873,217      28,937,293  28,763,398
                                   ===============  ==========  ==============  ==========

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented. (Amounts are presented in thousands).

                                     US       Weighted    Mortgage   Weighted
                                 Government    Average     Backed     Average
                                  Agencies     Yields    Securities   Yields
                                 -----------  ---------  ----------  ---------
Maturities at December 31, 2002
-------------------------------

Within 1 year                    $         -         -            -         -
After 1 through 5 years                    -         -        2,466      3.75%
After 5 through 10 years               1,049      3.42%      12,697      4.10%
After 10 years                             -         -       18,361      4.99%
                                 -----------             ----------

Totals                           $     1,049                 33,524
                                 ===========             ==========


DEPOSITS

At  December  31,  2002  total  deposits  increased  by $21,494,000, or 37% from
December  31,  2001.   Noninterest-bearing demand deposits increased $14,334,000
or  255%  and  interest-bearing  deposits  increased  $7,160,000  or  13%.

Balances within the major deposit categories as of December 31, 2002 and December 31, 2001 as follows:

                                        2002         2001
                                     -----------  ----------
Noninterest-bearing demand deposits  $19,954,811   5,620,933
Interest-bearing demand deposits      32,028,352  27,993,680
Savings deposits                       2,144,761   1,541,472
Time                                  20,099,856  19,208,488
Time over $100,000                     6,029,055   4,398,173
                                     -----------  ----------

                                     $80,256,835  58,762,746
                                     ===========  ==========

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

                                              December 31,
                                     -----------------------------
                                           2002          2001
                                     --------------  -------------
                                       (Amounts are presented
                                           in thousands)

                                     Amount   Rate   Amount  Rate
                                     -------  -----  ------  -----
Noninterest-bearing demand           $ 8,800     -    5,878     -
Interest-bearing demand and savings   32,166  1.76%  23,104  2.67%
Time deposits                         25,759  3.85%  21,315  5.37%
                                     -------         ------

Totals                               $66,725         50,297
                                     =======         ======

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2002, are summarized as follows (Amounts are presented in thousands):

Within 3 months            $  932
After 3 through 6 months      770
After 6 through 12 months     431
After 12 months             3,896
                           ------

    Total                  $6,029
                           ======

CAPITAL  RESOURCES

Total shareholders' equity increased from $6,912,000 at December 31, 2001 to $7,614,000 at December 31, 2002. This increase was attributable to net earnings for the period and an increase of $293,000 in the fair value of securities available-for-sale, net of tax.

Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the bank's risk-based capital ratios at December 31, 2002:

  Tier 1 capital (to risk-weighted assets)                      11.8%
  Total capital (to risk-weighted assets)                       12.9%
  Tier 1 capital (to total average assets)                       8.5%


LIQUIDITY

The bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2002:

    Commitments to extend credit                  $     7,538,000
    Standby letters of credit                     $       176,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Cherokee County and surrounding areas.

The bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the bank has arrangements with commercial banks for short term unsecured advances up to $5,000,000.

Cash and cash equivalents as of December 31, 2002 increased $9,972,000 from December 31, 2001. Cash provided by operating activities totaled $566,000 in 2002, while inflows from financing activities totaled $29,772,000, which were attributable to net deposit increases and proceeds from Federal Home Loan Bank Advances.

During 2002, investing activities used $20,366,000. Investing activities included net loans made to customers of approximately $13,090,000, purchases of investment securities available-for-sale of $31,530,000 and purchases of premises and equipment of $1,179,000, partially offset by maturities and sales of investment securities available-for-sale of approximately $26,046,000.

INFLATION

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

SELECTED  RATIOS

The following table sets out certain ratios of the Company for the years indicated.

                                    2002    2001
                                    -----  ------
  Net income to:
    Average stockholders' equity    5.95%  10.65%
    Average assets                   .53%   1.26%
  Dividends to net income              -       -
  Average equity to average assets  8.97%  11.84%

RECENT  ACCOUNTING  PRONOUNCEMENTS

Accounting  standards  that  have  been  issued  or  proposed  by  the Financial
Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

                               [GRAPHIC  OMITED]

                            Porter Keadle Moore, LLP



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To  the  Board  of  Directors
Cherokee  Banking  Company
Canton,  Georgia


We have audited the accompanying consolidated balance sheets of Cherokee Banking Company and subsidiary as of December 31, 2002 and 2001, and the related statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cherokee Banking Company and subsidiary as of December 31, 2002 and 2001 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                        /s/  PORTER  KEADLE  MOORE,  LLP


Atlanta,  Georgia
February  12,  2003


                          Certified Public Accountants
--------------------------------------------------------------------------------
Suite 1800  235 Peachtree Street NE   Atlanta, Georgia 30303  Phone 404-588-4200
                         Fax 404-588-4222   www.pkm.com

                                CHEROKEE BANKING COMPANY

                               CONSOLIDATED BALANCE SHEETS

                               DECEMBER 31, 2002 AND 2001



                                                                   2002         2001
                                                                -----------  -----------
                           Assets
                           ------
Cash and due from banks, including reserve requirements
  of $934,000 and $374,000                                      $ 4,169,641   1,611,623
Federal funds sold                                                7,414,000           -
                                                                -----------  -----------

      Cash and cash equivalents                                  11,583,641   1,611,623

Interest-bearing deposits                                           298,000     997,000
Investment securities available-for-sale                         34,873,217  28,763,398
Other investments                                                   675,350     305,250
Loans, net                                                       43,482,681  30,598,815
Premises and equipment, net                                       3,741,026   2,981,469
Accrued interest receivable and other assets                      2,278,067   1,102,873
                                                                -----------  -----------

                                                                $96,931,982  66,360,428
                                                                ===========  ===========

             Liabilities and Shareholders' Equity
             ------------------------------------
Deposits:
  Demand                                                        $19,954,811   5,620,933
  Money market and NOW accounts                                  32,028,352  27,993,680
  Savings                                                         2,144,761   1,541,472
  Time                                                           20,099,856  19,208,488
  Time over $100,000                                              6,029,055   4,398,173
                                                                -----------  -----------

      Total deposits                                             80,256,835  58,762,746

Advances from Federal Home Loan Bank                              8,500,000           -
Federal funds purchased                                                   -     222,000
Accrued interest payable and other liabilities                      539,352     463,806
                                                                -----------  -----------

      Total liabilities                                          89,296,187  59,448,552
                                                                -----------  -----------

Commitments

Shareholders' equity:
  Preferred stock, no par value, 2,000,000 shares authorized,
    no shares issued and outstanding                                      -           -
  Common stock, no par value; 10,000,000 shares authorized;
    738,658 issued and outstanding                                7,330,505   7,330,505
  Retained earnings (accumulated deficit)                           119,607    (310,814)
  Accumulated other comprehensive income (loss)                     185,683    (107,815)
                                                                -----------  -----------

      Total shareholders' equity                                  7,635,795   6,911,876
                                                                -----------  -----------

                                                                $96,931,982  66,360,428
                                                                ===========  ===========

See  accompanying  notes  to  consolidated  financial  statements.

                                CHEROKEE BANKING COMPANY

                           CONSOLIDATED STATEMENTS OF EARNINGS

                     FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                                   2002          2001
                                                             ----------------  ---------
Interest income:
  Interest and fees on loans                                 $     3,050,818   2,543,428
  Interest on investment securities                                1,638,800   1,140,899
  Interest on federal funds sold                                      41,769     237,415
  Interest on interest bearing deposits                               28,744      70,242
                                                             ----------------  ---------

        Total interest income                                      4,760,131   3,991,984
                                                             ----------------  ---------

Interest expense:
  Interest on money market and NOW accounts                          538,987     588,287
  Interest on savings and time deposits                            1,019,106   1,173,127
  Interest on other borrowings                                       205,592           -
                                                             ----------------  ---------

        Total interest expense                                     1,763,685   1,761,414
                                                             ----------------  ---------

        Net interest income                                        2,996,446   2,230,570

Provision for loan losses                                            206,496     216,634
                                                             ----------------  ---------

        Net interest income after provision for loan losses        2,789,950   2,013,936
                                                             ----------------  ---------

Other income:
  Service charges on deposit accounts                                366,631     304,493
  Mortgage origination fees                                          161,485     180,632
  Investment security gains                                          159,319      72,314
  Other income                                                        90,821      48,145
                                                             ----------------  ---------

        Total other income                                           778,256     605,584
                                                             ----------------  ---------

Other expenses:
  Salaries and employee benefits                                   1,540,910   1,136,136
  Occupancy and equipment                                            294,429     239,561
  Other operating                                                  1,058,370     765,816
                                                             ----------------  ---------

        Total other expenses                                       2,893,709   2,141,513
                                                             ----------------  ---------

        Earnings before income taxes                                 674,497     478,007

Income tax (expense) benefit                                        (244,076)    224,619
                                                             ----------------  ---------

        Net earnings                                         $       430,421     702,626
                                                             ================  =========

        Basic earnings per share                             $           .58         .95
                                                             ================  =========

        Diluted earnings per share                           $           .55         .95
                                                             ================  =========

See  accompanying  notes  to  consolidated  financial  statements.

                                          CHEROKEE BANKING COMPANY

                         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                               FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001




                                                                      Retained     Accumulated
                                            Common Stock              Earnings        Other
                                     ---------------------------   (Accumulated   Comprehensive
                                        Shares        Amount         Deficit)     Income (Loss)    Total
                                     ------------  -------------  --------------  -------------  ----------
Balance, December 31, 2000                738,658  $   7,330,505     (1,013,440)        40,753   6,357,818

Change in unrealized gain/loss on
   investment securities available-
   for-sale, net of tax                         -              -              -       (148,568)   (148,568)

Net earnings                                    -              -        702,626              -     702,626
                                     ------------  -------------  --------------  -------------  ----------

Balance, December 31, 2001                738,658      7,330,505       (310,814)      (107,815)  6,911,876

Change in unrealized gain/loss on
   investment securities available-
   for-sale, net of tax                         -              -              -        293,498     293,498

Net earnings                                    -              -        430,421              -     430,421
                                     ------------  -------------  --------------  -------------  ----------

Balance, December 31, 2002                738,658  $   7,330,505        119,607        185,683   7,635,795
                                     ============  =============  ==============  =============  ==========

See  accompanying  notes  to  consolidated  financial  statements.

                               CHEROKEE BANKING COMPANY

                    CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                    FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                                    2002       2001
                                                                  ---------  ---------
Net earnings                                                      $430,421    702,626
                                                                  ---------  ---------

Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on investment securities available-
    for-sale, net of income taxes of $240,427 and $63,518          392,276   (103,733)

  Reclassification adjustment for gains on sale of investment securities available-for-sale, net of income taxes of
      $60,541 and $27,479                                          (98,778)   (44,835)
                                                                  ---------  ---------

      Total other comprehensive income (loss)                      293,498   (148,568)
                                                                  ---------  ---------

      Comprehensive income                                        $723,919    554,058
                                                                  =========  =========

See  accompanying  notes  to  consolidated  financial  statements.

                                     CHEROKEE BANKING COMPANY

                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                           2002           2001
                                                                       -------------  ------------
Cash flows from operating activities:
  Net earnings                                                         $    430,421       702,626
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
      Depreciation, amortization and accretion                              188,770        81,910
      Provision for loan losses                                             206,496       216,634
      Deferred income tax expense (benefit)                                  14,139      (228,054)
      Gain on sales, paydowns, and calls on securities                     (159,319)      (72,314)
      Change in:
        Accrued interest receivable and other assets                        (10,532)     (130,862)
        Accrued interest payable and other liabilities                     (104,339)      233,126
                                                                       -------------  ------------

                Net cash provided by operating activities                   565,636       803,066
                                                                       -------------  ------------

Cash flows from investing activities:
  Proceeds from sales of investment securities available-for-sale        14,339,843     8,085,455
  Proceeds from calls and maturities of investment
    securities available-for-sale                                        11,706,528    15,133,124
  Purchases of investment securities available-for-sale                 (31,530,323)  (37,519,822)
  Change in interest-bearing deposits                                       699,000       782,000
  Purchases of other investments                                           (370,100)      (69,150)
  Net change in loans                                                   (13,090,361)  (11,303,456)
  Purchase of premises and equipment                                       (941,493)     (665,371)
  Purchase of cash surrender value of life insurance                     (1,178,801)     (378,965)
                                                                       -------------  ------------

                Net cash used by investing activities                   (20,365,707)  (25,936,185)
                                                                       -------------  ------------

Cash flows from financing activities:
  Net change in deposits                                                 21,494,089    23,244,106
  Net change in federal funds purchased                                    (222,000)      222,000
  Proceeds from Federal Home Loan Bank advances                           8,500,000             -
                                                                       -------------  ------------

                Net cash provided by financing activities                29,772,089    23,466,106
                                                                       -------------  ------------

Net change in cash and cash equivalents                                   9,972,018    (1,667,013)
Cash and cash equivalents at beginning of period                          1,611,623     3,278,636
                                                                       -------------  ------------

Cash and cash equivalents at end of period                             $ 11,583,641     1,611,623
                                                                       =============  ============

Supplemental schedule of noncash investing and
  financing activities consisting of change in unrealized
  gain /loss on investment securities available-for-sale, net of tax   $    293,498      (148,568)

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                               $  1,995,329     1,633,967
  Cash paid during the year for income taxes                           $    139,000             -

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

     The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (GAAP) and with general practices in the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

     Cash  and  Cash  Equivalents
     ----------------------------
     Cash and cash equivalents include amounts due from banks, interest-bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2002 and 2001, all investment securities were classified as available-for-sale.

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

                            CHEROKEE BANKING COMPANY

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

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

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. Management uses an external independent loan reviewer to challenge and corroborate its loan gradings and provide additional analysis, including peer group comparisons, in determining the adequacy of the allowance for loan losses and necessary provisions to the allowance.

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

                            CHEROKEE BANKING COMPANY

(1)     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Income  Taxes,  continued
     -------------------------
     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Net  Earnings  Per  Share
     -------------------------
     Basic earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential shares outstanding during the period are included in diluted earnings per share.

     For 2001, the potential outstanding options and warrants had no effect on earnings per share. The reconciliation of the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share" for 2002 is presented as follows:

                               Net     Common    Per Share
                            Earnings   Shares     Amount
                            ---------  -------  -----------
Basic earnings per share    $ 430,421  738,658  $      .58

Effect of stock options             -   41,231        (.03)
                            ---------  -------  -----------

Diluted earnings per share  $ 430,421  779,889  $      .55
                            =========  =======  ===========

     Stock-Based  Compensation
     -------------------------
     The Company sponsors stock-based compensation plans, which are described more fully in Note 9. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the years ended December 31, 2002 and 2001.

                                                           2002       2001
                                                       ------------  -------
     Net earnings as reported                          $    430,421  702,626

     Deduct: Total stock-based employee compensation
       expense determined under fair-value based
       method for all awards, net of tax                    198,528   77,535
                                                       ------------  -------

     Pro forma net earnings                            $    231,893  625,091
                                                       ============  =======
     Basic earnings per share:

       As reported                                     $        .58      .95
                                                       ============  =======

       Pro forma                                       $        .31      .85
                                                       ============  =======
     Diluted earnings per share:

       As reported                                     $        .55      .95
                                                       ============  =======

       Pro forma                                       $        .30      .85
                                                       ============  =======

                            CHEROKEE BANKING COMPANY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Reclassifications
     -----------------
     Certain reclassifications have been made to the 2001 financial statements to conform with classifications used for 2002.

(2)  INVESTMENT  SECURITIES
     At December 31, 2002 and 2001, investment securities available-for-sale consisted of the following:


                                                 DECEMBER 31, 2002
                                   -----------------------------------------------
                                                  Gross       Gross     Estimated
                                    Amortized   Unrealized  Unrealized     Fair
                                      Cost        Gains       Losses      Value
                                   -----------  ----------  ----------  ----------
U.S. Treasury and U.S. Government
      agency obligations           $ 1,049,287       6,338           -   1,055,625
Mortgage-backed securities          33,524,441     374,653      81,502  33,817,592
                                   -----------  ----------  ----------  ----------

                                   $34,573,728     380,991      81,502  34,873,217
                                   ===========  ==========  ==========  ==========

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
                                   ===========  ==========  ==========  ==========

     The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                             Amortized   Estimated
                               Cost      Fair Value
                            -----------  ----------
U.S. Treasuries and U.S.
   government agencies:
   1 to 5 years             $         -           -
   5 to 10 years              1,049,287   1,055,625
Mortgage backed securities   33,524,441  33,817,592
                            -----------  ----------

                            $34,573,728  34,873,217
                            ===========  ==========

     For the years ended December 31, 2002 and 2001, proceeds from sales of investment securities available-for-sale totaled approximately $14,340,000 and $8,085,000, respectively. The Company recognized gross gains of $159,632 and $99,346 on those sales during 2002 and 2001, respectively. The Company recognized gross losses of $313 and $27,032 on the call and paydown of securities during 2002 and 2001, respectively.

                            CHEROKEE BANKING COMPANY

(2)  INVESTMENT  SECURITIES,  CONTINUED
     At December 31, 2002 and 2001 securities with a carrying value of approximately $22,166,000 and $6,816,000 were pledged to secure advances from the Federal Home Loan Bank ("FHLB"), public deposits and for other purposes as required by law.

(3)  LOANS
     Major classifications of loans at December 31, 2002 and 2001 are presented below:

                                           2002         2001
                                        -----------  ----------
Commercial, financial and agricultural  $23,862,595  16,294,606
Real estate - mortgage                    7,453,721   6,435,719
Real estate - construction                9,272,306   4,214,108
Consumer                                  3,534,217   4,082,555
                                        -----------  ----------

                                         44,122,839  31,026,988

Less: Allowance for loan losses             640,158     428,173
                                        -----------  ----------

                                        $43,482,681  30,598,815
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

     Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2002 and 2001:

                                    2002       2001
                                  ---------  --------
Balance at beginning of year      $428,173   246,951
Provisions charged to operations   206,496   216,634
Loan charge-offs                   (90,381)  (37,395)
Loan recoveries                     95,870     1,983
                                  ---------  --------

Balance at end of year            $640,158   428,173
                                  =========  ========



 (4) PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment as of December 31, 2002 and 2001 are summarized as follows:

                                   2002       2001
                                ----------  ---------
Land and land improvements      $1,086,143  1,086,143
Buildings and improvements       2,264,436  1,585,447
Furniture and equipment            885,151    622,648
                                ----------  ---------

                                 4,235,730  3,294,238
Less: Accumulated depreciation     494,704    312,769
                                ----------  ---------

                                $3,741,026  2,981,469
                                ==========  =========

     Depreciation expense amounted to $181,935 and $151,543 for the years ended December 31, 2002 and 2001, respectively.

                            CHEROKEE BANKING COMPANY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(5)  DEPOSITS
     At December 31, 2002, contractual maturities of time deposits are summarized as follows:

       2003                                   $13,821,105
       2004                                     6,456,522
       2005                                     1,490,793
       2006                                     2,121,501
       2007                                     2,238,990
                                              -----------

                                              $26,128,911
                                              ===========


(6)  FEDERAL  HOME  LOAN  BANK  ADVANCES
     Advances from FHLB are collateralized by FHLB stock and certain investment securities. Advances from FHLB outstanding at December 31, 2002 mature and bear fixed interest rates as follows:

Maturing In    Amount    Interest Rate   Early Conversion Option Date
-----------  ----------  --------------  ----------------------------

       2007  $3,000,000           2.88%  September 4, 2005
       2012   5,500,000           3.38%  January 31, 2004
             ----------

             $8,500,000
             ==========

     These advances from FHLB contain provisions that give the FHLB the option on the dates noted above to convert the fixed interest rates noted above into floating interest rates based on the three month LIBOR rate.

(7)  INCOME  TAXES
     The components of income tax expense (benefit) for the years ended December 31, 2002 and 2001 are as follows:

                                          2002       2001
                                        ---------  ---------
Current expense                         $229,937    211,192
Deferred expense                          45,395    185,808
Benefit of operating loss carryforward   (31,256)  (207,757)
Change in valuation allowance                  -   (413,862)
                                        ---------  ---------
                                        $244,076   (224,619)
                                        =========  =========

     The differences between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2002 and 2001 are as follows:

                                                         2002       2001
                                                      ---------  ---------
Pretax income at statutory rate                       $229,329    162,522
Add (deduct):
  State income taxes, net of federal effect             26,980          -
  Increase in cash surrender value of life insurance   (10,132)         -
  Change in valuation allowance                              -   (413,862)
  Other                                                 (2,101)    26,721
                                                      ---------  ---------

                                                      $244,076   (224,619)
                                                      =========  =========

                            CHEROKEE BANKING COMPANY

(7)  INCOME  TAXES,  CONTINUED
     The following summarizes the components of deferred taxes at December 31, 2002 and 2001.

                                                       2002     2001
                                                     --------  -------
Deferred income tax assets:
  Allowance for loan losses                          $222,949  144,563
  Pre-opening expenses                                 30,957   50,510
  Operating loss and state tax credit carryforwards    13,191   54,363
  Unrealized loss on available-for-sale securities          -   66,080
  Other                                                 7,440    3,436
                                                     --------  -------

        Gross deferred tax assets                     274,537  318,952
                                                     --------  -------

Deferred income tax liabilities:
  Premises and equipment                               60,621   24,817
  Unrealized gain of available-for-sale securities    113,805        -
                                                     --------  -------

        Gross deferred tax liabilities                174,426   24,817
                                                     --------  -------

        Net deferred tax asset                       $100,111  294,135
                                                     ========  =======

(8)  COMMITMENTS
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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

                                                 2002       2001
                                              ----------  ---------
Financial instruments whose contract amounts
  represent credit risk:
    Commitments to extend credit              $7,538,000  5,565,000
    Standby letters of credit                 $  176,000     10,000

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

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Bank's trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at December 31, 2002 and 2001 varies.

                            CHEROKEE BANKING COMPANY

(8)  COMMITMENTS,  CONTINUED
     The Bank also has obtained lines of credit available with correspondent banks to purchase federal funds. At December 31, 2002, unused lines of credit totaled $5,000,000.

(9)  EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS
     Defined  Contribution  Plan
     ---------------------------
     The Company sponsors a defined contribution profit sharing and pension plan that is qualified pursuant to section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer a portion of their income by making contributions into the plan on a pretax basis. The plan provides a matching contribution based on a percentage of the amount contributed by the employee. The plan also provides that the Board of Directors may make discretionary profit-sharing contributions to the plan. During the year ended December 31, 2002, the Company contributed approximately $23,000 to this plan under its matching provisions. The Company made no contributions to this plan during 2001.

     Stock  Option  Plan  and  Warrants
     ----------------------------------
     The Company sponsors an employee stock option plan for the benefit of key officers and employees. A total of 77,842 shares were reserved for possible issuance under the plan. The options generally vest over a five year period and expire after ten years.

     In connection with the Company's formation and initial offering, warrants for 183,500 shares were issued to the organizers. The warrants allow each holder to purchase one additional share of common stock for each share purchased in connection with the initial offering and were issued as of the date of issuance of the common stock sold in the offering. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after ceasing to serve as a director, at the initial offering price of $10 per share.

     A summary of activity in the directors' warrants and stock option plans for the years ended December 31, 2002 and 2001 are presented below:


                                      2002                     2001
                           -----------------------  -------------------------
                                       Weighted                  Weighted
                                    Average Price             Averaged Price
                           Shares     Per Share      Shares      Per Share
                           -------  --------------  --------  ---------------
Outstanding, beginning of
year                       224,300  $        10.02  223,400   $         10.02
Granted during the year          -               -    5,000             10.50
Canceled during the year         -               -   (4,100)            10.50
                           -------  --------------  --------  ---------------

Outstanding, end of year   224,300  $        10.02  224,300   $         10.02
                           =======  ==============  ========  ===============

Exercisable at year end    204,850  $        10.01  135,517   $         10.00
                           =======  ==============  ========  ===============



     The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest rate of 5.00% for 2001, and an expected life of 10 years. There were no options granted during 2002. The weighted-average fair value of options granted in 2001 was $3.48. Warrants and options have a weighted average remaining contractual life of approximately six years and exercise prices ranging from $10.00 to $10.50 as of December 31, 2002.

     Life  Insurance  Policies
     -------------------------
     The Company has adopted a defined contribution post retirement benefit plan to provide retirement benefits to certain of the Company's executive officers and to provide death benefits for their designated beneficiaries. Under this plan, single-premium, split-dollar, whole-life insurance contracts totaling approximately $1,558,000 have been purchased on certain executive officers. For the years ended December 31, 2002 and 2001, the Company incurred no expenses in connection with this plan.

                            CHEROKEE BANKING COMPANY

(10)  SHAREHOLDERS'  EQUITY
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(11) RELATED  PARTY  TRANSACTIONS
     The Bank conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2002, there were $1,725,968 of related party deposits.
     Following  is  a  summary  of  related  party  loans:

Balance at December 31, 2001  $3,096,355
New Loans/Advances               786,958
Less: Repayments                (697,929)
                              -----------

Balance at December 31, 2002  $3,185,384
                              ===========

(12) MISCELLANEOUS  OPERATING  EXPENSES
     Components of other operating expenses which are greater than 1% of interest income and other operating income for the years ended December 31, 2002 and 2001 are as follows:

                          2002     2001
                        --------  -------
Supplies                $ 58,457   44,485
Other outside services    73,739   61,273
Advertising               72,870   45,249
Bookkeeping              141,376  110,951
Data processing           97,154   67,870

(13) REGULATORY  MATTERS
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                            CHEROKEE BANKING COMPANY

(13) REGULATORY  MATTERS,  CONTINUED
     The Company's and Bank's actual capital amounts (in thousands) and ratios are presented in the table below.

                                                                                To Be Well
                                                                                Capitalized
                                                                                   Under
                                                                                   Prompt
                                                                 For Capital     Corrective
                                                                  Adequacy         Action
                                                              ---------------  ---------------
                                                 Actual           Purposes       Provisions
                                             ---------------  ---------------  ---------------
                                             Amount   Ratio   Amount   Ratio   Amount   Ratio
                                             -------  ------  -------  ------  -------  ------
AS OF DECEMBER 31, 2002:
  Total Capital (to Risk Weighted Assets):
    Consolidated                             $ 8,068   13.8%  $ 4,674    8.0%      N/A    N/A
    Bank                                     $ 7,480   12.9%  $ 4,654    8.0%  $ 5,818   10.0%
  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                             $ 7,450   12.7%  $ 2,337    4.0%      N/A    N/A
    Bank                                     $ 6,840   11.8%  $ 2,327    4.0%  $ 3,491    6.0%
  Tier 1 Capital (to Average Assets):
    Consolidated                             $ 7,450    7.5%  $ 3,265    4.0%      N/A    N/A
    Bank                                     $ 6,840    8.0%  $ 3,230    4.0%  $ 4,037    5.0%

AS OF DECEMBER 31, 2001:
  Total Capital (to Risk Weighted Assets):
    Consolidated                             $ 7,448   18.3%  $ 3,250    8.0%      N/A    N/A
    Bank                                     $ 6,135   15.2%  $ 3,229    8.0%  $ 4,036   10.0%
  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                             $ 7,020   17.3%  $ 1,625    4.0%      N/A    N/A
    Bank                                     $ 5,707   14.1%  $ 1,615    4.0%  $ 2,422    6.0%
  Tier 1 Capital (to Average Assets):
    Consolidated                             $ 7,020   12.3%  $ 2,281    4.0%      N/A    N/A
    Bank                                     $ 5,707   10.2%  $ 2,229    4.0%  $ 2,787    5.0%

     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. At December 31, 2002, the Bank could pay dividends of approximately $140,000 without prior approval.

(14) CHEROKEE  BANKING  COMPANY  (PARENT COMPANY ONLY) FINANCIAL INFORMATION


                                 BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001



                                              2002       2001
                                           ----------  ---------
                Assets
                ------
Cash and interest bearing deposits         $  547,007  1,282,362
Investment in Bank                          7,026,013  5,598,878
Other assets                                   62,775     34,071
                                           ----------  ---------

                                           $7,635,795  6,915,311
                                           ==========  =========

  Liabilities and Shareholders' Equity
  ------------------------------------

Other liabilities                          $        -      3,435
Shareholders' equity                        7,635,795  6,911,876
                                           ----------  ---------

                                           $7,635,795  6,915,311
                                           ==========  =========

                            CHEROKEE BANKING COMPANY

 (14) CHEROKEE  BANKING  COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                  STATEMENTS OF EARNINGS

                      FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                         2002       2001
                                                                       ---------  --------
Interest income                                                        $ 48,801    45,031
Other operating expense                                                  73,414    67,960
                                                                       ---------  --------
Loss before equity in undistributed earnings of Bank and income taxes   (24,613)  (22,929)
Income tax benefit                                                       21,398    30,635
Equity in undistributed earnings of Bank                                433,636   694,920
                                                                       ---------  --------
Net earnings                                                           $430,421   702,626
                                                                       =========  ========


                                       STATEMENTS OF CASH FLOWS

                            FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                                 2002         2001
                                                                             ------------  ----------
Cash flows from operating activities:
  Net earnings                                                               $   430,421     702,626
  Adjustments to reconcile net earnings to net cash
    used by operating activities:
      Equity in undistributed earnings of Bank                                  (433,636)   (694,920)
      Change in other                                                            (32,140)    (30,642)
                                                                             ------------  ----------

        Net cash used by operating activities                                    (35,355)    (22,936)
                                                                             ------------  ----------
Cash flows from investing activities consisting of investment in subsidiary     (700,000)          -
                                                                             ------------  ----------
Net change in cash                                                              (735,355)    (22,936)
                                                                             ------------  ----------
Cash at beginning of period                                                    1,282,362   1,305,298
                                                                             ------------  ----------
Cash at end of period                                                        $   547,007   1,282,362
                                                                             ============  ==========



(15) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiary, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

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

                            CHEROKEE BANKING COMPANY

 (15)     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
          Other  Investments
          ------------------
          For other investments, the carrying value is a reasonable estimate of fair value.

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

          Advances  from  the  Federal  Home  Loan  Bank
          ----------------------------------------------
          The fair value of the Federal Home Loan Bank fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

          Federal  Funds  Purchased
          -------------------------
          For Federal Funds purchased, the carrying amount is a reasonable estimate of fair value.

          Commitments  to  Extend  Credit  and  Standby  Letters  of  Credit
          ------------------------------------------------------------------
          Because commitments to extend credit and standby letters of credit are generally short-term and at variable rates, the contract value and estimated fair value associated with these instruments are immaterial.

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

                            CHEROKEE BANKING COMPANY

(15) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
     Limitations,  continued
     -----------------------
     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows (amounts in thousands):

                                                      2002                   2001
                                              ---------------------  --------------------
                                              Carrying   Estimated   Carrying  Estimated
                                               Amount    Fair Value   Amount   Fair Value
                                              ---------  ----------  --------  ----------
Assets:
  Cash and cash equivalents                   $  11,584      11,584     1,612       1,612
  Interest-bearing deposits with other banks        298         298       997         997
  Investment securities available-for-sale       34,873      34,873    28,763      28,763
  Other investments                                 675         675       305         305
  Loans, net                                     43,483      43,730    30,599      30,811
  Cash surrender value of life insurance          1,558       1,558       379         379

Liabilities:
  Deposits                                    $  80,257      81,475    58,763      59,231
  Federal funds purchased                             -           -       222         222
  Advances from Federal Home Loan Bank            8,500       9,382         -           -

               MARKET FOR CHEROKEE BANKING COMPANY'S COMMON STOCK;

                              PAYMENT OF DIVIDENDS

The Company's common stock, no par value, is reported on the NASDAQ OTC Bulletin Board under the symbol "CHKJ." The following table is the high and low closing stock price information for the Company's common stock during 2002 and 2001, as reported by NASDAQ:

                        2002            2001
                   --------------  -------------
APPLICABLE PERIOD   HIGH    LOW     HIGH    LOW
-----------------  ------  ------  ------  -----

First Quarter      $13.00  $10.00  $11.50  $9.75
Second Quarter     $13.00  $13.00  $12.00  $6.00
Third Quarter      $13.15  $11.00  $12.00  $9.00
Fourth Quarter     $15.25  $13.10  $12.00  $9.75

The quotations above reflect interdealer prices, without retail mark-ups, mark-downs or commission and may not represent actual transactions.

     The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. As of January 1, 2003, the NASDAQ OTC Bulletin Board indicated that reported trading volume for the Company's common stock was 22,100 shares during 2002. Although this reported volume may not reflect total volume during the indicated period due to the possible existence of unreported private sales and purchases among investors, the reported volume would indicate a lack of activity in the secondary market for the Company's common stock. The lack of activity in the secondary market for the Company's common stock may materially impact a shareholder's ability to promptly sell Company common stock at a price acceptable to the selling shareholder. According to the Company's transfer agent, there are approximately 550 shareholders of record.

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

     It is the current policy of the Bank to retain earnings to permit possible future expansion. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the board of directors of the Company and the Bank.

                      CORPORATE AND SHAREHOLDER INFORMATION


EXECUTIVE  OFFICERS  OF  CHEROKEE  BANKING  COMPANY

DENNIS W. BURNETTE, President and Chief Executive Officer of Cherokee Banking Company and Cherokee Bank

A. R. ("RICK") ROBERTS, III, Secretary of Cherokee Banking Company; Senior Vice President, Chief Financial Officer and Chief Operations Officer of Cherokee Bank

JOHN S. MOREAU, Senior Vice President and Chief Lending Officer of Cherokee Bank

DIRECTORS  OF  CHEROKEE  BANKING  COMPANY

DENNIS W. BURNETTE, President and Chief Executive Officer, Cherokee Banking Company and Cherokee Bank

DR. WILLIAM L. EARLY, MD, Physician; Founder, President and Managing Partner, Etowah Regional Medical Services, Inc.

DR. ALBERT L. EVANS, JR., Science Division Chairperson, Chemistry Teacher, Etowah High School

J. CALVIN HILL, JR., President, Gila Distributing-GA, Inc.; President, Gila Properties, Inc.; State House Representative (District 16)

ROGER M. JOHNSON, Attorney; Partner, Bray & Johnson (Attorneys at Law); partner, Johnson-Kent, LLC; President and Owner, North Street Properties, Inc.

J.  DAVID  KELLER,  Partner,  Denney-Keller  Investments,  LLC

WANDA  P.  ROACH,  Real  Estate  Agent,  Century  21-Max  Stancil  Realty

A. R. (RICK) ROBERTS, III, Secretary, Cherokee Banking Company; Senior Vice President,
Chief Financial Officer and Chief Operations Officer, Cherokee Bank; Mayor, Ball Ground, Georgia

DONALD F. STEVENS, Chairman of the Board of Directors, Cherokee Banking Company and Cherokee Bank

EDWIN  I.  SWORDS,  III,  Dentist,  Swords  and  Phelps




Shareholders may obtain, without charge, a copy of Cherokee Banking Company's Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the period ended December 31, 2002. Written requests should be addressed to Dennis W. Burnette, 1275 Riverstone Parkway, Canton, Georgia 30114.

                             SHAREHOLDER INFORMATION

STOCK  TRANSFER  AGENT
SunTrust,  Atlanta
P  O  Box  4625
Atlanta,  GA  30302


REGULATORY  AND  SECURITIES  COUNSEL
Powell,  Goldstein,  Frazer  &  Murphy
Sixteenth  Floor
191  Peachtree  Street,  NE
Atlanta,  GA  30303


INDEPENDENT  AUDITORS
Porter  Keadle  Moore,  LLP
235  Peachtree  Street  NE
Suite  1800
Atlanta,  GA  30303


ANNUAL  SHAREHOLDERS  MEETING
April  28,  2003,  5:00  p.m.

Cherokee  Bank
1275  Riverstone  Pkwy.
Canton,  GA  30114



                              WWW.CHEROKEEBANK.COM