Form 10KSB, Exhibit 13
period 2003-12-31
CHEROKEE BANKING CO
filed 2004-03-29
CIK 1077535

CHEROKEE BANKING COMPANY


                               2003 ANNUAL REPORT

                            CHEROKEE BANKING COMPANY
                                  ANNUAL REPORT
                                Table of Contents

                                                                             Page
                                                                             ----
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Management's Discussion and Analysis of Financial Condition and
     Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . .    3
Report of Independent Certified Public Accountants. . . . . . . . . . . . .   15
Consolidated Financial Statements.. . . . . . . . . . . . . . . . . . . . .   16
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . .   21
Market for Cherokee Banking Company's Common Stock. . . . . . . . . . . . .   37
Corporate and Shareholder Information . . . . . . . . . . . . . . . . . . .   38

                                  CHEROKEE BANKING COMPANY

                                   SELECTED FINANCIAL DATA

                                         2003           2002          2001          2000
                                     -------------  ------------  ------------  ------------
FOR THE YEAR
  Net interest income                $  3,440,641   $ 2,996,446   $ 2,230,570   $ 1,117,889
  Provision for loan losses               194,076       206,496   $   216,634   $   179,677
  Noninterest income                      865,593       778,256       605,584       202,599
  Noninterest expense                   3,457,993     2,893,709     2,141,513     1,569,768
  Income taxes (benefit)                  198,916       244,076      (224,619)            -
  Net earnings (loss)                     455,249       430,421       702,626      (428,957)

PER COMMON SHARE *
  Basic earnings (loss)              $       0.56   $      0.53          0.86         (0.53)
  Diluted earnings (loss)                    0.50          0.50          0.86         (0.53)
  Cash dividends declared                       -             -             -             -
  Book value                                 9.41          9.40          8.51          7.82

AT YEAR END
  Loans, net                         $ 56,782,597   $43,482,681   $30,598,815   $19,519,227
  Earnings assets                     106,455,745    87,383,406    60,664,463    38,194,164
  Assets                              117,943,914    96,931,982    66,360,428    42,198,199
  Deposits                             94,635,613    80,256,835    58,762,746    35,518,640
  Stockholders' equity                  7,644,191     7,635,795     6,911,876     6,357,818
  Common shares outstanding               812,515       812,515       812,515       812,515

AVERAGE BALANCES
  Loans                              $ 49,699,865   $39,144,053   $26,715,848   $12,303,562
  Earnings assets                      96,480,304    73,967,853    51,145,828    30,175,477
  Assets                              105,710,204    80,740,156    55,734,056    33,710,058
  Deposits                             87,821,829    66,725,025    50,297,666    29,593,348
  Stockholders' equity                  7,381,674     7,239,154     6,597,548     6,498,822
  Weighted average shares
    outstanding                           812,515       812,515       812,515       812,515

KEY PERFORMANCE RATIOS
  Return on average assets                   0.43%         0.53%         1.26%       (1.27%)
  Return on average
    stockholders' equity                     6.17%         5.95%        10.65%       (6.60%)
  Net interest margin                        3.57%         4.05%         4.36%         3.70%
  Dividend payout ratio                         -             -             -             -
  Average equity to average assets           6.98%         8.97%        11.84%        19.28%

*  All per share amounts have been restated to reflect a ten percent stock dividend declared in 2003.

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

The following discussion describes our results of operations for 2003 as compared to 2002 and also analyzes our financial condition as of December 31, 2003 as compared to December 31, 2002. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2003 and 2002 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a "Sensitivity Analysis Table" to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb possible losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

FORWARD-LOOKING  STATEMENTS

This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

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

                       MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED


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

CRITICAL ACCOUNTING POLICIES

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in note 1 in the footnotes to the consolidated financial statements at December 31, 2003 included elsewhere in this annual report.

We believe that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Please refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of our processes and methodology for determining the allowance for loan losses.

RESULTS  OF  OPERATIONS

Net income for 2003 was $455,000 compared to $430,000 in 2002. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received on investments (such as loans, investment securities, federal funds sold, etc.) and the interest expense on deposit liabilities and other borrowings (such as Federal Home Loan Bank advances, federal funds purchased and advances on the line of credit). Net interest income was $3,441,000 for the year ended December 31, 2003 compared to $2,996,000 for the year ended December 31, 2002.

The provision for loan losses in 2003 was $194,000 compared to $206,000 in 2002. The provision for loan losses reflects management's estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the year ended December 31, 2003 totaled $866,000 compared to $778,000 in 2002. Other operating income includes service charges on deposit accounts, mortgage origination fee income and investment security gains. Declining interest rates during 2003 and 2002 provided us with an opportunity to derive significant income from the origination of mortgage loans. Other operating expenses in 2003 were $3,458,000 compared to $2,894,000 in 2002. The largest component of other operating expenses is salaries and benefits, which totaled $1,838,000 for the year ended December 31, 2003 compared to $1,541,000 in 2002.

NET  INTEREST  INCOME

For the years ended December 31, 2003 and 2002, net interest income totaled $3,441,000 and $2,996,000, respectively. Interest income from loans, including fees was $3,344,000 representing a yield of 6.73% in 2003 compared to a yield of 7.79% in 2002. Decreases in the prime lending rate in 2003 resulted in the decrease in yield on loans. Interest expense totaled $1,607,000 for the year ended December 31, 2003 compared to $1,764,000 in 2002. The net interest margin realized on earning assets and the interest rate spread were 3.57% and 3.34%, respectively, for the year ended December 31, 2003 compared to an interest rate margin of 4.05% and interest rate spread of 3.69% in 2002.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

AVERAGE  BALANCES  AND  INTEREST  RATES

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2003 and 2002 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

                                                For the Year Ended             For the Year Ended
                                                December 31, 2003              December 31, 2002
                                         ------------------------------  ------------------------------
                                                     (Amounts  presented  in  thousands)

                                          Average               Yield/    Average               Yield/
                                          Balance    Interest    Rate     Balance    Interest    Rate
                                         ---------  ----------  -------  ---------  ----------  -------
Assets:
Interest earning assets:
    Loans (including loan fees)          $ 49,700   $   3,344     6.73%  $ 39,144   $   3,051     7.79%
    Investment securities                  43,982       1,662     3.78%    31,968       1,639     5.13%
    Interest bearing deposits                 242           9     3.72%       523          28     5.35%
    Federal funds sold                      2,556          33     1.29%     2,332          42     1.80%
                                         ---------  ----------  -------  ---------  ----------  -------

Total interest earning assets              96,480       5,048     5.23%    73,967       4,760     6.44%
Other non-interest earnings assets          9,230                           6,773
                                         ---------                       ---------

      Total assets                       $105,710                        $ 80,740
                                         =========                       =========

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Deposits:
      Interest-bearing demand and
        and savings                      $ 48,941   $     474     0.97%  $ 32,166   $     566     1.76%
      Time                                 26,386         830     3.15%    25,759         992     3.85%
      Federal Home Loan Bank
        advances                            8,500         276     3.25%     6,010         201     3.34%
      Other borrowings                        416          10     2.40%         -           -        -
      Federal funds purchased                 877          17     1.94%       219           5     2.28%
                                         ---------  ----------  -------  ---------  ----------  -------

Total interest-bearing liabilities         85,120       1,607     1.89%    64,154       1,764     2.75%
Other non-interest bearing liabilities     13,208                           9,347
Stockholders' equity                        7,382                           7,239
                                         ---------                       ---------

      Total liabilities and
        stockholders' equity             $105,710                        $ 80,740
                                         =========                       =========

Excess of interest-earning assets over
  interest bearing liabilities           $ 11,360                        $  8,889
                                         =========                       =========

Ratio of interest-earning assets
  to interest-bearing liabilities          113.35%                         115.30%

Net interest income                                 $   3,441                       $   2,996
                                                    ==========                      ==========

Net interest spread                                      3.34%                           3.69%

Net interest margin                                      3.57%                           4.05%

Non-accrual loans are included in average loan balances during the periods presented as the balances were not significant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

VOLUME/RATE  ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.

                                              2003 compared to 2002
                                        -------------------------------
                                               Increase (decrease)
                                                due to change in

                                                                 Net
                                           Rate      Volume    Change
                                        ----------  --------  ---------

Interest income on:
  Loans (including loan fees)           $    (453)  $   746   $    293
  Investment securities                      (498)      521         23
  Interest-bearing deposits                    (7)      (12)       (19)
  Federal funds sold                          (13)        4         (9)
                                        ----------  --------  ---------
      Total interest income                  (971)    1,259        288
                                        ----------  --------  ---------

Interest expense on:
  Interest-bearing demand and savings        (316)      224        (92)
  Time deposits                              (185)       23       (162)
  Federal Home Loan Bank advances              (5)       80         75
  Other borrowings                              -        10         10
  Federal funds purchased                      (1)       13         12
                                        ----------  --------  ---------
      Total interest expense                 (507)      350       (157)
                                        ----------  --------  ---------

      Net interest income               $    (464)  $   909   $    445
                                        ==========  ========  =========


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

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank's net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2003, the bank, as measured by Gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

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

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

                                                        At December 31, 2003
                                                       (dollars in thousands)

                                            Three
                                           Months     Four Months     1 to 5     Over 5
                                           or Less    to 12 Months     Years     Years     Total
                                          ---------  --------------  ---------  --------  --------

Interest-earning assets:
   Investment securities                  $      -   $           -   $ 20,883   $27,888   $ 48,771
   Interest bearing deposits                     -             100          -         -        100
   Loans                                    44,351           4,305      7,941       988     57,585
                                          ---------  --------------  ---------  --------  --------

Total interest-bearing assets               44,351           4,405     28,824    28,876    106,456
                                          ---------  --------------  ---------  --------  --------

Interest-bearing liabilities:
   Deposits:
      Savings and demand                    54,833               -          -         -     54,833
      Time deposits                          8,661           8,547      9,252         -     26,460
   Federal Home Loan Bank advances               -               -      3,000     5,500      8,500
   Federal funds purchased                   5,864               -          -         -      5,864
   Other borrowings                              -               -        300       700      1,000
                                          ---------  --------------  ---------  --------  --------

Total interest-bearing liabilities          69,358           8,547     12,552     6,200     96,657
                                          ---------  --------------  ---------  --------  --------

Interest sensitive difference per period   (25,007)         (4,142)    16,272    22,676   $  9,799
                                                                                          ========
Cumulative interest sensitivity
   difference                             $(25,007)  $     (29,149)  $(12,877)  $ 9,799
                                          =========  ==============  =========  ========

Cumulative diifference to total assets     (21.20%)        (24.71%)   (10.92%)     8.31%
                                          =========  ==============  =========  ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

At December 31, 2003, the difference between the bank's liabilities and assets repricing or maturing within one year was $29,149,000. Due to an excess of liabilities repricing or maturing within one year, an increase in interest rates would cause the bank's net interest income to decline.

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

PROVISION  AND  ALLOWANCE  FOR  LOAN  LOSSES

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $194,000 for the year ended December 31, 2003 as compared to $206,000 for the year ended December 31, 2002. The loan portfolio increased by approximately $13.5 million during the year ended December 31, 2003. The allowance for loan losses was 1.39% of gross loans at December 31, 2003 compared to 1.45% at December 31, 2002. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

The following table summarizes information concerning the allowance for loan losses:

                                          December 31,
                                   -------------------------
                                    2003     2002     2001
                                   ------  --------  -------
Balance at beginning of year       $ 640   $   428   $  247
  Charge-offs:
   Commercial                          -         -        -
   Real estate - construction         19         -        -
   Real estate - mortgage              -         -        -
   Consumer                           26        90       37
                                   ------  --------  -------

       Total charge-offs              45        90       37

   Recoveries:
   Commercial                          -         -        -
   Real estate - construction          -         -        -
   Real estate - mortgage              7         -        -
   Consumer                            6        96        2
                                   ------  --------  -------

      Total recoveries                13        96        2
                                   ------  --------  -------

  Net charge-offs (recoveries)        32        (6)      35
  Additions charged to operations    194       206      216
                                   ------  --------  -------

  Balance at end of year           $ 802   $   640   $  428
                                   ======  ========  =======

  Ratio of net charge-offs during
    period to average loans
    outstanding during the period   .064%   (.014%)    .116%

The following table summarizes other real estate and repossessions, past due and non-accrual loans, and income that would have been reported on non-accrual loans as of December 31, 2003 and 2002 (amounts are presented in thousands):

                                           December 31,
                                         ----------------
                                          2003     2002
                                         ------  --------

Other real estate and repossessions      $    -  $      -
Accruing loans 90 days or more past due       -         -
Non-accrual loans                             -       108
Interest on non-accrual loans which
   would have been reported                   -         -

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

NONINTEREST  INCOME  AND  EXPENSE

Noninterest income for the year ended December 31, 2003 totaled $866,000 as compared to $778,000 for the year ended December 31, 2002. This increase in noninterest income was primarily due to an increase in mortgage origination fees and an increase in service charges on deposit accounts. Service charges on deposit accounts grew as the number of accounts increased in 2003 as compared to 2002.

Total noninterest expense for the year ended December 31, 2003 was $3,458,000 as compared to $2,894,000 for the same period in 2002. Salaries and benefits, the largest component of noninterest expense, totaled $1,838,000 for the year ended December 31, 2003, compared to $1,541,000 for the same period a year ago. Salary and benefits expense primarily increased due to the increase in full time equivalent employees from 33 at December 31, 2002 to 37 at December 31, 2003 as well as other annual salary increases. Other operating expenses were $1,266,000 for the year ended December 31, 2003 as compared to $1,058,000 for the year ended December 31, 2002. The increase in noninterest expenses is due primarily to the continued growth of the bank.

INCOME  TAXES

For the year ended December 31, 2003, we recognized income tax expense of $199,000 compared to $244,000 in 2002. Our effective tax rate in 2003 and 2002 was approximately 30% and 36%, respectively.

FINANCIAL CONDITION

Total assets increased $21,012,000, or 22% from December 31, 2003 to December 31, 2002. The primary source of growth in assets was net loans, which increased $13,300,000 or 31%, during the year ended December 31, 2003. Investment securities available-for-sale increased $13,223,000 from December 31, 2002 to $48,096,000 at December 31, 2003. Total deposits increased $14,379,000, or 18% during 2003.

INTEREST  EARNING  ASSETS

LOANS

Gross loans totaled $57,585,000 at December 31, 2003, an increase of $13,462,000 or 30% since December 31, 2002. The largest increase in loans was in real estate-construction loans, which increased $6,882,000 or 74% to $16,154,000 at December 31, 2003. Commercial loans increased $6,154,000 during 2003. Balances within the major loans receivable categories as of December 31, 2003 and December 31, 2002 are as follows:

                                               2003              2002
                                        -----------------  -----------------
Commercial, financial and agricultural  $30,017,333   52%  $23,862,595   54%
Real estate - mortgage                    8,423,916   15%    7,453,721   17%
Real estate - construction               16,154,111   28%    9,272,306   21%
Consumer                                  2,989,302    5%    3,534,217    8%
                                        -----------  ----  -----------  ----

                                        $57,584,662  100%  $44,122,839  100%
                                        ===========  ====  ===========  ====

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

As of December 31, 2003, maturities of loans in the indicated classifications were as follows:

                             Real Estate
               Commercial   Construction      Total
               -----------  -------------  -----------
Maturity
Within 1 year  $ 9,057,565  $  13,760,255  $22,817,820
1 to 5 years    17,485,650      2,254,006   19,739,656
Over 5 years     3,474,118        139,850    3,613,968
               -----------  -------------  -----------
  Totals       $30,017,333  $  16,154,111  $46,171,444
               ===========  =============  ===========

As of December 31, 2003, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows:

                            Fixed Interest   Variable Interest
                                 Rates             Rates            Total
                            ---------------  ------------------  -----------

Commercial
   1 to 5 years             $     4,354,424  $       13,131,226  $17,485,650
   Over 5 years                     764,752           2,709,366    3,474,118

Real estate - construction
   1 to 5 years                     143,788           2,110,218    2,254,006
   Over 5 years                           -             139,850      139,850
                            ---------------  ------------------  -----------

                            $     5,262,964  $       18,090,660  $23,353,624
                            ===============  ==================  ===========

INVESTMENT  SECURITIES

Investment securities available-for-sale increased to $48,096,000 at December 31, 2003 from $34,873,000 at December 31, 2002. This increase was the result of an increase in deposits being invested in securities. All of the bank's marketable investment securities were designated as available-for-sale at December 31, 2003 and 2002.

The following table presents the investments by category at December 31, 2003 and 2002:

                                      2003                      2002
                            ------------------------  ------------------------
                             Amortized    Estimated    Amortized    Estimated
                               Cost      Fair Value      Cost      Fair Value
                            -----------  -----------  -----------  -----------

United States treasury and
 government agencies        $ 5,647,195  $ 5,566,393  $ 1,049,287  $ 1,055,625
                            -----------  -----------  -----------  -----------
Mortgage-backed              42,869,781   42,529,340   33,524,441   33,817,592
                            -----------  -----------  -----------  -----------

                            $48,516,976  $48,095,733  $34,573,728  $34,873,217
                            ===========  ===========  ===========  ===========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented.

                                 US treasury
                                     and       Weighted    Mortgage    Weighted
                                  Government    Average     Backed      Average
                                   Agencies     Yields    Securities    Yields
                                 ------------  ---------  -----------  ---------
Maturities at December 31, 2003

After 1 through 5 years          $  3,495,937      3.48%  $ 1,277,328      4.51%
After 5 through 10 years            2,151,258      3.31%   15,096,881      4.56%
After 10 years                              -         -    26,495,572      4.50%
                                 ------------  ---------  -----------  ---------

Totals                           $  5,647,195      3.42%  $42,869,781      4.52%
                                 ============  =========  ===========  =========

DEPOSITS

At December 31, 2003, total deposits increased by $14,379,000, or 18% from December 31, 2002. Noninterest-bearing demand deposits decreased $6,612,000 or 33% and interest-bearing deposits increased $20,991,000 or 35%.

Balances within the major deposit categories as of December 31, 2003 and December 31, 2002 are as follows:

                                        2003         2002
                                     -----------  -----------
Noninterest-bearing demand deposits  $13,342,450  $19,954,811
Interest-bearing demand deposits      52,394,310   32,028,352
Savings deposits                       2,438,973    2,144,761
Time deposits                         20,108,509   20,099,856
Time deposits over $100,000            6,351,371    6,029,055
                                     -----------  -----------

                                     $94,635,613  $80,256,835
                                     ===========  ===========

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

                                                    December 31,
                                      --------------------------------------
                                              2003                2002
                                      --------------------------------------
                                        (Amounts are presented in thousands)

                                        Amount     Rate     Amount     Rate

Noninterest-bearing demand            $  12,495       -   $   8,800       -
Interest-bearing demand and savings      48,941    0.97%     32,166    1.76%
Time deposits                            26,386    3.15%     25,759    3.85%
                                      ---------           ---------

                                      $  87,822           $  66,725
                                      =========           =========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2003, are summarized as follows (Amounts are presented in thousands):

Within 3 months                 $     2,110
After 3 through 6 months                603
After 6 through 12 months               800
After 12 months                       2,838
                                -----------

     Total                      $     6,351
                                ===========

CAPITAL  RESOURCES

Total shareholders' equity increased from $7,636,000 at December 31, 2002 to $7,644,000 at December 31, 2003. This increase was attributable to net earnings of $455,000 for the period offset by a decrease of $447,000 in the fair value of securities available-for-sale, net of tax.

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

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the bank's risk-based capital ratios at December 31, 2003:

     Tier 1 capital (to risk-weighted assets)       11.0%
     Total capital (to risk-weighted assets)        12.1%
     Tier 1 capital (to total average assets)        7.2%

LIQUIDITY

The bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the bank to monitor its liquidity to meet regulatory requirements and our local funding requirements.

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Cherokee County and surrounding areas.

The bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the bank has arrangements with commercial banks for short term unsecured advances up to $9,400,000, with $3,536,000 available at December 31, 2003.

Cash and cash equivalents as of December 31, 2003 decreased $7,212,000 from December 31, 2002. Cash provided by operating activities totaled $212,000 in 2003, while inflows from financing activities totaled $21,243,000, which were attributable to net increases in deposits and federal funds purchased.

During 2003, investing activities used $28,666,000 of cash and cash equivalents. Investing activities included net loans made to customers of approximately $13,556,000, purchases of investment securities available-for-sale of $36,517,000 and purchases of

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

premises and equipment of $1,378,000, partially offset by maturities and sales of investment securities available-for-sale of approximately $22,524,000.

OFF  BALANCE  SHEET  ARRANGEMENTS

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

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2003:

     Commitments  to  extend  credit     $  19,301,000
     Standby  letters  of  credit        $     166,000

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

SELECTED  RATIOS

The following table sets out certain ratios of the Company for the years indicated.

                                            2003        2002
                                            -----       -----
     Net income to:
        Average stockholders' equity        6.17%       5.95%
        Average assets                       .43%        .53%
     Dividends to net income                   -           -
     Average equity to average assets       6.98%       8.97%

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

                            Porter Keadle Moore, LLP

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Cherokee Banking Company
Canton, Georgia


We have audited the accompanying consolidated balance sheets of Cherokee Banking Company and subsidiary as of December 31, 2003 and 2002, and the related statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cherokee Banking Company and subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                       /s/ Porter Keadle Moore, LLP


Atlanta, Georgia
February 27, 2004



                          Certified Public Accountants
--------------------------------------------------------------------------------
Suite 1800  235 Peachtree Street NE   Atlanta, Georgia 30303  Phone 404-588-4200
                         Fax 404-588-4222   www.pkm.com

                                 CHEROKEE BANKING COMPANY

                               CONSOLIDATED BALANCE SHEETS

                                DECEMBER 31, 2003 AND 2002

                                                                    2003          2002
                                                                -------------  ----------
                                Assets
                                ------
Cash and due from banks, including reserve requirements
   of $1,665,000 and $934,000                                   $  4,371,985    4,169,641
Federal funds sold                                                         -    7,414,000
                                                                -------------  ----------

       Cash and cash equivalents                                   4,371,985   11,583,641

Interest-bearing deposits                                            100,000      298,000
Investment securities available-for-sale                          48,095,733   34,873,217
Other investments                                                    675,350      675,350
Loans, net                                                        56,782,597   43,482,681
Premises and equipment, net                                        4,909,085    3,741,026
Accrued interest receivable and other assets                       3,009,164    2,278,067
                                                                -------------  ----------

                                                                $117,943,914   96,931,982
                                                                =============  ==========

                 Liabilities and Shareholders' Equity
                 ------------------------------------

Deposits:
   Demand                                                       $ 13,342,450   19,954,811
   Money market and NOW accounts                                  52,394,310   32,028,352
   Savings                                                         2,438,973    2,144,761
   Time                                                           20,108,509   20,099,856
   Time over $100,000                                              6,351,371    6,029,055
                                                                -------------  ----------

       Total deposits                                             94,635,613   80,256,835

Advances from Federal Home Loan Bank                               8,500,000    8,500,000
Federal funds purchased                                            5,864,000            -
Other borrowings                                                   1,000,000            -
Accrued interest payable and other liabilities                       300,110      539,352
                                                                -------------  ----------

       Total liabilities                                         110,299,723   89,296,187
                                                                -------------  ----------

Commitments

Shareholders' equity:
   Preferred stock, no par value, 2,000,000 shares authorized,
     no shares issued and outstanding                                      -            -
   Common stock, no par value; 10,000,000 shares authorized;
     812,515 shares issued and outstanding                         7,749,680    7,330,505
   Retained earnings                                                 155,681      119,607
   Accumulated other comprehensive (loss) income                    (261,170)     185,683
                                                                -------------  ----------

       Total shareholders' equity                                  7,644,191    7,635,795
                                                                -------------  ----------

                                                                $117,943,914   96,931,982
                                                                =============  ==========


See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                              2003       2002
                                                           ----------  ---------

Interest income:
  Interest and fees on loans                               $3,343,771  3,050,818
  Interest and dividends on investment securities           1,662,352  1,638,800
  Interest on federal funds sold                               32,646     41,769
  Interest on interest bearing deposits                         9,258     28,744
                                                           ----------  ---------

      Total interest income                                 5,048,027  4,760,131
                                                           ----------  ---------

Interest expense:
  Interest on money market and NOW accounts                   459,829    538,987
  Interest on savings and time deposits                       843,828  1,019,106
  Interest on other borrowings                                303,729    205,592
                                                           ----------  ---------

      Total interest expense                                1,607,386  1,763,685
                                                           ----------  ---------

      Net interest income                                   3,440,641  2,996,446

Provision for loan losses                                     194,076    206,496
                                                           ----------  ---------

      Net interest income after provision for loan losses   3,246,565  2,789,950
                                                           ----------  ---------

Other income:
  Service charges on deposit accounts                         432,269    366,631
  Mortgage origination fees                                   242,939    161,485
  Investment security gains, net                               34,616    159,319
  Other income                                                155,769     90,821
                                                           ----------  ---------

      Total other income                                      865,593    778,256
                                                           ----------  ---------

Other expenses:
  Salaries and employee benefits                            1,838,193  1,540,910
  Occupancy and equipment                                     354,278    294,429
  Other operating                                           1,265,522  1,058,370
                                                           ----------  ---------

      Total other expenses                                  3,457,993  2,893,709
                                                           ----------  ---------

      Earnings before income taxes                            654,165    674,497

Income tax expense                                            198,916    244,076
                                                           ----------  ---------

      Net earnings                                         $  455,249    430,421
                                                           ==========  =========

      Basic earnings per share                             $      .56        .53
                                                           ==========  =========

      Diluted earnings per share                           $      .50        .50
                                                           ==========  =========


See accompanying notes to consolidated financial statements.

                                      CHEROKEE BANKING COMPANY

                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                           FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                            Retained      Accumulated
                                        Common Stock        Earnings         Other
                                     -------------------  (Accumulated   Comprehensive
                                     Shares     Amount      Deficit)     Income (Loss)     Total
                                     -------  ----------  -------------  --------------  ----------
Balance, December 31, 2001           738,658  $7,330,505      (310,814)       (107,815)  6,911,876

Change in unrealized gain/loss on
   investment securities available-
   for-sale, net of tax                    -           -             -         293,498     293,498

Net earnings                               -           -       430,421               -     430,421
                                     -------  ----------  -------------  --------------  ----------

Balance, December 31, 2002           738,658   7,330,505       119,607         185,683   7,635,795

Net earnings                               -           -       455,249               -     455,249

Stock dividend                        73,857     419,175      (419,175)              -           -

Change in unrealized gain/loss on
   investment securities available-
   for-sale, net of tax                    -           -             -        (446,853)   (446,853)
                                     -------  ----------  -------------  --------------  ----------

Balance, December 31, 2003           812,515  $7,749,680       155,681        (261,170)  7,644,191
                                     =======  ==========  =============  ==============  ==========


See accompanying notes to consolidated financial statements.

                               CHEROKEE BANKING COMPANY

                    CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                    FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                    2003        2002
                                                                 -----------  --------
Net earnings                                                     $  455,249   430,421
                                                                 -----------  --------

Other comprehensive (loss) income, net of tax:
  Unrealized (losses) gains on investment securities available-
    for-sale, net of income taxes of $260,736 and $240,427         (425,391)  392,276

  Reclassification adjustment for gains on sale of investment securities available-for-sale, net of income taxes of
         $13,154 and $60,541                                        (21,462)  (98,778)
                                                                 -----------  --------

      Total other comprehensive (loss) income                      (446,853)  293,498
                                                                 -----------  --------

      Comprehensive income                                       $    8,396   723,919
                                                                 ===========  ========


See accompanying notes to consolidated financial statements.

                                     CHEROKEE BANKING COMPANY

                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                          2003           2002
                                                                      -------------  ------------
Cash flows from operating activities:
  Net earnings                                                        $    455,249       430,421
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
      Depreciation, amortization and accretion                             293,570       188,770
      Provision for loan losses                                            194,076       206,496
          Deferred income tax (benefit) expense                            (36,232)       14,139
      Investment security gains, net                                       (34,616)     (159,319)
      Change in:
        Accrued interest receivable and other assets                      (420,985)      (10,532)
        Accrued interest payable and other liabilities                    (239,243)     (104,339)
                                                                      -------------  ------------

                Net cash provided by operating activities                  211,819       565,636
                                                                      -------------  ------------

Cash flows from investing activities:
    Proceeds from sales of investment securities available-for-sale      4,124,494    14,339,843
  Proceeds from calls and maturities of investment
    securities available-for-sale                                       18,399,582    11,706,528
  Purchases of investment securities available-for-sale                (36,516,588)  (31,530,323)
  Change in interest-bearing deposits                                      198,000       699,000
  Purchases of other investments                                                 -      (370,100)
  Proceeds from sale of other real estate                                   62,000             -
  Net change in loans                                                  (13,555,992)  (13,090,361)
  Purchase of premises and equipment                                    (1,377,749)     (941,493)
  Purchase of cash surrender value of life insurance                             -    (1,178,801)
                                                                      -------------  ------------

                Net cash used by investing activities                  (28,666,253)  (20,365,707)
                                                                      -------------  ------------

Cash flows from financing activities:
  Net change in deposits                                                14,378,778    21,494,089
Net change in federal funds purchased                                    5,864,000      (222,000)
  Proceeds from other borrowings                                         1,000,000             -
  Proceeds from Federal Home Loan Bank advances                                  -     8,500,000
                                                                      -------------  ------------

                Net cash provided by financing activities               21,242,778    29,772,089
                                                                      -------------  ------------

Net change in cash and cash equivalents                                 (7,211,656)    9,972,018

Cash and cash equivalents at beginning of year                          11,583,641     1,611,623
                                                                      -------------  ------------

Cash and cash equivalents at end of year                              $  4,371,985    11,583,641
                                                                      =============  ============

Supplemental schedule of noncash investing and
  financing activities consisting of change in unrealized
  gain /loss on investment securities available-for-sale, net of tax  $   (446,853)      293,498

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                              $  1,662,925     1,995,329
  Cash paid during the year for income taxes                          $    297,973       139,000


See accompanying notes to consolidated financial statements.

                            CHEROKEE BANKING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of Cherokee Banking Company (the "Company") and its wholly owned subsidiary, Cherokee Bank, N.A. (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

          The Company was incorporated for the purpose of becoming a bank holding company. The Bank commenced business on July 26, 1999 upon receipt of its banking charter from the Office of the Comptroller of the Currency ("OCC"). The Bank is primarily regulated by the OCC and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout the city of Canton and the Cherokee County area in Georgia.

          The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

          CASH AND CASH EQUIVALENTS

          Cash and cash equivalents include amounts due from banks, interest-bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.

          INVESTMENT SECURITIES

          The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2003 and 2002, all investment securities were classified as available-for-sale.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          OTHER INVESTMENTS

          Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

          LOANS AND ALLOWANCE FOR LOAN LOSSES

          Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

          A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

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

          Depreciation expense is computed over the following estimated useful lives:

          Land improvements              15 years
          Buildings and improvements     10 - 40 years
          Furniture and equipment         3 - 10 years

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          INCOME TAXES

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

          The reconciliation of the amounts used in the computation of both basic earnings per share and diluted earnings per share for 2003 and 2002 is presented as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      ---------------------------
                                                          2003          2002
                                                      ------------  -------------
Net earnings                                          $    455,249  $     430,421
                                                      ============  =============

Weighted average number of common shares outstanding       812,515        812,515
Effect of dilutive options and warrants                     96,546         45,354
                                                      ------------  -------------

Weighted average number of common shares outstanding
   used to calculate diluted earnings per share            909,061        857,869
                                                      ============  =============

Basic earnings per share                              $        .56  $         .53
                                                      ============  =============

Diluted earnings per share                            $        .50  $         .50
                                                      ============  =============

          STOCK-BASED COMPENSATION PLANS

          The Company sponsors stock-based compensation plans, which are described more fully in Note 9. The Company accounts for these plans under the recognition and measurement principles of Accounting
          Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, to stock-based compensation for the years ended December 31, 2003 and 2002.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          STOCK-BASED COMPENSATION PLANS (CONTINUED)

                                                   YEARS ENDED DECEMBER 31,
                                                 ---------------------------
                                                     2003          2002
                                                 ------------  -------------
Net earnings, as reported                        $    455,249  $     430,421
Deduct: Total stock-based employee compensation
     expense determined under fair value based
     method for all awards, net of tax                 28,445        198,528
                                                 ------------  -------------
Pro forma net earnings                           $    426,804  $     231,893
                                                 ============  =============
Basic earnings per share:
  As reported                                    $       0.56  $        0.53
                                                 ============  =============
  Pro forma                                      $       0.53  $        0.29
                                                 ============  =============
Diluted earnings per share:
  As reported                                    $       0.50  $        0.50
                                                 ============  =============
  Pro forma                                      $       0.47  $        0.27
                                                 ============  =============

          RECENT ACCOUNTING PRONOUNCEMENTS

          Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are either not directly applicable at the present time or are not expected to have to have a material impact on the Company's consolidated financial statements upon adoption.

NOTE 2.   INVESTMENT SECURITIES

          At December 31, 2003 and 2002, investment securities available-for-sale consisted of the following:

                                                    GROSS        GROSS      ESTIMATED
                                     AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                       COST         GAINS       LOSSES        VALUE
                                    -----------  -----------  -----------  -----------
  DECEMBER 31, 2003:
  U.S. TREASURY AND U.S.
     GOVERNMENT AGENCY OBLIGATIONS  $ 5,647,195  $    10,926  $    91,728  $ 5,566,393
  MORTGAGE-BACKED SECURITIES         42,869,781      209,424      549,865   42,529,340
                                    -----------  -----------  -----------  -----------
                                    $48,516,976  $   220,350  $   641,593  $48,095,733
                                    ===========  ===========  ===========  ===========

  December 31, 2002:
  U.S. Treasury and U.S.
     Government agency obligations  $ 1,049,287  $     6,338  $         -  $ 1,055,625
  Mortgage-backed securities         33,524,441      374,653       81,502   33,817,592
                                    -----------  -----------  -----------  -----------
                                    $34,573,728  $   380,991  $    81,502  $34,873,217
                                    ===========  ===========  ===========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2003 are summarized as follows:

                     Less than 12 Months       12 Months or More             Total
                 ------------------------  -----------------------  ------------------------
                    Fair      Unrealized      Fair     Unrealized      Fair      Unrealized
                    Value       Losses        Value      Losses        Value       Losses
                 ---------------------------------------------------------------------------
U.S. Treasuries  $ 2,901,394  $    91,728  $        -  $         -  $ 2,901,394  $    91,728
 and agencies
Mortgage-backed   28,107,836      537,559   1,531,121       12,306   29,638,957      549,865
 securities      -----------  -----------  ----------  -----------  -----------  -----------

                 $31,009,230  $   629,287  $1,531,121  $    12,306  $32,540,351  $   641,593
                 ===========  ===========  ==========  ===========  ===========  ===========

          At December 31, 2003, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are largely backed by the U.S. Government. At December 31, 2003, there were 29 out of 62 securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, that contained unrealized losses.

          The amortized cost and estimated fair value of investment securities available for sale as of December 31, 2003 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or repay obligations with or without call or prepayment penalties.

                             AMORTIZED   ESTIMATED FAIR
                               COST           VALUE
                            -----------  ---------------
U.S. Treasuries and U.S.
   Government agencies:
   1 to 5 years             $ 3,495,937  $     3,469,218
   5 to 10 years              2,151,258        2,097,175
Mortgage-backed securities   42,869,781       42,529,340
                            -----------  ---------------
                            $48,516,976  $    48,095,733
                            ===========  ===============

          For the years ended December 31, 2003 and 2002, proceeds from sales of investment securities available- for-sale totaled approximately $4,124,000 and $14,340,000, respectively. The Company recognized gross gains of $35,197 and $159,632 on those sales during 2003 and 2002, respectively. The Company recognized gross losses of $581 and $313 on those sales during 2003 and 2002, respectively.

          At December 31, 2003 and 2002, securities with a carrying value of approximately $43,000,000 and $22,166,000, respectively, were pledged to secure advances from the Federal Home Loan Bank ("FHLB"), public deposits and for other purposes as required by law.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS

          Major classifications of loans at December 31, 2003 and 2002 are presented below:

                                               2003         2002
                                            -----------  -----------

Commercial, and financial and agricultural  $30,017,333  $23,862,595
Real estate - mortgage                        8,423,916    7,453,721
Real estate - construction                   16,154,111    9,272,306
Consumer                                      2,989,302    3,534,217
                                            -----------  -----------
                                             57,584,662   44,122,839
Less:  Allowance for loan losses                802,065      640,158
                                            -----------  -----------
                                            $56,782,597  $43,482,681
                                            ===========  ===========

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

          Management has identified no material amounts of impaired loans as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as of and for the years ended December 31, 2003 and 2002. There were no loans on nonaccrual status or past due ninety days or more and still accruing interest as of December 31, 2003 and 2002.

          Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2003 and 2002:

                                      2003       2002
                                    ---------  ---------

BALANCE, BEGINNING OF YEAR          $640,158   $428,173
  Provisions charged to operations   194,076    206,496
  Loan charge-offs                   (44,749)   (90,381)
  Loan recoveries                     12,580     95,870
                                    ---------  ---------
BALANCE, END OF YEAR                $802,065   $640,158
                                    =========  =========

NOTE 4.   PREMISES AND EQUIPMENT

          Major classifications of premises and equipment as of December 31, 2003 and 2002 are summarized as follows:

                                    2003        2002
                                 ----------  ----------
Land and land improvements       $1,100,641  $1,086,143
Buildings and improvements        2,279,889   2,264,436
Furniture and equipment             996,481     885,151
Construction in process           1,236,468           -
                                 ----------  ----------
                                  5,613,479   4,235,730
Less:  Accumulated depreciation     704,394     494,704
                                 ----------  ----------
                                 $4,909,085  $3,741,026
                                 ==========  ==========

          Depreciation expense amounted to $209,690 and $181,935 for the years ended December 31, 2003 and 2002, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.   DEPOSITS

          At December 31, 2003, contractual maturities of time deposits are summarized as follows:

2004                 $17,294,921
2005                   3,411,386
2006                   2,412,324
2007                   2,368,308
2008                     972,941
                     -----------
                     $26,459,880
                     ===========

NOTE 6.   ADVANCES FROM FEDERAL HOME LOAN BANK

          Advances from Federal Home Loan Bank ("FHLB") are collateralized by FHLB stock and certain investment securities. Advances from FHLB outstanding at December 31, 2003 and 2002 mature and bear interest as follows:

Maturing In    Amount    Interest Rate   Early Conversion Option Date
-----------  ----------  --------------  ----------------------------
   2007      $3,000,000       2.88%             September4,2005
   2012       5,500,000       3.38%              January31,2004
             ----------
             $8,500,000
             ==========

          These advances from FHLB contain provisions that give the FHLB the option on the dates noted above to convert the fixed interest rates noted above into floating interest rates based on the three month LIBOR rate.

NOTE 7.   OTHER BORROWINGS

          During 2003, the Company entered into a line of credit agreement with a correspondent bank totaling $1,000,000. Under the agreement, the line accrues interest at the prime interest rate minus 25 basis points with interest payable quarterly and a maturity of August 1, 2015. The facility is collateralized by the stock of the Bank. The line of credit also includes certain covenants including requirements to maintain defined levels of tangible net worth, net income and capital. Additionally, the note includes limitations on the Company's leveraging and dividend payments. As of December 31, 2003, management believes the Company is in compliance with stated covenants.


NOTE 8.   INCOME TAXES

          The components of income tax expense for the years ended December 31, 2003 and 2002 are as follows:

                                          2003       2002
                                        ---------  ---------
Current                                 $235,148   $229,937
Deferred                                 (36,232)    45,395
Benefit of operating loss carryforward         -    (31,256)
                                        ---------  ---------
                                        $198,916   $244,076
                                        =========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2003 and 2002 are as follows:

                                                         2003       2002
                                                       ---------  ---------
Pretax income at statutory rate                        $222,416   $229,329
Add (deduct):
   State income taxes, net of federal effect              9,733     26,980
   Increase in cash surrender value of life insurance   (21,572)   (10,132)
   Other                                                (11,661)    (2,101)
                                                       ---------  ---------
                                                       $198,916   $244,076
                                                       =========  =========

          The following summarizes the components of deferred taxes at December 31, 2003 and 2002:

                                                       2003      2002
                                                     --------  --------
Deferred income tax assets:
  Allowance for loan losses                          $291,098  $222,949
  Pre-opening expenses                                 11,405    30,957
  Operating loss and state tax credit carryforwards         -    13,191
  Unrealized loss on available-for-sale securities    160,072         -
  Other                                                34,698     7,440
                                                     --------  --------
                   Gross deferred tax assets          497,273   274,537
                                                     --------  --------

Deferred income tax liabilities:
  Premises and equipment                               87,053    60,621
  Unrealized gain of available-for-sale securities          -   113,805
                                                     --------  --------
                   Gross deferred tax liabilities      87,053   174,426
                                                     --------  --------

                   Net deferred tax asset            $410,220  $100,111
                                                     ========  ========

NOTE 9.   COMMITMENTS

          The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Bank's trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at December 31, 2003 and 2002 varies.

          The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

                                                 2003         2002
                                              -----------  ----------
Financial instruments whose contract amounts
   represent credit risk:
      Commitments to extend credit            $19,301,000  $7,538,000
      Standby letters of credit                   166,000     176,000
                                              -----------  ----------
                                              $19,610,000  $7,714,000
                                              ===========  ==========

          The Bank also has obtained lines of credit available with correspondent banks to purchase federal funds. At December 31, 2003, unused lines of credit totaled $536,000.


NOTE 10.  EMPLOYEE AND DIRECTOR BENEFIT PLANS

          DEFINED CONTRIBUTION PLAN

          The Company sponsors a defined contribution profit-sharing and pension plan that is qualified pursuant to section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer a portion of their income by making contributions into the plan on a pretax basis. The plan provides a matching contribution based on a percentage of the amount contributed by the employee. The plan also provides that the Board of Directors may make discretionary profit-sharing contributions to the plan. During the years ended December 31, 2003 and 2002, the Company contributed approximately $30,000 and $23,000, respectively, to this plan under its matching provisions.

          STOCK OPTION PLAN AND WARRANTS

          The Company sponsors an employee stock option plan for the benefit of key officers and employees. A total of 85,262 shares were reserved for possible issuance under the plan. The options generally vest over a five-year period and expire after ten years.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          STOCK OPTION PLAN AND WARRANTS (CONTINUED)

          A summary of activity in the directors' warrants and stock option plans for the years ended December 31, 2003 and 2002 are presented below:

                                      2003                 2002
                                -------------------  -------------------
                                          WEIGHTED             WEIGHTED
                                          AVERAGE              AVERAGE
                                          EXERCISE             EXERCISE
                                NUMBER     PRICE     NUMBER     PRICE
                                -------  ----------  -------  ----------
Outstanding, beginning of year  246,730  $     9.11  246,730  $     9.11
Granted during the year          25,421       13.64        -           -
                                -------  ----------  -------  ----------
Outstanding, end of year        272,151  $     9.54  246,730  $     9.11
                                =======  ==========  =======  ==========

Exercisable, end of year        234,300  $     9.10  225,335  $     9.46
                                =======  ==========  =======  ==========

          The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest rate of 3.00% for 2003, and an expected life of 10 years. There were no options granted during 2002. The weighted-average fair value of options granted in 2003 was $3.79. Warrants and options have a weighted average remaining contractual life of approximately five years and exercise prices ranging from $9.09 to $13.64 as of December 31, 2003.

          LIFE  INSURANCE  POLICIES

          The Company has adopted a defined contribution post retirement benefit plan to provide retirement benefits to certain of the Company's executive officers and to provide death benefits for their designated beneficiaries. Under this plan, single-premium, split-dollar, whole-life insurance contracts totaling approximately $2,105,000 have been purchased on certain executive officers. For the years ended December 31, 2003 and 2002, the Company incurred expenses of $85,000 and $13,000 in connection with this plan.

NOTE 11.  SHAREHOLDERS' EQUITY

          Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

          In October 2003, the Company declared a ten percent stock dividend. As a result of this stock dividend, the Company issued 73,857 shares of common stock. Upon issuance of these new shares, the Company reclassified its retained earnings of $419,175 into common stock. All references to the number of common shares, including per share amounts, have been restated to reflect this stock dividend.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.  RELATED PARTY TRANSACTIONS

          The Bank conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2003 and 2002, there were $3,252,388 and $1,725,968, respectively, of related party deposits. Following is a summary of related party loans:

     Balance at December 31, 2002       $     3,185,384
     New Loans/Advances                         671,929
     Less:  Repayments                          (60,567)
                                        ----------------
     Balance at December 31, 2003       $     3,796,746
                                        ================

NOTE 13.  MISCELLANEOUS OPERATING EXPENSES

          Components of other operating expenses which are greater than 1% of interest income and other operating income for the years ended
          December  31,  2003  and  2002  are  as  follows:

                                      2003        2002
                                  ----------  ----------
     Supplies                     $   65,835  $   58,457
     Other outside services           87,690      73,739
     Advertising                      59,836      90,793
     Bookkeeping                     156,227     141,376
     Data processing                 152,036      97,154

NOTE 14.  REGULATORY MATTERS

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, the Company and Bank met all capital adequacy requirements to which they are subject.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          As of December 31, 2003 and 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                       TO BE WELL
                                                                FOR CAPITAL        CAPITALIZED UNDER
                                                                 ADEQUACY          PROMPT CORRECTIVE
                                                 ACTUAL          PURPOSES          ACTION PROVISIONS
                                            ---------------  -----------------  -----------------------
                                             AMOUNT   RATIO   AMOUNT    RATIO      AMOUNT       RATIO
                                            -------  ------  -------  --------  ----------  -----------
                                                           (DOLLARS IN THOUSANDS)
                                            -----------------------------------------------------------
DECEMBER 31, 2003:
  TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
     CONSOLIDATED                           $ 8,707   11.4%  $ 6,086      8.0%  $      N/A          N/A
     BANK                                   $ 9,163   12.1%  $ 6,083      8.0%  $    7,604        10.0%
  TIER I CAPITAL TO RISK WEIGHTED ASSETS:
     CONSOLIDATED                           $ 7,905   10.4%  $ 3,043      4.0%  $      N/A          N/A
     BANK                                   $ 8,361   11.0%  $ 3,042      4.0%  $    4,562         6.0%
  TIER I CAPITAL TO AVERAGE ASSETS:
     CONSOLIDATED                           $ 7,905    6.8%  $ 4,630      4.0%  $      N/A          N/A
     BANK                                   $ 8,361    7.2%  $ 4,628      4.0%  $    5,785         5.0%

December 31, 2002:
  Total Capital to Risk Weighted Assets:
     Consolidated                           $ 8,068   13.8%  $ 4,674      8.0%  $      N/A         N/A
     Bank                                   $ 7,480   12.9%  $ 4,654      8.0%  $    5,818       10.0%
  Tier I Capital to Risk Weighted Assets:
     Consolidated                           $ 7,450   12.7%  $ 2,337      4.0%  $      N/A         N/A
     Bank                                   $ 6,840   11.8%  $ 2,327      4.0%  $    3,491        6.0%
  Tier I Capital to Average Assets:
     Consolidated                           $ 7,450   7.5%   $ 3,265      4.0%  $      N/A         N/A
     Bank                                   $ 6,840   8.0%   $ 3,230      4.0%  $    4,037        5.0%

          Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. At December 31, 2003, the Bank could pay dividends of approximately $227,000 without prior approval.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15.     PARENT COMPANY FINANCIAL INFORMATION

                         BALANCE SHEETS
                   DECEMBER 31, 2003 AND 2002

                                          2003        2002
                                       ----------  ----------
                            Assets
                            ------
Cash and cash equivalents              $  583,664  $  547,007
Investment in Bank                      8,100,323   7,026,013
Other assets                                6,308      62,775
                                       ----------  ----------

                                       $8,690,295  $7,635,795
                                       ==========  ==========

              Liabilities and Shareholders' Equity
              ------------------------------------


Other borrowings                       $1,000,000  $        -
Other liabilities                          46,104
Shareholders' equity                    7,644,191   7,635,795
                                       ----------  ----------

                                       $8,690,295  $7,635,795
                                       ==========  ==========

                  STATEMENTS OF EARNINGS
      FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                               2003       2002
                                            ----------  ---------
Interest income                             $  26,701   $ 48,801
Other operating expense                       132,510     73,414
                                            ----------  ---------

  Loss  before equity in undistributed
         earnings of Bank and income taxes   (105,809)   (24,613)

Income tax benefit                             39,895     21,398

Equity in undistributed earnings of Bank      521,163    433,636
                                            ----------  ---------

  Net earnings                              $ 455,249   $430,421
                                            ==========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                              2003         2002
                                                          ------------  -----------
OPERATING ACTIVITIES
  Net earnings                                            $   455,249   $  430,421
  Adjustments to reconcile net earnings to net
    cash provided (used) by operating activities:
    Equity in undistributed earnings of Bank                 (521,163)    (433,636)
    Change in other assets and liabilities                    102,571      (32,140)
                                                          ------------  -----------

        NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES       36,657      (35,355)
                                                          ------------  -----------


INVESTING ACTIVITIES
  Investment in Bank                                       (1,000,000)    (700,000)
                                                          ------------  -----------

FINANCING ACTIVITIES
  Proceeds from other borrowings                            1,000,000            -
                                                          ------------  -----------

Net change in cash and cash equivalents                        36,657     (735,355)

Cash and cash equivalents at beginning of year                547,007    1,282,362
                                                          ------------  -----------

Cash and cash equivalents at end of year                  $   583,664   $  547,007
                                                          ============  ===========

NOTE 16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiary, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

          CASH AND CASH EQUIVALENTS: For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

          INTEREST-BEARING DEPOSITS: For interest-bearing deposits, the carrying value is a reasonable estimate of fair value.

          INVESTMENT SECURITIES AVAILABLE-FOR-SALE: Fair values of investment securities available-for-sale are based on quoted market prices.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          OTHER INVESTMENTS: For other investments, the carrying value is a reasonable estimate of fair value.

          CASH SURRENDER VALUE OF LIFE INSURANCE: For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.

          LOANS: The fair value of fixed-rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

          DEPOSITS: The fair value of demand deposits, NOW and money market accounts, and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

          ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of the Federal Home Loan Bank fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

          FEDERAL FUNDS PURCHASED: For federal funds purchased, the carrying amount is a reasonable estimate of fair value.

          OTHER BORROWINGS: The note bears interest on a floating basis and, as such, the carrying amount approximates fair value.

          COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: Because commitments to extend credit and standby letters of credit are generally short-term and at variable rates, the contract value and estimated fair value associated with these instruments are immaterial.

          LIMITATIONS: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  16.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

          The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 are as follows (amounts in thousands):

                                      2003                    2002
                              ----------------------  ----------------------
                              CARRYING    ESTIMATED   CARRYING    ESTIMATED
                               AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                              ---------  -----------  ---------  -----------
Assets:
   Cash and cash equivalents  $   4,372  $     4,372  $  11,584  $    11,584
   Interest-bearing deposits        100          100        298          298
   Investment securities
      available-for-sale         48,096       48,096     34,873       34,873
   Other investments                675          675        675          675
   Loans, net                    56,783       58,220     43,483       43,730
   Cash surrender value of
      life insurance              2,105        2,105      1,558        1,558

Liabilities:
   Deposits                      94,636       94,528     80,257       81,475
   Federal funds purchased        5,864        5,864          -            -
   Advances from Federal
      Home Loan Bank              8,500        7,933      8,500        9,382
   Other borrowings               1,000        1,000          -            -

NOTE  17.  SUBSEQUENT  EVENT

          Subsequent to December 31, 2003, the Company completed the sale of $6,020,000 in common stock through an intrastate offering to raise additional working capital for the Bank. As a result of the offering, 430,000 shares were issued at a price of $14.00 per share. No shares had been issued through the offering as of December 31, 2003.

               MARKET FOR CHEROKEE BANKING COMPANY'S COMMON STOCK;
                              PAYMENT OF DIVIDENDS

The Company's common stock, no par value, is reported on the NASDAQ OTC Bulletin Board under the symbol "CHKJ." The following table is the high and low closing stock price information for the Company's common stock during 2003 and 2002, as reported by NASDAQ:

                             2003            2002
                        --------------  --------------
APPLICABLE PERIOD        HIGH    LOW     HIGH    LOW
-----------------       ------  ------  ------  ------
First Quarter           $15.25  $13.00  $13.00  $10.00
Second Quarter          $16.00  $13.90  $13.00  $13.00
Third Quarter           $23.00  $16.00  $13.15  $11.00
Fourth Quarter          $21.00  $16.36  $15.25  $13.10

The quotations above reflect interdealer prices, without retail mark-ups, mark-downs or commission and may not represent actual transactions.

The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. As of January 1, 2004, the NASDAQ OTC Bulletin Board indicated that reported trading volume for the Company's common stock was 9,815 shares during 2003. Although this reported volume may not reflect total volume during the indicated period due to the possible existence of unreported private sales and purchases among investors, the reported volume would indicate a lack of activity in the secondary market for the Company's common stock. The lack of activity in the secondary market for the Company's common stock may materially impact a shareholder's ability to promptly sell Company common stock at a price acceptable to the selling shareholder. According to the Company's transfer agent, there are approximately 542 shareholders of record.

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

DR. ALBERT L. EVANS, JR., Science Division Chairman, Chemistry Teacher, Etowah High School

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

DONALD F. STEVENS, Chairman of the Board of Directors, Cherokee Banking Company and Cherokee Bank

EDWIN I. SWORDS, III, Dentist, Swords and Phelps



Shareholders may obtain, without charge, a copy of Cherokee Banking Company's Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the period ended December 31, 2003. Written requests should be addressed to Dennis W. Burnette, 1275 Riverstone Parkway, Canton, Georgia 30114.

                             SHAREHOLDER INFORMATION



STOCK TRANSFER AGENT
SunTrust, Atlanta
P O Box 4625
Atlanta, GA  30302


REGULATORY AND SECURITIES COUNSEL
Powell, Goldstein, Frazer & Murphy
Sixteenth Floor
191 Peachtree Street, NE
Atlanta, GA  30303


INDEPENDENT AUDITORS
Porter Keadle Moore, LLP
235 Peachtree Street NE
Suite 1800
Atlanta, GA  30303


ANNUAL SHAREHOLDERS MEETING
May 24, 2004, 5:00 p.m.

Cherokee Bank
1275 Riverstone Pkwy.
Canton, GA  30114


                              WWW.CHEROKEEBANK.COM