Form 10KSB, Exhibit 13
period 2004-12-31
CHEROKEE BANKING CO
filed 2005-03-31
CIK 1077535

EXHIBIT 13.1


                            CHEROKEE BANKING COMPANY




                               2004 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Cherokee Banking Company is a bank holding company headquartered in Canton, Georgia organized to own all of the common stock of its bank subsidiary, Cherokee Bank, N.A. The principal activity of the bank is to provide banking services to domestic markets, principally in Cherokee County, Georgia. The bank is primarily regulated by the Office of the Comptroller of the Currency ("OCC") and undergoes periodic examinations by this regulatory agency. Our bank holding company is regulated by the Federal Reserve Bank and also is subject to periodic examinations.

The following discussion describes our results of operations for 2004 as compared to 2003 and also analyzes our financial condition as of December 31, 2004 as compared to December 31, 2003. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2004 and 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a "Sensitivity Analysis Table" to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

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

CRITICAL ACCOUNTING POLICIES

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in note 1 in the footnotes to the consolidated financial statements at December 31, 2004 included elsewhere in this annual report.

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

RESULTS  OF  OPERATIONS

Net income for 2004 was $559,000 compared to $455,000 in 2003. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received on investments (such as loans, investment securities, federal funds sold, etc.) and the interest expense on deposit liabilities and other borrowings (such as Federal Home Loan Bank advances, federal funds purchased and advances on the line of credit). Net interest income was $4,622,000 for the year ended December 31, 2004 compared to $3,441,000 for the year ended December 31, 2003.

The provision for loan losses in 2004 was $285,000 compared to $194,000 in 2003. The provision for loan losses reflects management's estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the year ended December 31, 2004 totaled $1,017,000 compared to $866,000 in 2003. Other operating income includes service charges on deposit accounts, mortgage origination fee income and investment security gains. Historically low interest rates during 2004 and 2003 provided us with an opportunity to derive significant income from the origination of mortgage loans. Other operating expenses in 2004 were $4,559,000 compared to $3,458,000 in 2003. The largest component of other operating expenses is salaries and benefits, which totaled $2,318,000 for the year ended December 31, 2004 compared to $1,838,000 in 2003.

NET  INTEREST  INCOME

As stated above, for the years ended December 31, 2004 and 2003, net interest income totaled $4,622,000 and $3,441,000, respectively. Interest income from loans, including fees was $4,589,000 representing a yield of 6.37% in 2004 compared to a yield of 6.73% in 2003. The decrease in the yield during 2004 is directly attributable to the refinancing by customers of existing fixed rate loans at lower prevailing market rates. Also, while the prime rate increased during 2004, many of our variable rate loans are structured with floors well above the prime rate and, as such, the increase in the prime rate during 2004 did not produce an increase in our yield. Interest expense totaled $1,775,000 for the year ended December 31, 2004 compared to $1,607,000 in 2003. The net interest margin realized on earning assets and the interest rate spread were 3.74% and 3.51%, respectively, for the year ended December 31, 2004 compared to an interest rate margin of 3.57% and interest rate spread of 3.34% in 2003.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

AVERAGE  BALANCES  AND  INTEREST  RATES

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2004 and 2003 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

                                                For the Year Ended               For the Year Ended
                                                 December 31, 2004                December 31, 2003
                                         --------------------------------  ------------------------------
                                                        (Amounts presented in thousands)

                                          Average                Yield/     Average               Yield/
                                          Balance   Interest      Rate      Balance    Interest    Rate
                                         ---------  ---------  ----------  ---------  ----------  -------
Assets:
  Interest earning assets:
    Loans (including loan fees)          $ 72,087      4,589        6.37%  $ 49,700   $   3,344     6.73%
    Investment securities                  48,679      1,763        3.62%    43,982       1,662     3.78%
    Interest-bearing deposits                 299          6        2.05%       242           9     3.72%
    Federal funds sold                      2,497         39        1.56%     2,556          33     1.29%
                                         ---------  ---------  ----------  ---------  ----------  -------

Total interest earning assets             123,562      6,397        5.18%    96,480       5,048     5.23%
Other non-interest earnings assets         11,177                             9,230
                                         ---------                         ---------

        Total assets                     $134,739                          $105,710
                                         =========                         =========

Liabilities and shareholders' equity:
  Interest-bearing liabilities:
    Deposits:
      Interest-bearing demand
        and savings                      $ 60,900        495        0.81%  $ 48,941   $     474     0.97%
      Time                                 33,367        938        2.81%    26,386         830     3.15%
      Federal Home Loan Bank
        advances                            8,523        277        3.25%     8,500         276     3.25%
      Other borrowings                        167          8        4.79%       416          10     2.40%
      Federal funds purchased               3,014         57        1.89%       877          17     1.94%
                                         ---------  ---------  ----------  ---------  ----------  -------

Total interest-bearing liabilities        105,971      1,775        1.67%    85,120       1,607     1.89%
Other non-interest bearing liabilities     15,130                            13,208
Shareholders' equity                       13,638                             7,382
                                         ---------                         ---------

      Total liabilities and
        shareholders' equity             $134,739                          $105,710
                                         =========                         =========

Excess of interest-earning assets over
  interest bearing liabilities           $ 17,591                          $ 11,360
                                         =========                         =========

Ratio of interest-earning assets
  to interest-bearing liabilities          116.60%                           113.35%

Net interest income                                    4,622                          $   3,441
                                                    =========                         ==========

Net interest spread                                     3.51%                              3.34%

Net interest margin                                     3.74%                              3.57%

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

                                               2004 compared to 2003
                                          -------------------------------
                                                Increase (decrease)
                                                 due to change in
                                                                   Net
                                            Rate      Volume     Change
                                          ---------  ---------  ---------
  Interest income on:
    Loans (including loan fees)           $   (188)  $  1,433   $  1,245
    Investment securities                      (72)       173        101
    Interest-bearing deposits                   (5)         2         (3)
    Federal funds sold                           7         (1)         6
                                          ---------  ---------  ---------
        Total interest income                 (258)     1,607      1,349
                                          ---------  ---------  ---------

  Interest expense on:
    Interest-bearing demand and savings        (85)       106         21
    Time deposits                              (96)       204        108
    Federal Home Loan Bank advances              -          1          1
    Other borrowings                             6         (8)        (2)
    Federal funds purchased                     (5)        45         40
                                          ---------  ---------  ---------
        Total interest expense                (180)       348        168
                                          ---------  ---------  ---------

        Net interest income               $    (78)  $  1,259   $  1,181
                                          =========  =========  =========

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

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank's net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2004, the bank, as measured by Gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

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

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

                                                             At December 31, 2004
                                                            (dollars in thousands)

                                            Three
                                            Months     Four Months     1 to 5     Over 5
                                           or Less     to 12 Months     Years     Years     Total
                                          ----------  --------------  ---------  --------  --------
Interest-earning assets:
   Investment securities                  $       -   $           -   $ 16,351   $32,533   $ 48,884
   Interest-bearing deposits                      -             595        495         -      1,090
   Loans                                     58,620           4,257     19,376     2,761     85,014
                                          ----------  --------------  ---------  --------  --------

Total interest-bearing assets                58,620           4,852     36,222    35,294    134,988
                                          ----------  --------------  ---------  --------  --------

Interest-bearing liabilities:
   Deposits:
      Savings and demand                     59,665               -          -         -     59,665
      Time deposits                          11,605          18,375     10,203         -     40,183
   Federal Home Loan Bank advances                -               -      3,000     5,500      8,500
   Federal funds purchased                    8,858               -          -         -      8,858
                                          ----------  --------------  ---------  --------  --------

Total interest-bearing liabilities           80,128          18,375     13,203     5,500    117,206
                                          ----------  --------------  ---------  --------  --------

Interest sensitive difference per period    (21,508)        (13,523)    23,019    29,794   $ 17,782
                                                                                           ========
Cumulative interest sensitivity
   difference                             $ (21,508)        (35,031)   (12,012)   17,782
                                          ==========  ==============  =========  ========

Cumulative difference to total assets       (14.58%)        (23.75%)    (8.14%)    12.05%
                                          ==========  ==============  =========  ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

At December 31, 2004, the difference between the bank's liabilities and assets repricing or maturing within one year was $35,031,000. Due to an excess of liabilities repricing or maturing within one year, an increase in interest rates would cause the bank's net interest income to decline.

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

PROVISION  AND  ALLOWANCE  FOR  LOAN  LOSSES

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $285,000 for the year ended December 31, 2004 as compared to $194,000 for the year ended December 31, 2003. The loan portfolio increased by approximately $27.4 million during the year ended December 31, 2004 compared to an increase of $13.5 million during the year ended December 31, 2003. The allowance for loan losses was 1.26% of gross loans at December 31, 2004 compared to 1.39% at December 31, 2003. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net earnings and, possibly, our capital.

The following table summarizes information concerning the allowance for loan losses:

                                                     December 31,
                                                  ------------------
                                                   2004      2003
                                                  -------  ---------
Balance at beginning of year                      $  802   $    640
  Charge-offs:
     Commercial                                        5          -
     Real estate - construction                        -         19
     Real estate - mortgage                            -          -
     Consumer                                          7         26
                                                  -------  ---------

        Total charge-offs                             12         45

     Recoveries:
     Commercial                                        -          -
     Real estate - construction                        -          -
     Real estate - mortgage                            -          7
     Consumer                                          -          6
                                                  -------  ---------

        Total recoveries                               -         13
                                                  -------  ---------

  Net charge-offs                                     12         32
  Additions charged to operations                    285        194
                                                  -------  ---------

  Balance at end of year                          $1,075   $    802
                                                  =======  =========

  Ratio of net charge-offs during period to
     average loans outstanding during the period    .017%      .064%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

The following table summarizes other real estate and repossessions, past due and non-accrual loans, and income that would have been reported on non-accrual loans as of December 31, 2004 and 2003 (amounts are presented in thousands):

                                           December 31,
                                         ----------------
                                          2004     2003
                                         ------  --------
Other real estate and repossessions      $    -  $      -
Accruing loans 90 days or more past due       -         -
Non-accrual loans                            16         -
Interest on non-accrual loans which
   would have been reported                   -         -

NONINTEREST  INCOME  AND  EXPENSE

Noninterest income for the year ended December 31, 2004 totaled $1,017,000 as compared to $866,000 for the year ended December 31, 2003. This increase in noninterest income was primarily due to an increase in service charges on deposit accounts. Service charges on deposit accounts grew as the number of accounts increased in 2004 as compared to 2003.

Total noninterest expense for the year ended December 31, 2004 was $4,559,000 as compared to $3,458,000 for the same period in 2003. Salaries and benefits, the largest component of noninterest expense, totaled $2,318,000 for the year ended December 31, 2004, compared to $1,838,000 for the same period a year ago. Salary and benefits expense primarily increased due to the increase in full time equivalent employees from 37 at December 31, 2003 to 41 at December 31, 2004 as well as other annual salary increases. Other operating expenses were $1,742,000 for the year ended December 31, 2004 as compared to $1,266,000 for the year ended December 31, 2003. The increase in noninterest expenses is due primarily to the continued growth of the bank.

INCOME  TAXES

For the year ended December 31, 2004, we recognized income tax expense of $237,000 compared to $199,000 in 2003. Our effective tax rate in 2004 and 2003 was approximately 30%.

FINANCIAL CONDITION

Total assets increased $29,565,000, or 25% from December 31, 2003 to December 31, 2004. The primary source of growth in assets was net loans, which increased $27,157,000 or 48%, during the year ended December 31, 2004. Total deposits increased $20,659,000, or 22% during 2004.

INTEREST  EARNING  ASSETS

LOANS

Gross loans totaled $85,014,000 at December 31, 2004, an increase of $27,430,000 or 48% since December 31, 2003. The largest increase in loans was in commercial, financial and agricultural loans, which increased $11,980,000 or 40% to $41,998,000 at December 31, 2004. Real estate construction loans increased $9,522,000 during 2004. Balances within the major loans receivable categories as of December 31, 2004 and December 31, 2003 are as follows:

                                               2004              2003
                                        -----------------  -----------------
Commercial, financial and agricultural  $41,997,789   49%  $30,017,333   52%
Real estate - mortgage                   14,210,709   17%    8,423,916   15%
Real estate - construction               25,676,400   30%   16,154,111   28%
Consumer                                  3,129,361    4%    2,989,302    5%
                                        -----------  ----  -----------  ----

                                        $85,014,259  100%  $57,584,662  100%
                                        ===========  ====  ===========  ====

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

As of December 31, 2004, maturities of loans in the indicated classifications were as follows:

                             Real Estate
               Commercial   Construction      Total
               -----------  -------------  -----------
Maturity

Within 1 year  $ 9,471,660  $  21,635,323  $31,106,983
1 to 5 years    27,710,952      4,041,077   31,752,029
Over 5 years     4,815,177              -    4,815,177
               -----------  -------------  -----------

  Totals       $41,997,789  $  25,676,400  $67,674,189
               ===========  =============  ===========

As of December 31, 2004, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows:

                            Fixed Interest   Variable Interest
                                 Rates             Rates            Total
                            ---------------  ------------------  -----------
Commercial
  1 to 5 years              $    12,303,019  $       15,407,933  $27,710,952
  Over 5 years                      752,646           4,062,532    4,815,178

Real estate - construction
  1 to 5 years                            -           4,041,077    4,041,077
  Over 5 years                            -                   -            -
                            ---------------  ------------------  -----------

                            $    13,055,665  $       23,511,542  $36,567,207
                            ===============  ==================  ===========

INVESTMENT  SECURITIES

Investment securities available-for-sale decreased slightly to $47,865,000 at December 31, 2004 from $48,096,000 at December 31, 2003. All of the bank's marketable investment securities were designated as available-for-sale at December 31, 2004 and 2003.

The following table presents the investments by category at December 31, 2004 and 2003:

                                      2004                      2003
                            ------------------------  ------------------------
                             Amortized    Estimated    Amortized    Estimated
                               Cost      Fair Value      Cost      Fair Value
                            -----------  -----------  -----------  -----------
U.S. Government and
  federal agencies          $17,942,139  $17,793,753  $ 5,647,195  $ 5,566,393
Mortgage-backed securities   30,616,058   30,071,359   42,869,781   42,529,340
                            -----------  -----------  -----------  -----------

                            $48,558,197  $47,865,112  $48,516,976  $48,095,733
                            ===========  ===========  ===========  ===========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented:

                                     U.S.
                                  Government   Weighted    Mortgage    Weighted
                                 and Federal    Average     Backed      Average
                                   Agencies     Yields    Securities    Yields
                                 ------------  ---------  -----------  ---------
Maturities at December 31, 2004

After 1 through 5 years          $ 15,815,332      3.16%  $   535,661      4.00%
After 5 through 10 years            1,978,421      3.53%   13,099,497      4.22%
After 10 years                              -         -    16,436,201      4.20%
                                 ------------  ---------  -----------  ---------

Totals                           $ 17,793,753      3.20%  $30,071,359      4.20%
                                 ============  =========  ===========  =========

DEPOSITS

At December 31, 2004, total deposits increased by $20,659,000, or 22% from December 31, 2003. Noninterest-bearing demand deposits increased $2,103,000 or 16% and interest-bearing deposits increased $18,556,000 or 23%.

Balances within the major deposit categories as of December 31, 2004 and December 31, 2003 are as follows:

                                          2004         2003
                                      ------------  -----------
Non-interest bearing demand deposits  $ 15,445,889  $13,342,450
Interest-bearing demand deposits        55,158,217   52,394,310
Savings deposits                         4,506,941    2,438,973
Time deposits                           25,754,392   20,108,509
Time deposits over $100,000             14,428,709    6,351,371
                                      ------------  -----------

                                      $115,294,148  $94,635,613
                                      ============  ===========

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table:

                                                      December 31,
                                     ---------------------------------------------
                                              2004                   2003
                                     ---------------------------------------------
                                         (Amounts are presented in thousands)

                                       Amount       Rate        Amount      Rate
Non-interest bearing demand          $    16,013         -   $     12,495       -
Interest-bearing demand and savings       60,900      0.81%        48,941    0.97%
Time deposits                             33,367      2.81%        26,386    3.15%
                                     -----------             ------------

                                     $   110,280             $     87,822
                                     ===========             ============

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2004, are summarized as follows (Amounts are presented in thousands):

Within 3 months            $ 6,048
After 3 through 6 months     2,383
After 6 through 12 months    2,736
After 12 months              3,262
                           -------

     Total                 $14,429
                           =======

CAPITAL  RESOURCES

Total shareholders' equity increased from $7,644,000 at December 31, 2003 to $14,013,000 at December 31, 2004. This increase of $6,369,000 was due to net earnings of $559,000 for the period and proceeds from our common stock offering of $6,020,000, net of stock issue costs of $41,000, partially offset by a decrease of $169,000 in the fair value of securities available-for-sale, net of tax. The proceeds from the offering will primarily be used to provide additional working capital for the Bank.

Bank holding companies, such as ours, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the bank's risk-based capital ratios at December 31, 2004:

Tier 1 capital (to risk-weighted assets)  12.56%
Total capital (to risk-weighted assets)   13.61%
Tier 1 capital (to total average assets)   8.89%

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

The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short term unsecured advances up to $14,400,000, with $5,542,000 available at December 31, 2004.

Cash and cash equivalents as of December 31, 2004 increased $442,000 from December 31, 2003. Cash provided by operating activities totaled $1,231,000 in 2004, while inflows from financing activities totaled $28,631,000, which were attributable to net increases in deposits, federal funds purchased, and proceeds from the issuance of common stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

During 2004, investing activities used $29,421,000 of cash and cash equivalents. Investing activities included net loans made to customers of approximately $27,442,000, purchases of investment securities available-for-sale of $24,676,000 and purchases of premises and equipment of $560,000, partially offset by maturities and sales of investment securities available-for-sale of approximately $24,590,000.

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

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2004:

Commitments to extend credit  $19,923,000
Standby letters of credit     $   443,000

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

SELECTED  RATIOS

The following table sets out certain ratios of the Company for the years indicated.

                                   2004   2003
                                  ------  -----
Net income to:
  Average stockholders' equity     4.10%  6.17%
  Average assets                    .41%   .43%
Dividends to net income               -      -
Average equity to average assets  10.12%  6.98%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

RECENT  ACCOUNTING  PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS No. 123(R)"), which revises and amends SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees, including stock options, to be recognized in the financial statements based on their fair values. Upon adoption, pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123(R) will be effective for the Company for financial statements beginning after December 15, 2005. The Company is still evaluating the transition provisions allowed by SFAS No. 123(R) and expects to adopt its provisions in the first quarter of 2006. The Company has not yet determined the financial statement impact of the pronouncement.

In March 2004, The Emerging Issues Task Force ("EITF") issued EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments ("EITF 03-1"). EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. The disclosure guidance was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004,whereas the recognition and measurement guidance has been deferred. The disclosures required by EITF 03-1 are included in Note 2 to the consolidated financial statements. The Company did not recognize an impairment loss on any investment in 2004 or 2003.

Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

                                 [LOGO OMITTED]
                            Porter Keadle Moore, LLP
                            ------------------------


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Cherokee Banking Company
Canton, Georgia

We have audited the accompanying consolidated balance sheets of Cherokee Banking Company and subsidiary as of December 31, 2004 and 2003, and the related statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cherokee Banking Company and subsidiary as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                                    /s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 4, 2005


                          Certified Public Accountants
--------------------------------------------------------------------------------
      Suite 1800 - 235 Peachtree Street NE - Atlanta, Georgia 30303 - Phone
                 404-588-4200 - Fax 404-588-4222 - www.pkm.com

                                        CHEROKEE BANKING COMPANY

                                      CONSOLIDATED BALANCE SHEETS
                                       DECEMBER 31, 2004 AND 2003


                                  Assets                                       2004           2003
                                  ------                                   -------------  -------------
Cash and due from banks, including reserve requirements
    of $1,425,000 and $1,665,000                                           $  4,813,723   $  4,371,985

Interest-bearing deposits at other financial institutions                     1,090,000        100,000
Investment securities available-for-sale                                     47,865,112     48,095,733
Other investments                                                             1,018,750        675,350
Loans, net                                                                   83,939,597     56,782,597
Premises and equipment, net                                                   5,159,501      4,909,085
Accrued interest receivable and other assets                                  3,622,675      3,009,164
                                                                           -------------  -------------

          Total assets                                                     $147,509,358   $117,943,914
                                                                           =============  =============

                  Liabilities and Shareholders' Equity
                  ------------------------------------

Deposits:
    Demand                                                                 $ 15,445,889   $ 13,342,450
    Money market and NOW accounts                                            55,158,217     52,394,310
    Savings                                                                   4,506,941      2,438,973
    Time                                                                     25,754,392     20,108,509
    Time over $100,000                                                       14,428,709      6,351,371
                                                                           -------------  -------------
           Total deposits                                                   115,294,148     94,635,613

Advances from Federal Home Loan Bank                                          8,500,000      8,500,000
Federal funds purchased                                                       8,858,000      5,864,000
Other borrowings                                                                      -      1,000,000
Accrued interest payable and other liabilities                                  844,016        300,110
                                                                           -------------  -------------

          Total liabilities                                                 133,496,164    110,299,723
                                                                           -------------  -------------

Commitments

Shareholders' equity:
    Preferred stock, no par value, 2,000,000 shares authorized,
        no shares issued and outstanding                                              -              -
    Common stock, no par value, 10,000,000 shares authorized,
        1,242,515 and 812,515 shares issued and outstanding, respectively    13,728,330      7,749,680
    Retained earnings                                                           714,576        155,681
    Accumulated other comprehensive loss                                       (429,712)      (261,170)
                                                                           -------------  -------------

          Total shareholders' equity                                         14,013,194      7,644,191
                                                                           -------------  -------------

          Total liabilities and shareholders' equity                       $147,509,358   $117,943,914
                                                                           =============  =============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     CHEROKEE BANKING COMPANY

                               CONSOLIDATED STATEMENTS OF EARNINGS
                          FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                              2004        2003
                                                                           ----------  ----------
Interest income:
    Interest and fees on loans                                             $4,589,113  $3,343,771
    Interest and dividends on investment securities                         1,763,432   1,662,352
    Interest on federal funds sold                                             38,547      32,646
    Interest on interest-bearing deposits at other financial institutions       6,121       9,258
                                                                           ----------  ----------

          Total interest income                                             6,397,213   5,048,027
                                                                           ----------  ----------

Interest expense:
    Interest on money market and NOW accounts                                 478,691     459,829
    Interest on savings and time deposits                                     953,921     843,828
    Interest on other borrowings                                              342,251     303,729
                                                                           ----------  ----------

          Total interest expense                                            1,774,863   1,607,386
                                                                           ----------  ----------

          Net interest income                                               4,622,350   3,440,641

Provision for loan losses                                                     284,949     194,076
                                                                           ----------  ----------

          Net interest income after provision for loan losses               4,337,401   3,246,565
                                                                           ----------  ----------

Other income:
    Service charges on deposit accounts                                       560,314     432,269
    Mortgage origination fees                                                 233,259     242,939
    Investment security gains, net                                              4,462      34,616
    Other income                                                              219,211     155,769
                                                                           ----------  ----------

          Total other income                                                1,017,246     865,593
                                                                           ----------  ----------

Other expenses:
    Salaries and employee benefits                                          2,318,022   1,838,193
    Occupancy and equipment                                                   498,681     354,278
    Other operating                                                         1,741,979   1,265,522
                                                                           ----------  ----------

          Total other expenses                                              4,558,682   3,457,993
                                                                           ----------  ----------

          Earnings before income taxes                                        795,965     654,165

Income tax expense                                                            237,070     198,916
                                                                           ----------  ----------

          Net earnings                                                     $  558,895  $  455,249
                                                                           ==========  ==========

Basic earnings per share                                                   $     0.48  $     0.56
                                                                           ==========  ==========

Diluted earnings per share                                                 $     0.44  $     0.50
                                                                           ==========  ==========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                        CHEROKEE BANKING COMPANY

                            CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                    2004        2003
                                                                                 ----------  ----------
Net earnings                                                                     $ 558,895   $ 455,249
                                                                                 ----------  ----------

Other comprehensive loss, net of tax:
    Unrealized losses on investment securities available-
        for-sale, net of income taxes of $101,604 and $260,736                    (165,776)   (425,391)

    Reclassification adjustments for gains on sale of investment securities
        available-for-sale, net of income taxes of $1,696 and $13,154               (2,766)    (21,462)
                                                                                 ----------  ----------

Other comprehensive loss                                                          (168,542)   (446,853)
                                                                                 ----------  ----------

Comprehensive income                                                             $ 390,353   $   8,396
                                                                                 ==========  ==========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                           CHEROKEE BANKING COMPANY

                          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                               ACCUMULATED
                                             COMMON STOCK                         OTHER            TOTAL
                                         ----------------------   RETAINED    COMPREHENSIVE    SHAREHOLDERS'
                                          SHARES      AMOUNT      EARNINGS    INCOME (LOSS)       EQUITY
                                         ---------  -----------  ----------  ---------------  ---------------
BALANCE, DECEMBER 31, 2002                 738,658  $ 7,330,505  $ 119,607   $      185,683   $    7,635,795
    Net earnings                                 -            -    455,249                -          455,249
    Stock dividend                          73,857      419,175   (419,175)               -                -
    Change in unrealized gain/loss on
      investment securities available-
      for-sale, net of tax                       -            -          -         (446,853)        (446,853)
                                         ---------  -----------  ----------  ---------------  ---------------
BALANCE, DECEMBER 31, 2003                 812,515    7,749,680    155,681         (261,170)       7,644,191
    Net earnings                                 -            -    558,895                -          558,895
    Issuance of common stock, net
     of stock issuance costs of $41,350    430,000    5,978,650          -                -        5,978,650
    Change in unrealized gain/loss on
      investment securities available-
      for-sale, net of tax                       -            -          -         (168,542)        (168,542)
                                         ---------  -----------  ----------  ---------------  ---------------
BALANCE, DECEMBER 31, 2004               1,242,515  $13,728,330  $ 714,576   $     (429,712)  $   14,013,194
                                         =========  ===========  ==========  ===============  ===============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     CHEROKEE BANKING COMPANY

                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                         2004           2003
                                                                     -------------  -------------
Cash flows from operating activities:
    Net earnings                                                     $    558,895   $    455,249
    Adjustments to reconcile net earnings to net cash
        provided by operating activities:
        Depreciation, amortization and accretion                          358,193        293,570
        Provision for loan losses                                         284,949        194,076
        Deferred income tax benefit                                      (139,291)       (36,232)
        Investment security gains, net                                     (4,462)       (34,616)
        Change in:
              Accrued interest receivable and other assets               (370,921)      (420,985)
              Accrued interest payable and other liabilities              543,906       (239,243)
                                                                     -------------  -------------

              Net cash provided by operating activities                 1,231,269        211,819
                                                                     -------------  -------------

Cash flows from investing activities:
    Proceeds from sales of investment securities available-for-sale    15,710,937      4,124,494
    Proceeds from calls and maturities of investment securities
       available-for-sale                                               8,879,284     18,399,582
    Purchases of investment securities available-for-sale             (24,676,077)   (36,516,588)
    Change in interest-bearing deposits                                  (990,000)       198,000
    Purchases of other investments                                       (343,400)             -
    Proceeds from sale of other real estate                                     -         62,000
    Net change in loans                                               (27,441,949)   (13,555,992)
    Purchase of premises and equipment                                   (559,511)    (1,377,749)
                                                                     -------------  -------------

            Net cash used in investing activities                     (29,420,716)   (28,666,253)
                                                                     -------------  -------------

Cash flows from financing activities:
    Net change in deposits                                             20,658,535     14,378,778
    Net change in federal funds purchased                               2,994,000      5,864,000
    Proceeds from other borrowings                                              -      1,000,000
    Repayment of other borrowings                                      (1,000,000)             -
    Proceeds from issuance of common stock                              6,020,000              -
    Stock issuance costs                                                  (41,350)             -
                                                                     -------------  -------------

            Net cash provided by financing activities                  28,631,185     21,242,778
                                                                     -------------  -------------

Net change in in cash and cash equivalents                                441,738     (7,211,656)

Cash and cash equivalents at beginning of year                          4,371,985     11,583,641
                                                                     -------------  -------------

Cash and cash equivalents at end of year                             $  4,813,723   $  4,371,985
                                                                     =============  =============

    Supplemental schedule of noncash investing and financing
       activities consisting of change in unrealized gain/loss on
       investment securities available-for-sale, net of tax          $   (168,542)  $   (446,853)

    Supplemental disclosures of cash flow information:
       Cash paid during the year for interest                        $  1,550,504   $  1,662,925
       Cash paid during the year for income taxes                    $    396,186   $    297,973


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            CHEROKEE BANKING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003

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

          INVESTMENT SECURITIES

          The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2004 and 2003, all investment securities were classified as available-for-sale.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          INVESTMENT SECURITIES (CONTINUED)

          Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in the fair value.

          OTHER  INVESTMENTS

          Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

          LOANS  AND  ALLOWANCE  FOR  LOAN  LOSSES

          Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

          Nonrefundable loan fees and certain direct loan origination costs are accounted for over the life of the related loan as an adjustment to the yield.

          A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

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

          Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades are assigned allocations of loss based on peer group loss experience and regulatory guidelines. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an external independent loan reviewer to challenge and corroborate its loan gradings and provide additional analysis, including peer group comparisons, in determining the adequacy of the allowance for loan losses and necessary provisions to the allowance.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

          EARNINGS  PER  SHARE

          Basic earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential shares outstanding during the year are included in diluted earnings per share.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          EARNINGS PER SHARE (CONTINUED)

          The reconciliation of the amounts used in the computation of both basic earnings per share and diluted earnings per share for 2004 and 2003 is presented as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      ---------------------------
                                                          2004          2003
                                                      ------------  -------------
Net earnings                                          $    558,895  $     455,249
                                                      ============  =============

Weighted average number of common shares outstanding     1,166,811        812,515
Effect of dilutive options and warrants                    106,498         96,546
                                                      ------------  -------------

Weighted average number of common shares outstanding
   used to calculate diluted earnings per share          1,273,309        909,061
                                                      ============  =============

Basic earnings per share                              $        .48  $         .56
                                                      ============  =============

Diluted earnings per share                            $        .44  $         .50
                                                      ============  =============

          STOCK-BASED  COMPENSATION  PLANS

          The Company sponsors stock-based compensation plans, which are described more fully in Note 10. The Company accounts for these plans under the recognition and measurement principles of Accounting
          Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, to stock-based compensation for the years ended December 31, 2004 and 2003.

                                                   YEARS ENDED DECEMBER 31,
                                                 ---------------------------
                                                     2004          2003
                                                 ------------  -------------
Net earnings, as reported                        $    558,895  $     455,249
Deduct: Total stock-based employee compensation
    expense determined under fair value based
    method for all awards, net of tax                  31,290         19,343
                                                 ------------  -------------
Pro forma net earnings                           $    527,605        435,906
                                                 ============  =============
Basic earnings per share:
  As reported                                    $        .48  $        0.56
                                                 ============  =============
  Pro forma                                      $        .45  $        0.54
                                                 ============  =============
Diluted earnings per share:
  As reported                                    $        .44  $        0.50
                                                 ============  =============
  Pro forma                                      $        .41  $        0.48
                                                 ============  =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          RECENT  ACCOUNTING  PRONOUNCEMENTS

          In December 2004, the Financial Accounting Standards Board ("FASB") published FASB Statement No. 123 (revised 2004), "Share-Based Payment" ("FAS 123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to
          Employees,  and  its  related  interpretive  guidance  (APB  25).

          The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006. The Company is still evaluating the transition provisions allowed by SFAS No. 123(R) and expects to adopt its provisions in the first quarter of 2006. The Company has not yet determined the financial statement impact of the pronouncement.

          In March 2004, the Emerging Issues Task Force ("EITF") released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The disclosures required by EITF 03-1 are included in Note 2 to the consolidated financial statements. The Company did not recognize an impairment loss on any investment in 2004 or 2003.

          Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements upon adoption.

NOTE 2.   INVESTMENT SECURITIES

          At December 31, 2004 and 2003, investment securities available-for-sale consisted of the following:

                                            GROSS        GROSS      ESTIMATED
                             AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                               COST         GAINS       LOSSES        VALUE
                            -----------  -----------  -----------  -----------
DECEMBER 31, 2004:
U.S. GOVERNMENT AND
   FEDERAL AGENCIES         $17,942,139  $     5,244  $   153,630  $17,793,753
MORTGAGE-BACKED SECURITIES   30,616,058        4,614      549,313   30,071,359
                            -----------  -----------  -----------  -----------
                            $48,558,197  $     9,858  $   702,943  $47,865,112
                            ===========  ===========  ===========  ===========
December 31, 2003:
U.S. Government and
   federal agencies         $ 5,647,195  $    10,926  $    91,728  $ 5,566,393
Mortgage-backed securities   42,869,781      209,424      549,865   42,529,340
                            -----------  -----------  -----------  -----------
                            $48,516,976  $   220,350  $   641,593  $48,095,733
                            ===========  ===========  ===========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2004 and 2003 are summarized as follows:

                              LESS THAN TWELVE MONTHS       OVER TWELVE MONTHS
                            ---------------------------  ------------------------
                                              GROSS                      GROSS
                                FAIR       UNREALIZED       FAIR      UNREALIZED
                               VALUE         LOSSES         VALUE       LOSSES
                            ------------  -------------  -----------  -----------
DECEMBER 31, 2004:
U.S. Government and
   federal agencies         $ 13,808,441  $     153,630  $         -  $         -
Mortgage-backed securities    15,640,728        244,268   12,462,411      305,045
                            ------------  -------------  -----------  -----------
                            $ 29,449,169  $     397,898  $12,462,411  $   305,045
                            ============  =============  ===========  ===========

                              Less Than Twelve Months       Over Twelve Months
                            ---------------------------  ------------------------
                                              Gross                      Gross
                                Fair       Unrealized       Fair      Unrealized
                               Value         Losses         Value       Losses
                            ------------  -------------  -----------  -----------
December 31, 2003:
U.S. Government and
   federal agencies         $  2,901,394  $      91,728  $         -  $         -
Mortgage-backed securities    28,107,836        537,559    1,531,121       12,306
                            ------------  -------------  -----------  -----------
                            $ 31,009,230  $     629,287  $ 1,531,121  $    12,306
                            ============  =============  ===========  ===========

          At December 31, 2004, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are largely backed by the U.S. Government. At December 31, 2004, there were 40 out of 46 securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, that contained unrealized losses.

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

          The amortized cost and estimated fair value of investment securities available for sale as of December 31, 2004 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or repay obligations with or without call or prepayment penalties.

                             AMORTIZED   ESTIMATED FAIR
                               COST           VALUE
                            -----------  ---------------
U.S. Government and
   federal agencies:
   1 to 5 years             $15,950,402  $    15,815,332
   5 to 10 years              1,991,737        1,978,421
Mortgage-backed securities   30,616,058       30,071,359
                            -----------  ---------------
                            $48,558,197  $    47,865,112
                            ===========  ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          For the years ended December 31, 2004 and 2003, proceeds from sales of investment securities available- for-sale totaled approximately $15,711,000 and $4,124,000, respectively. The Company recognized gross gains of $110,222 and $35,197 on those sales during 2004 and 2003, respectively. The Company recognized gross losses of $105,760 and $581 on those sales during 2004 and 2003, respectively.

          At December 31, 2004 and 2003, securities with a carrying value of approximately $32,439,000 and $43,000,000, respectively, were pledged to secure public deposits, Federal Home Loan Bank advances and for other purposes as required by law.

NOTE 3.   LOANS

          Major classifications of loans at December 31, 2004 and 2003 are presented below:

                                           2004         2003
                                        -----------  -----------
Commercial, financial and agricultural  $41,997,789  $30,017,333
Real estate - mortgage                   14,210,709    8,423,916
Real estate - construction               25,676,400   16,154,111
Consumer                                  3,129,361    2,989,302
                                        -----------  -----------
                                         85,014,259   57,584,662
Less:  Allowance for loan losses          1,074,662      802,065
                                        -----------  -----------
                                        $83,939,597  $56,782,597
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

          Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2004 and 2003:

                                       2004        2003
                                    -----------  ---------
BALANCE, BEGINNING OF YEAR          $  802,065   $640,158
  Provisions charged to operations     284,949    194,076
  Loan charge-offs                     (12,352)   (44,749)
  Loan recoveries                            -     12,580
                                    -----------  ---------
BALANCE, END OF YEAR                $1,074,662   $802,065
                                    ===========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.   PREMISES AND EQUIPMENT

          Major classifications of premises and equipment as of December 31, 2004 and 2003 are summarized as follows:

                                    2004        2003
                                 ----------  ----------
Land and land improvements       $1,104,141  $1,100,641
Buildings and improvements        3,667,589   2,279,889
Furniture and equipment           1,398,048     996,481
Construction in process                   -   1,236,468
                                 ----------  ----------
                                  6,169,778   5,613,479
Less:  Accumulated depreciation   1,010,277     704,394
                                 ----------  ----------
                                 $5,159,501  $4,909,085
                                 ==========  ==========

          Depreciation expense amounted to $312,712 and $209,690 for the years ended December 31, 2004 and 2003, respectively.


NOTE 5.   DEPOSITS

          At December 31, 2004, contractual maturities of time deposits are summarized as follows:

2005      $29,980,939
2006        6,285,365
2007        2,535,547
2008          994,475
2009          386,775
          -----------
          $40,183,101
          ===========

          At December 31, 2004, the Bank held $4,611,000 in certificates of deposit obtained through the efforts of third party brokers. The weighted average cost of these deposits was 1.92%.

NOTE 6.   ADVANCES FROM FEDERAL HOME LOAN BANK

          Advances from Federal Home Loan Bank ("FHLB") are collateralized by FHLB stock and certain investment securities. Advances from FHLB outstanding at December 31, 2004 and 2003 mature and bear interest as follows:

Maturing In    Amount    Interest Rate   Early Conversion Option Date
-----------  ----------  --------------  ----------------------------
       2007  $3,000,000           2.88%         September 4, 2005
       2012   5,500,000           3.38%         January 31, 2004
             ----------
             $8,500,000
             ==========

          The advances from FHLB contain provisions that give the FHLB the option on the dates noted above to convert the fixed interest rates noted above into floating interest rates based on the three month
          LIBOR rate. The advances from FHLB are secured by certain qualifying loans of approximately $12,472,000, investment securities of $1,998,000 and FHLB stock of $618,000 as of December 31, 2004. At December 31, 2003, investment securities of approximately $7,888,000 were pledged to secure advances from the FHLB.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.   OTHER BORROWINGS

          During 2003, the Company entered into a line of credit agreement with a correspondent bank totaling $1,000,000. Under the agreement, the line accrued interest at the prime interest rate minus 25 basis points with interest payable quarterly and a maturity of August 1, 2015. The facility was collateralized by the stock of the Bank. The line of credit also included certain covenants including requirements to maintain defined levels of tangible net worth, net income and capital. Additionally, the note included limitations on the Company's leveraging and dividend payments. The outstanding balance was repaid and the line was closed in March 2004.

          The Bank also had lines of credit for overnight borrowing of $14,400,000 and $7,400,000 at December 31, 2004 and 2003,
          respectively. At December 31, 2004 and 2003, the Bank had outstanding borrowings on the lines totaling $8,858,000 and $5,864,000, respectively.

NOTE 8.   INCOME TAXES

          The components of income tax expense for the years ended December 31, 2004 and 2003 are as follows:

             2004       2003
          ----------  ---------
Current   $ 376,361   $235,148
Deferred   (139,291)   (36,232)
          ----------  ---------
          $ 237,070   $198,916
          ==========  =========

          The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2004 and 2003 are as follows:

                                                         2004       2003
                                                       ---------  ---------
Pretax income at statutory rate                        $270,628   $222,416
Add (deduct):
   State income taxes, net of federal effect              4,164      9,733
   Increase in cash surrender value of life insurance   (32,780)   (21,572)
   Other                                                 (4,942)   (11,661)
                                                       ---------  ---------
                                                       $237,070   $198,916
                                                       =========  =========

          The following summarizes the components of the net deferred tax asset, included in other assets at December 31, 2004 and 2003:

                                                      2004      2003
                                                    --------  --------
Deferred income tax assets:
  Allowance for loan losses                         $397,362  $291,098
  Pre-opening expenses                                     -    11,405
  Unrealized loss on available-for-sale securities   263,372   160,072
  Deferred compensation                              131,318    34,698
                                                    --------  --------
          Gross deferred tax assets                  792,052   497,273
                                                    --------  --------

Deferred income tax liabilities:
  Premises and equipment                             139,241    87,053
                                                    --------  --------
          Gross deferred tax liabilities             139,241    87,053
                                                    --------  --------

          Net deferred tax asset                    $652,811  $410,220
                                                    ========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

          Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Bank's trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at December 31, 2004 and 2003 varies.

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

                                                 2004         2003
                                              -----------  -----------
Financial instruments whose contract amounts
  represent credit risk:
    Commitments to extend credit              $19,923,000  $19,301,000
    Standby letters of credit                     443,000      166,000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.  EMPLOYEE AND DIRECTOR BENEFIT PLANS

          DEFINED  CONTRIBUTION  PLAN

          The Company sponsors a defined contribution profit-sharing plan that is qualified pursuant to section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer a portion of their income by making contributions into the plan on a pretax basis. The plan provides a matching contribution based on a percentage of the amount contributed by the employee. The plan also provides that the Board of Directors may make discretionary profit-sharing contributions to the plan. During the years ended December 31, 2004 and 2003, the Company contributed approximately $39,900 and $30,200, respectively, to this plan under its matching provisions.

          STOCK OPTION PLAN AND WARRANTS

          The Company sponsors an employee stock option plan for the benefit of key officers and employees. A total of 130,941 shares were reserved for possible issuance under the plan. The options generally vest over a five-year period and expire after ten years.

          In connection with the Company's formation and initial offering, warrants for 201,850 shares were issued to the organizers. The warrants allow each holder to purchase one additional share of common stock for each share purchased in connection with the initial offering and were issued as of the date of issuance of the common stock sold in the offering. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after ceasing to serve as a director, at the initial offering price of $10 per share.

          A summary of activity in the directors' warrants and stock option plans for the years ended December 31, 2004 and 2003 are presented below:

                                       2004                2003
                                -------------------  -------------------
                                         WEIGHTED-            WEIGHTED-
                                          AVERAGE              AVERAGE
                                          EXERCISE             EXERCISE
                                NUMBER     PRICE     NUMBER     PRICE
                                -------  ----------  -------  ----------
Outstanding, beginning of year  272,151  $     9.54  246,730  $     9.11
Granted during the year          35,671       15.41   25,421       13.64
                                -------  ----------  -------  ----------
Outstanding, end of year        307,822  $    10.22  272,151  $     9.54
                                =======  ==========  =======  ==========

Exercisable, end of year        248,349  $     9.20  234,300  $     9.10
                                =======  ==========  =======  ==========

          A summary of options and warrants outstanding as of December 31, 2004 is presented below:

                               Weighted                Options      Weighted
Options          Range of      Average               and Warrants   Average
and Warrants    Price per       Price       Years     Currently      Price
Outstanding       Share       Per Share   Remaining  Exercisable   Per Share
------------  --------------  ----------  ---------  ------------  ----------
     246,730  $  9.09 - 9.55  $     9.11          4       243,265  $     9.11
      61,092   13.64 - 15.49       14.67          9         5,084       13.64
------------  --------------  ----------  ---------  ------------  ----------

     307,822  $ 9.09 - 15.49  $    10.22          5       248,349  $     9.20
============  ==============  ==========  =========  ============  ==========

          The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following assumptions: dividend yield of 0%; risk free interest rates ranging from 4.09% to 4.42% for 2004 and 3.00% for 2003, and an expected life of 10 years. The weighted-average fair value of options granted in 2004 and 2003 was $5.05 and $3.79, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          POST RETIREMENT BENEFITS

          The Company has adopted a defined contribution post retirement benefit plan to provide retirement benefits to certain of the Company's executive officers and directors and to provide death benefits for their designated beneficiaries. Under this plan, single-premium, split-dollar, whole-life insurance contracts totaling approximately $2,288,000 have been purchased on certain executive officers and directors. For the years ended December 31, 2004 and 2003, the Company incurred expenses of $231,000 and $85,000 in connection with this plan.

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

          The Company closed its intrastate offering of common stock on March 23, 2004, having sold 430,000 shares for total proceeds of $6,020,000. The proceeds of the offering will primarily be used to provide additional working capital for the Bank.

NOTE  12.  RELATED  PARTY  TRANSACTIONS

          The Bank conducts transactions with its directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2004 and 2003, there were $4,117,746 and $3,252,388, respectively, of related party deposits. Following is a summary of related party loans:

Balance at December 31, 2003  $ 3,796,746
New Loans/Advances              3,885,108
Less:  Repayments              (2,089,603)
                              ------------
Balance at December 31, 2004  $ 5,592,251
                              ============

NOTE  13.  MISCELLANEOUS  OPERATING  EXPENSES

          Components of other operating expenses which are greater than 1% of interest income and other operating income for the years ended December 31, 2004 and 2003 are as follows:

                          2004      2003
                        --------  --------
Supplies                $ 65,147  $ 65,835
Other outside services   159,236    87,690
Advertising               72,466    59,836
Bookkeeping              160,740   156,227
Data processing          193,693   152,036
BOLI fees                230,524    85,414

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, the Company and Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2004 and 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                    TO BE WELL
                                                              FOR CAPITAL        CAPITALIZED UNDER
                                                                ADEQUACY         PROMPT CORRECTIVE
                                                ACTUAL          PURPOSES         ACTION PROVISIONS
                                           ---------------  ----------------  ----------------------
                                           AMOUNT   RATIO   AMOUNT    RATIO     AMOUNT      RATIO
                                           -------  ------  -------  -------  ----------  ----------
                                                           (DOLLARS IN THOUSANDS)
                                           ---------------------------------------------------------
DECEMBER 31, 2004:
  TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
     CONSOLIDATED                          $15,518   15.0%  $ 8,260     8.0%  $      N/A        N/A
     BANK                                  $14,047   13.6%  $ 8,260     8.0%  $   10,325       10.0%
  TIER I CAPITAL TO RISK WEIGHTED ASSETS:
     CONSOLIDATED                          $14,443   14.0%  $ 4,130     4.0%  $      N/A        N/A
     BANK                                  $12,972   12.6%  $ 4,130     4.0%  $    6,195        6.0%
  TIER I CAPITAL TO AVERAGE ASSETS:
     CONSOLIDATED                          $14,443    9.9%  $ 5,840     4.0%  $      N/A        N/A
     BANK                                  $12,972    8.9%  $ 5,840     4.0%  $    7,300        5.0%

December 31, 2003:
  Total Capital to Risk Weighted Assets:
     Consolidated                          $ 8,707   11.4%  $ 6,086     8.0%  $      N/A        N/A
     Bank                                  $ 9,163   12.1%  $ 6,083     8.0%  $    7,604       10.0%
  Tier I Capital to Risk Weighted Assets:
     Consolidated                          $ 7,905   10.4%  $ 3,043     4.0%  $      N/A        N/A
     Bank                                  $ 8,361   11.0%  $ 3,042     4.0%  $    4,562        6.0%
  Tier I Capital to Average Assets:
     Consolidated                          $ 7,905    6.8%  $ 4,630     4.0%  $      N/A        N/A
     Bank                                  $ 8,361    7.2%  $ 4,628     4.0%  $    5,785        5.0%

          Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. At December 31, 2004, the Bank could pay dividends of approximately $566,000 without prior approval.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  15.  PARENT  COMPANY  FINANCIAL  INFORMATION

                                 BALANCE SHEETS

                           DECEMBER 31, 2004 AND 2003

                                         2004         2003
                                      -----------  ----------
                         Assets
                         ------
Cash and cash equivalents             $ 1,484,759  $  583,664
Investment in Bank                     12,542,679   8,100,323
Other assets                                6,308       6,308
                                      -----------  ----------

                                      $14,033,746  $8,690,295
                                      ===========  ==========

         Liabilities and Shareholders' Equity
         ------------------------------------

Other borrowings                      $         -  $1,000,000
Other liabilities                          20,552      46,104
Shareholders' equity                   14,013,194   7,644,191
                                      -----------  ----------

                                      $14,033,746  $8,690,295
                                      ===========  ==========

                             STATEMENTS OF EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                            2004        2003
                                                          ---------  ----------

Interest income                                           $ 33,932   $  26,701
Other operating expense                                    117,434     132,510
                                                          ---------  ----------

    Loss  before income taxes and equity
       in undistributed earnings of Bank                   (83,502)   (105,809)

Income tax benefit                                          31,499      39,895
                                                          ---------  ----------

    Loss before equity in undistributed earnings of Bank   (52,003)    (65,914)

Equity in undistributed earnings of Bank                   610,898     521,163
                                                          ---------  ----------

    Net earnings                                          $558,895   $ 455,249
                                                          =========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  15.  PARENT  COMPANY  FINANCIAL  INFORMATION  (CONTINUED)

                              STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                              2004          2003
                                                          ------------  ------------
OPERATING ACTIVITIES
  Net earnings                                            $   558,895   $   455,249
  Adjustments to reconcile net earnings to net
    cash (used) provided by operating activities:
    Equity in undistributed earnings of Bank                 (610,898)     (521,163)
    Change in other assets and liabilities                    (25,552)      102,571
                                                          ------------  ------------

        NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES      (77,555)       36,657
                                                          ------------  ------------


INVESTING ACTIVITIES
  Investment in Bank                                       (4,000,000)   (1,000,000)
                                                          ------------  ------------

FINANCING ACTIVITIES
  Proceeds from other borrowings                                    -     1,000,000
  Repayment of other borrowings                            (1,000,000)            -
  Proceeds from issuance of common stock                    6,020,000             -
  Stock issuance costs                                        (41,350)            -
                                                          ------------  ------------

        NET CASH PROVIDED BY FINANCING ACTIVITIES           4,978,650     1,000,000
                                                          ------------  ------------

Net change in cash and cash equivalents                       901,095        36,657

Cash and cash equivalents at beginning of year                583,664       547,007
                                                          ------------  ------------

Cash and cash equivalents at end of year                  $ 1,484,759   $   583,664
                                                          ============  ============

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  16.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

          The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2004 and 2003 are as follows (amounts in thousands):

                                        2004                  2003
                              ----------------------  ----------------------
                              CARRYING    ESTIMATED   CARRYING    ESTIMATED
                               AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                              ---------  -----------  ---------  -----------
Assets:
   Cash and cash equivalents  $   4,814  $     4,814  $   4,372  $     4,372
   Interest-bearing deposits      1,090        1,090        100          100
   Investment securities
      available-for-sale         47,865       47,865     48,096       48,096
   Other investments              1,019        1,019        675          675
   Loans, net                    83,940       83,471     56,783       58,220
   Cash surrender value of
      life insurance              2,288        2,288      2,105        2,105

Liabilities:
   Deposits                     115,294      115,883     94,636       94,528
   Federal funds purchased        8,858        8,858      5,864        5,864
   Advances from Federal
      Home Loan Bank              8,500        7,982      8,500        7,933
   Other borrowings                   -            -      1,000        1,000

                                   CHEROKEE BANKING COMPANY

                                   SELECTED FINANCIAL DATA

                                         2004           2003           2002          2001
                                     -------------  -------------  ------------  ------------
FOR THE YEAR
  Net interest income                $  4,622,350   $  3,440,641   $ 2,996,446   $ 2,230,570
  Provision for loan losses               284,949        194,076       206,496   $   216,634
  Noninterest income                    1,017,246        865,593       778,256       605,584
  Noninterest expense                   4,558,682      3,457,993     2,893,709     2,141,513
  Income taxes (benefit)                  237,070        198,916       244,076      (224,619)
  Net earnings                            558,895        455,249       430,421       702,626

PER COMMON SHARE
  Basic earnings                     $       0.48   $       0.56   $      0.53   $      0.86
  Diluted earnings                           0.44           0.50          0.50          0.86
  Cash dividends declared                       -              -             -             -
  Book value                                11.28           9.41          9.40          8.51

AT YEAR END
  Loans, net                         $ 83,939,597   $ 56,782,597   $43,482,681   $30,598,815
  Earnings assets                     134,988,121    106,455,745    87,383,406    60,664,463
  Assets                              147,509,358    117,943,914    96,931,982    66,360,428
  Deposits                            115,294,148     94,635,613    80,256,835    58,762,746
  Shareholders' equity                 14,013,194      7,644,191     7,635,795     6,911,876
  Common shares outstanding             1,242,515        812,515       812,515       812,515

AVERAGE BALANCES
  Loans                              $ 72,086,944   $ 49,699,865   $39,144,053   $26,715,848
  Earnings assets                     123,561,974     96,480,304    73,967,853    51,145,828
  Assets                              134,738,619    105,710,204    80,740,156    55,734,056
  Deposits                            110,280,329     87,821,829    66,725,025    50,297,666
  Shareholders' equity                 13,637,546      7,381,674     7,239,154     6,597,548
  Weighted average common shares
    outstanding                         1,166,811        812,515       812,515       812,515

KEY PERFORMANCE RATIOS
  Return on average assets                   0.41%          0.43%         0.53%         1.26%
  Return on average
    shareholders' equity                     4.10%          6.17%         5.95%        10.65%
  Net interest margin                        3.74%          3.57%         4.05%         4.36%
  Dividend payout ratio                         -              -             -             -
  Average equity to average assets          10.12%          6.98%         8.97%        11.84%

               MARKET FOR CHEROKEE BANKING COMPANY'S COMMON STOCK;
                              PAYMENT OF DIVIDENDS

The Company's common stock, no par value, is reported on the NASDAQ OTC Bulletin Board under the symbol "CHKJ." The following table is the high and low closing stock price information for the Company's common stock during 2004 and 2003, as reported by NASDAQ:

                        2004            2003
                   --------------  --------------
APPLICABLE PERIOD   HIGH    LOW     HIGH    LOW
-----------------  ------  ------  ------  ------
First Quarter      $19.00  $14.10  $15.25  $13.00
Second Quarter     $15.50  $14.30  $16.00  $13.90
Third Quarter      $15.50  $14.75  $23.00  $16.00
Fourth Quarter     $16.00  $14.75  $21.00  $16.36

The quotations above reflect interdealer prices, without retail mark-ups, mark-downs or commission and may not represent actual transactions.

The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. As of January 1, 2005, the NASDAQ OTC Bulletin Board indicated that reported trading volume for the Company's common stock was 158,902 shares during 2004. Although this reported volume may not reflect total volume during the indicated period due to the possible existence of unreported private sales and purchases among investors, the reported volume would indicate minimal activity in the secondary market for the Company's common stock. The lack of activity in the secondary market for the Company's common stock may materially impact a shareholder's ability to promptly sell Company common stock at a price acceptable to the selling shareholder. According to the Company's transfer agent, there are approximately 856 shareholders of record.

THE COMPANY IS A LEGAL ENTITY SEPARATE AND DISTINCT FROM THE BANK. THE PRINCIPAL SOURCES OF THE COMPANY'S CASH FLOW, INCLUDING CASH FLOW TO PAY
DIVIDENDS TO ITS SHAREHOLDERS, ARE DIVIDENDS THAT THE BANK PAYS TO ITS SOLE SHAREHOLDER, THE COMPANY. STATUTORY AND REGULATORY LIMITATIONS APPLY TO THE BANK'S PAYMENT OF DIVIDENDS TO THE COMPANY AS WELL AS TO THE COMPANY'S PAYMENT OF DIVIDENDS TO ITS SHAREHOLDERS. FOR EXAMPLE, ALL FDIC-INSURED INSTITUTIONS, REGARDLESS OF THEIR LEVEL OF CAPITALIZATION, ARE PROHIBITED FROM PAYING ANY DIVIDEND OR MAKING ANY OTHER KIND OF DISTRIBUTION IF THE INSTITUTION WOULD BE UNDERCAPITALIZED FOLLOWING THE PAYMENT OR DISTRIBUTION. MOREOVER, FEDERAL AGENCIES HAVING REGULATORY AUTHORITY OVER THE COMPANY OR THE BANK HAVE ISSUED POLICY STATEMENTS WHICH PROVIDE THAT BANK HOLDING COMPANIES AND INSURED BANKS SHOULD GENERALLY ONLY PAY DIVIDENDS OUT OF CURRENT OPERATING EARNINGS.

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

                      CORPORATE AND SHAREHOLDER INFORMATION


EXECUTIVE  OFFICERS  OF  CHEROKEE  BANKING  COMPANY

     DENNIS  W.  BURNETTE
          President and Chief Executive Officer of Cherokee Banking Company and Cherokee Bank

     A.  R.  ("RICK")  ROBERTS,  III
          Secretary  of  Cherokee  Banking  Company
          Chief  Financial Officer and Chief Operations Officer of Cherokee Bank

     JOHN  S.  MOREAU
          Senior  Vice  President  and  Chief  Lending  Officer of Cherokee Bank

DIRECTORS  OF  CHEROKEE  BANKING  COMPANY

     DENNIS  W.  BURNETTE
          President and Chief Executive Officer of Cherokee Banking Company and Cherokee Bank

     DR.  WILLIAM  L.  EARLY,  MD
          Physician; Founder, President and Managing Partner, Etowah Regional Medical Services, Inc.

     DR.  ALBERT  L.  EVANS,  JR.
          Science  Division  Chairman,  Chemistry  Teacher,  Etowah  High School

     J.  CALVIN  HILL,  JR.
          President, Gila Distributing-GA, Inc.; President, Gila Properties, Inc. State House Representative (District 16)

     ROGER  M.  JOHNSON
          Attorney; Partner, Bray & Johnson (Attorneys at Law); Partner, Johnson-Kent, LLC; President and Owner, North Street Properties, Inc.

     J.  DAVID  KELLER
          Partner,  Denney-Keller  Investments,  LLC

     WANDA  P.  ROACH
          Real  Estate  Agent,  Century  21-Max  Stancil  Realty

     A.  R.  (RICK)  ROBERTS,  III
          Secretary  of  Cherokee  Banking  Company
          Chief  Financial Officer and Chief Operations Officer of Cherokee Bank

     DONALD  F.  STEVENS
          Chairman of the Board of Directors of Cherokee Banking Company and Cherokee Bank

     EDWIN  I.  SWORDS,  III
          Dentist,  Swords  and  Phelps

Shareholders may obtain, without charge, a copy of Cherokee Banking Company's 2004 Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the period ended December 31, 2004. Written requests should be addressed to Dennis W. Burnette, 1275 Riverstone Parkway, Canton, Georgia 30114.


                             SHAREHOLDER INFORMATION


STOCK TRANSFER AGENT
SunTrust, Atlanta
P.O. Box 4625
Atlanta, GA 30302


REGULATORY AND SECURITIES COUNSEL
Powell Goldstein LLP
One Atlantic Center - 14th Floor
1201 West Peachtree Street, NW
Atlanta, GA 30309


INDEPENDENT AUDITORS
Porter Keadle Moore, LLP
235 Peachtree Street, NE
Suite 1800
Atlanta, GA 30303


ANNUAL SHAREHOLDERS MEETING
April 25, 2005, 5:00 p.m.


Cherokee Bank
1275 Riverstone Pkwy.
Canton, GA 30114
www.cherokeebank.com
--------------------